EXECUTION VERSION

Sale and Purchase Agreement
relating to the sale and purchase of the Elephant Group Business

Dated 29 October 2025
LyondellBasell Industries Holdings B.V. and AEQ Amethyst B.V.

i

ii

Sale and Purchase Agreement
This Agreement is made on 29 October 2025.
among:
(1)LyondellBasell Industries Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in The Netherlands whose registered office is at Delftseplein 27E 3013 AA Rotterdam, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 24344658 (the “Seller”); and
(2)AEQ Amethyst B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in The Netherlands whose registered office is at Strawinskylaan 1647, WTC, Tower 7, 16th Floor, 1077XX Amsterdam, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 97357766 (the “Purchaser”).
Whereas:
(A)The Seller has agreed to transfer or procure the transfer of the Elephant Hive-Down Business (as defined below) to certain of the Target Group Companies and to sell, or procure the sale of, the Sale Securities to the Purchaser and otherwise to assume the obligations imposed on the Seller under this Agreement, in each case on the terms and subject to the conditions of this Agreement.
(B)The Purchaser has agreed to purchase the Sale Securities and to assume the obligations imposed on the Purchaser under this Agreement, in each case on the terms and subject to the conditions of this Agreement.
It is agreed as follows:
1Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply.
1.1Definitions
“2026 Earn Out Period” means the period from the Closing Date until 31 December 2026 (inclusive);
“2027 Earn Out Period” means the period from 1 January 2027 until 31 December 2027 (inclusive);
“2028 Earn Out Period” means the period from 1 January 2028 until 31 December 2028 (inclusive);
“A01 Usage and Support Agreement” means the usage and support agreement relating to the A01 IT system in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and relevant Target Group Companies;
“ACAATA” means the Allocation de cessation anticipée d’activité des travailleurs de l’amiante;

1

“Accounts” means the unaudited pro forma accounts (including the balance sheet and income statement) relating to the Elephant Group Business as at and for the twelve-month period ended on the Accounts Date and contained in the Data Room at document 4.2.12;
“Accounts Date” means 31 December 2024;
“Accounts Relief” means any Relief if and to the extent that it has been shown as an asset in the Closing Statement;
“Adjusted EBITDA” means the consolidated net income of the Target Group Companies and the Purchaser as set forth in the audited group financial statements prepared under IFRS in effect at the Closing Date for the respective Earn Out Period adjusted by excluding any income or gains or adding back any expense or losses as detailed in the following items, as applicable (without duplication and only to the extent included within the calculation of net income):
(i)interest income or interest expense, premium payments, debt discounts, fees, charges, guarantee costs and similar expenses associated with borrowed money, factoring facilities or committed credit facilities (including capitalised interest), amortisation and any rent expense in relation to any sales leaseback arrangement entered after the Closing Date;
(ii)taxes based on income or profits of the Target Group Companies (whether accrued, paid or received in cash or deferred);
(iii)depreciation on non-current tangible assets and amortisation of non-current intangible assets (excluding depreciation of right-of-use assets under IFRS 16);
(iv)any fees, charges, commissions, losses, write-downs, and expenses incurred in connection with any transaction (including the transaction contemplated by this Agreement, but excluding, for the avoidance of doubt, any TSA cost) that is outside of the ordinary course of business of the Target Group Companies, including but not limited to equity offerings, investments, recapitalizations, acquisition or transaction involving the direct or indirect acquisition or disposal of any shares or business. For the avoidance of doubt, any costs or expense in relation to Earn Out Amounts shall be excluded from Adjusted EBITDA;
(v)any gains or losses attributable to sales of non-current assets outside of the ordinary course of business;
(vi)all non-cash gains or losses, charges and expenses, write-offs or write-downs (including but not limited to income, expenses or charges related to any equity-based compensation, reappraisal, revaluation, or write down or impairment of assets, application of any purchase accounting adjustment, earnouts or other contingent obligations incurred in connection with any acquisition or investment), provided that this will not include write-offs related to inventory or accounts receivable recorded in accordance with the Seller’s past practices and IFRS;
(vii)any gains or losses from debt extinguishment;
(viii)all realized or unrealized foreign currency translation or transaction gains or losses (including, without limitation, currency re-measurements of indebtedness and any net losses from hedge agreements for currency exchange risk associated or any other currency-related risks);

2

(ix)all costs, charges and expenses (including interest expense) related to any pension or postretirement benefit or medical plans, long-term and deferred incentive compensation plans, but excluding any ordinary course pension contributions for or on behalf of Employees;
(x)all non-recurring or non-operating charges or expenses (excluding, for the avoidance of doubt, any legal fees), write-offs of any asset in connection with legal matters;
(xi)the amount of any management fees, monitoring, consulting, transaction or advisory fees (including termination fees) and related expenses paid or accrued for payment to the Purchaser or the Purchaser’s Affiliates;
(xii)any supervisory board member (or equivalent governing member’s) fees and related expenses paid or accrued for payment to any supervisory board member (or equivalent governing member);
(xiii)any costs or expenses incurred in connection with the Environmental Contamination that is the subject matter of the Shell Contamination Claim; and
(xiv)any income or expenses in connection with (A) the Shell Contamination Claim and (B) the Grande Bastide Sale Process;
“Affiliate” in respect of any person means any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any other person: (i) the direct or indirect ownership or control of a majority of the (A) ownership interests, or (B) voting power at the general meeting or a similar body, of that person, or (ii) the power, right or ability to directly or indirectly (A) appoint or remove or (B) direct the appointment or removal of, such number of the members of the management board or a similar body of that person to cause the direction of management or policies of such person;
“Aggregate Award” has the meaning given in Clause 9.2.1(ii);
“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and signed or exchanged by email for identification by the Seller’s Lawyers and the Purchaser’s Lawyers with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;
“Annual Free Cash Flow” means an amount equal to (i) the Adjusted EBITDA; less (ii) the Capex, each in respect of the relevant Earn Out Period;
“APS Polymer Supply Agreement” means the polymer supply agreement in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the relevant Target Group Companies;
“Arrangement” includes any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature;
“Asbestos ACAATA Appeal” means, in relation to the administrative decree of 30 October 2022 and registration of the Berre Site on the ACAATA, the administrative action filed by LyondellBasell Holdings France S.A.S. and the French Subsidiaries against the decree and the ACAATA registration;
“Asbestos ACAATA Indemnity” has the meaning given in Clause 8.2.2(iv);

3

“Assumed Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety incurred by any member of the Seller’s Group including, for the avoidance of doubt, in relation to Environmental Contamination, in each case in relation to the Elephant Hive-Down Business (including the Elephant Assets), but other than the Excluded Liabilities;
“Award” has the meaning given in Clause 9.2.1(i);
“Base Amount” has the meaning given in Clause 3.1.1;
“Beneficiary Group” has the meaning given in paragraph 1 of Schedule 17;
“Berre Site” means the Seller’s Group’s site at Berre-l’Étang, France, comprising the three établissements (Raffinerie, Usine Chimique de l’Aubette, Usine Chimique de Berre);
“Berre Commingled Contracts” means the Commingled Contracts listed in Part 6 of Schedule 14;
“Business Claims” means all rights and claims of any member of the Seller’s Group arising at any time whether before or after the Relevant Hive-Down Completion Date exclusively or primarily in relation to the Elephant Assets or any Assumed Liability but excluding:
(i)any rights or claims in respect of any Seller’s Group Insurance Policy (which shall be subject to the provisions of Clause 14); and
(ii)any rights or claims in respect of Taxation,
and “Business Claim” means any one of them;
“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England, The Netherlands or Munich, Germany;
“Business Freehold Properties” means the freehold properties set out in Part 1 of Schedule 3 and “Business Freehold Property” means any one of them;
“Business Leasehold Properties” means the leasehold properties set out in Part 2 of Schedule 3 and “Business Leasehold Property” means any one of them;
“Business Properties” means the Business Freehold Properties and the Business Leasehold Properties and “Business Property” means any one of them;
“Business Receivables” means the book and other debts receivable by or owed to any Relevant Elephant Entity in relation to the Elephant Hive-Down Business at the Relevant Hive-Down Completion Date whether or not yet due or payable (including trade debts, deposits, prepayments and overpayments) and interest thereon;
“Brazilian Antitrust Condition” has the meaning given in Clause 4.1.1;
“Brazilian Competition Law” means Law N. 12,529/2011;
“CADE” means the Administrative Council of Economic Defence;
“Capex” means the cash spent (net of any cash received out of the redundancy or following the turnaround of any asset that is the subject of the relevant capital expenditure) during the Earn Out Period by the Target Group Companies on capital expenditures of the

4

specific type and kind included in document 3.1.5 of the Data Room, which, for the avoidance of doubt, shall exclude any growth capital expenditure other than €17,000,000 VEP capital expenditure set out in document 4.1.8 of the Data Room;
“Capex Budget” means the budget for capital expenditure related to the Elephant Group Business for the period from 2025 to 2029 (inclusive) and available at folder 3.1.13 of the Data Room;
“Carrington Site” means the Seller’s Group’s site at Carrington, United Kingdom;
“Cash Balances” means, in relation to each Target Group Company:
(i)the aggregate of its cash (whether in hand, in transit (including deposited cheques and incoming electronic transfers), or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interest accrued thereon;
(ii)the amount of any costs and expenses (including any reasonable costs and expenses of external advisers but excluding internal personnel costs) incurred prior to Closing by the Target Group Companies in connection with (a) the entry into and maintenance of a Seller’s Facility and/or a Purchaser’s Facility; and/or (b) the provision of a bank guarantee, letter of credit or any other security arrangement under any such Seller’s Facility and/or Purchaser’s Facility (including any fees and interest payable thereunder); and
(iii)cash that is secured in favour of, deposited as collateral with, transferred to or held for the benefit of, a financial institution in whatever form in each case in connection with the provision of bank guarantees, letters of credit or any other security arrangement by or on behalf of the Target Group Companies for the release of Seller Guarantees in substitution for a Seller Guarantee where a Seller Guarantee has been requested by a third party, in each case pursuant to any Seller’s Facility and/or Purchaser’s Facility,
in each case determined in accordance with Schedule 6, but excluding (I) any Restricted Cash and (II) an aggregate amount of cash equal to the aggregate amount of any uncleared cheques, drafts, electronic transfers or similar instruments of, or issued or sent by, any Target Group Company only to the extent the related liability is not included in calculating the Working Capital;
“Catalyst Supply Agreement” means the supply agreement for catalysts in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the relevant Target Group Companies;
“Claim” means a claim against the Seller for breach of or under this Agreement, the Put Option or any Local Transfer Document excluding a claim for breach of or under Clause 7;
“Closing” means the completion of the sale of the Sale Securities pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement;
“Closing Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England, France, Germany, the Netherlands, Spain or the United States of America;
“Closing Date” means the date on which Closing takes place;

5

“Closing Obligation Termination Payments” means the Purchaser Closing Obligation Termination Payment and the Seller Closing Obligation Termination Payment;
“Closing Statement” means the statement to be prepared, and agreed or determined, in accordance with Clause 7 and Schedule 6;
“Commingled Contracts” means all contracts, arrangements and agreements entered into on or prior to Closing, by or on behalf of any member of the Seller’s Group on the one hand and any third party on the other hand, that relate to both the Elephant Group Business and Retained Seller’s Group Business, but excluding any contracts, arrangements or undertakings listed in paragraphs (iii) to (v) of the definition of “Excluded Contracts”;
“Confidentiality Agreement” means the confidentiality agreement dated 11 September 2024 between the Seller and AEQUITA Transactions GmbH pursuant to which the Seller’s Group has made available to the Purchaser’s Group certain confidential information relating to the Elephant Group Business;
“Consideration” has the meaning given in Clause 3.1;
“Contracts” means all legally binding contracts, undertakings, arrangements and agreements entered into prior to the Relevant Hive-Down Completion Date by or on behalf of any member of the Seller’s Group on the one hand and any third party on the other hand, that are exclusively related to the Elephant Hive-Down Business, if and to the extent that at the Relevant Hive-Down Completion Date the same remain to be completed or performed in full or in part, including for the avoidance of doubt the Third Party IPR Licences related to the Elephant Hive-Down Business, but excluding:
(i)the Excluded Contracts;
(ii)this Agreement, the Hive-Down Agreements and the Transaction Documents;
(iii)employment agreements, and other agreements with employees in respect of whom the provisions of Schedule 11 will apply; and
(iv)the Seller’s Group Insurance Policies,
and “Contract” means any one of them;
“Corporate STI” means the LyondellBasell Industries Short-Term Incentive Plan (effective as of 1 March 2023) operated by the Seller’s Parent;
“CP Satisfaction Date” means the date on which notification of fulfilment or waiver of the final outstanding condition set out in Clause 4.1 is made in accordance with Clause 4.2.17;
“CP Satisfaction Termination Payments” means the Purchaser CP Satisfaction Termination Payment and the Seller CP Satisfaction Termination Payment;
“Crude C4 Supply Agreement” means the supply agreement for Crude C4 in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the relevant Target Group Companies;
“CTA 2010” means the Corporation Tax Act 2010;
“Cumulative EBITDA” means (A) for the 2026 Earn Out Period, an amount equal to the Adjusted EBITDA and (B) for the 2027 Earn Out Period and the 2028 Earn Out Period, an

6

amount equal to (i) the Adjusted EBITDA for the relevant Earn Out Period; plus (ii) the Adjusted EBITDA in respect of any previous Earn Out Periods;
“Cumulative Free Cash Flow” means (A) for the 2026 Earn Out Period, an amount equal to the Annual Cash Flow and (B) for the 2027 Earn Out Period and the 2028 Earn Out Period, an amount equal to (i) the Annual Free Cash Flow for the relevant Earn Out Period; plus (ii) the Annual Free Cash Flow in respect of any previous Earn Out Periods;
“Data Protection Authority” means any body responsible for enforcing Data Protection Legislation;
“Data Protection Legislation” means the following, to the extent applicable: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the GDPR and any national law issued under the GDPR; and (c) the UK GDPR, the Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;
“Data Room” means the electronic data room containing documents and information relating to the Elephant Group Business made available by the Seller’s Group as at 6:00 pm (Central European Time) on 4 June 2025 online at https://americas.datasite.com/, the contents of which are listed in the schedule to the Disclosure Letter;
“Delayed Period” has the meaning given in Clause 5.14.3;
“Disclosed” means fairly disclosed in sufficient detail to enable the Purchaser to assess the nature and scope of the matter disclosed;
“Disclosure Documents” means: (i) the Disclosure Letter, and (ii) the PwC Reports;
“Disclosure Letter” means the letter dated on the Put Option Date from the Seller to the Purchaser disclosing:
(i)information constituting exceptions to the Seller’s Warranties; and
(ii)details of other matters expressly referred to in this Agreement;
“Draft Closing Statement” has the meaning given in Clause 7.1;
“Dutch Employment Transfer Agreement” means the agreement for the transfer of certain employees from certain members of the Seller’s Group to the Dutch NewCo in the Agreed Terms;
“Dutch NewCo” has the meaning given in Schedule 1;
“Dutch Notary” means any civil law notary (notaris) of the Seller’s Lawyers, or such civil law notary’s deputy or successor;
“Dutch Transfer Deed” means the Local Transfer Document relating to the transfer of all the issued shares in the capital of the Dutch NewCo;
“Dutch Works Council” has the meaning given in Clause 4.1.7;
“Dutch Works Council Condition” has the meaning given in Clause 4.1.7;
“Earn Out Amounts” means the Tranche A Earn Out Amount and the Tranche B Earn Out Amount;
“Earn Out Certificate” means, in respect of each Earn Out Period, a notice issued by the Purchaser setting out: (i) the Adjusted EBITDA and Annual Free Cash Flow for the Earn

7

Out Period; and (ii) the quantum of the corresponding Tranche A Earn Out Amount (if any) and the Tranche B Earn Out Amount (if any);
“Earn Out Period” means each of the 2026 Earn Out Period, the 2027 Earn Out Period and the 2028 Earn Out Period;
“Effective Time” means 11:59pm (Central European Time) on the day prior to the Closing Date;
“Elephant Assets” means:
(i)the Business Properties (other than the Berre Site);
(ii)the Fixed Assets;
(iii)the Business Receivables;
(iv)the Goodwill;
(v)the Inventory owned or agreed to be acquired by the Relevant Elephant Entities exclusively or primarily in relation to the Elephant Hive-Down Business at the Relevant Hive-Down Completion Date;
(vi)the Moveable Assets;
(vii)the rights of the Seller’s Group arising under the Contracts (subject to Schedule 18);
(viii)the rights of the Seller’s Group arising under the Transferring Commingled Contracts (subject to, and in accordance with, Schedule 18);
(ix)the rights of the Seller’s Group arising under the Polymer Sales Contracts (subject to, and in accordance with, Schedule 18);
(x)the Joint Venture Interests (excluding the interest in Société des Stockages Petroliers du Rhône S.A.);
(xi)the rights of the Relevant Elephant Entities arising under the relevant Seller’s Group IPR Licences;
(xii)the benefit (so far as the same can lawfully be assigned or transferred to the New Entities) of the Business Claims;
(xiii)the benefit of any claim made by the Relevant Elephant Entities for grants exclusively or primarily relating to the Elephant Hive-Down Business from any government, local or public authority to the extent not received prior to the Relevant Hive-Down Completion Date;
(xiv)the Environmental Permits held by the Relevant Elephant Entities for the operation of the Elephant Hive-Down Business;
(xv)the benefit of any Research and Development Projects being carried out by any member of the Seller’s Group which have been developed exclusively for the benefit of the Elephant Hive-Down Business; and
(xvi)all other property, rights, claims and assets owned by the Relevant Elephant Entities and used, enjoyed or exercised exclusively or primarily in relation to the Elephant Hive-Down Business on the Relevant Hive-Down Completion Date,

8

in each case other than the Excluded Assets;
“Elephant Entities” means:
(i)the French Subsidiaries; and
(ii)the Relevant Elephant Entities,
and “Elephant Entity” means any one of them, and, in the context of Schedule 7 only, shall be construed as a reference to such entity to the extent of that entity’s ownership, operation or interest in the Elephant Group Business;
“Elephant Group Business” means the Elephant Hive-Down Business and the business carried on by the French Subsidiaries;
“Elephant Group Management Accounts” means the unaudited consolidated management accounts of the Elephant Group Business prepared by management of the Elephant Group Business;
“Elephant Hive-Down Business” means the businesses of manufacturing olefins and/or polyolefins carried on by the Seller’s Group at the Elephant Sites (other than the Berre Site) and the marketing and sale of those products (but excluding the Retained Business and, for the avoidance of doubt, shall not include the Excluded Assets and the Excluded Liabilities);
“Elephant Sites” means the Business Properties listed in Schedule 3;
“Emissions Trading Allowances” means the EU Emissions Trading Allowances and the UK Emissions Trading Allowances;
“Emissions Trading Scheme” means the European Union’s emissions trading scheme and the United Kingdom’s emissions trading scheme, as applicable;
“Employees” means the employees who are assigned to the Elephant Group Business, including Target Group Company Employees and employees who provide services to the Elephant Group Business whom the Seller has identified to carry out the roles set out in the Employee Organisation Overview as being necessary to continue to support the Elephant Group Business on a standalone basis and “Employee” means any one of them;
“Employee Organisation Overview” means the employee organisation overview in relation to the staffing of the Target Group Companies prepared by the Seller identifying the roles necessary to continue to support the Elephant Group Business on a standalone basis, as contained in folder 10.13 of the Data Room, as amended from time to time in accordance with paragraph 6 of Schedule 11;
“Encumbrance” means any claim, attachment, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing (excluding licences or consents in respect of Intellectual Property Rights);
“Environment”, “Environmental Authority”, “Environmental Law” and “Environmental Permit” have the meanings given in paragraph 10 of Schedule 7;
“Environmental Contamination” means the presence at any time of Hazardous Substances:

9

(i)in soil, groundwater or surface water in, on or under the Business Properties; and/or
(ii)in other soil, groundwater or surface water resulting from the migration of those Hazardous Substances from the Business Properties;
“Environmental Permit Transfers” has the meaning given in Clause 9.3;
“Equity Commitment Letter” means the equity commitment letter delivered by the Equity Investor to the Purchaser and the Seller on the Put Option Date in respect of equity funding to be provided by the Equity Investor to the Purchaser in respect of certain of the Purchaser’s obligations under this Agreement and the Put Option;
“Equity Investor” means AEQUITA SE & Co. KGaA, a company incorporated in Germany whose registered office is at Gabrielenstr. 9, 80636 Munich, Germany;
“ESPP” means the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (as amended and restated effective 28 May 2021) operated by the Seller’s Parent;
“Estimated Cash” means the Seller’s reasonable and good faith estimate of the aggregate of the Target Group Companies’ Cash Balances as at the Effective Time (disregarding the effect of the Seller Contribution made pursuant to Clause 5.12);
“Estimated Net Indebtedness” means €166,629,988;
“Ethylene Supply Agreement” means the ethylene supply agreement in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the relevant Target Group Companies;
“EU Emissions Trading Allowance” means an “allowance” as defined in the EU Emissions Trading Directive;
“EU Emissions Trading Directive” means Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003 (as amended to the Put Option Date) establishing a scheme for greenhouse gas emissions allowance trading and amending Council Directive 96/61/EC;
“EU Emissions Trading Registry” means “registry” as defined in Regulation 2216/2004 of the Commission for a standardised and secured system of registries, as amended by Commission Regulation (EC) No 916/2007 of 31 July 2007 and Commission Regulation (EC) No 994/2008 of 8 October 2008 and Commission Regulation (EU) No 920/2010 of 7 October 2010 and Commission Regulation 1193/2011;
“EUMR Antitrust Condition” has the meaning given in Clause 4.1.2;
“EUMR Regulation” means Council Regulation (EC) 139/2004 of 20 January 2004;
“Excluded Assets” means:
(i)the Cash Balances held by or on behalf of the Relevant Elephant Entities on the Relevant Hive-Down Completion Date in relation to the Elephant Hive-Down Business;
(ii)the Excluded Contracts;
(iii)the benefit of any claim made by the Relevant Elephant Entities for grants from any government, local or public authority not received prior to the Relevant Hive-Down

10

Completion Date other than the benefit of any such claims listed in the Data Room at document 9.4;
(iv)except as provided in Clause 14, the benefit of any claim under a Seller’s Group Insurance Policy;
(v)all Intellectual Property Rights owned by any member of the Seller’s Group;
(vi)any assets specifically excluded under Schedule 16; and
(vii)without prejudice to the provisions in Clause 9.5, any Emissions Trading Allowances, but shall not include any refund of Taxation;
“Excluded Contracts” means collectively, each contract, undertaking, arrangement and agreement entered into on or prior to the Relevant Hive-Down Completion Date by or on behalf of any member of the Seller’s Group which:
(i)is a Retained Commingled Contract (subject to, and in accordance with, Schedule 18);
(ii)is a Retained Polymer Sales Contract (subject to, and in accordance with, Schedule 18);
(iii)is not related to the Elephant Hive-Down Business;
(iv)relates to the licence or lease of any Information Technology; or
(v)is listed in Part 1 of Schedule 14;
“Excluded Liabilities” means:
(i)any liability expressly reserved to any member of the Seller’s Group under this Agreement;
(ii)any liability if and to the extent it relates to an Excluded Asset; and
(iii)all liabilities, duties and obligations of every description whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety incurred by any member of the Seller’s Group which do not in any way relate to the Elephant Hive-Down Business or the Elephant Assets,
but shall not include any liability in respect of Taxation;
“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 6 for the agreement or determination of the Closing Statement is complete;
“Fixed Assets” means the assets listed in Schedule 19;
“Foreign Subsidies Regulation” has the meaning given in Clause 4.1.5;
“French Accounts” means the audited accounts relating to the business of each of the French Subsidiaries (including the balance sheet and income statement) as at, and for the twelve-month period ended on, the French Accounts Date and available at folder 4.4 of the Data Room;

11

“French Accounts Date” means 31 December 2023;
“French CIT Group” means the French tax group set up in accordance with article 223 A et seq. of the French tax code (Code générale des impôts) of which LyondellBasell Holdings France S.A.S. is the parent company (société-mère) and any of the French Subsidiaries forms or has formed part;
“French CIT Group Agreement” means the French CIT group agreement (Convention d’Intégration Fiscale) dated 20 July 2012 governing the French CIT Group;
“French CIT Group Exit Agreement” means the CIT Group Exit Agreement (convention de sortie d’intégration fiscale) to be entered into between LyondellBasell Holdings France S.A.S. and any of the French Subsidiaries member of the French CIT Group in accordance with Clause 2.7;
“French Confirmatory Transfer Agreement” has the meaning given in Clause 2.6;
“French FDI Condition” has the meaning given in Clause 4.1.4;
“French GAAP” means generally accepted accounting principles in France;
“French Seller” means LyondellBasell Holdings France SAS;
“French Shares” means all of the shares held by the French Seller in the French Subsidiaries;
“French Subsidiaries” means the companies set out in paragraph 1 of Schedule 2, and “French Subsidiary” means any one of them;
“French Subsidiaries’ Shell Contamination Settlement Entitlement” has the meaning given in Clause 9.2.1(iii);
“French Subsidiaries’ Shell Contamination Settlement Percentage” has the meaning given in Clause 9.2.1(iv);
“FSR Condition” has the meaning given in Clause 4.1.5;
“Fundamental Warranties” means the warranties set out in paragraphs 1 and 2 of Schedule 7 and “Fundamental Warranty” means any one of them;
“Fundamental Warranty Claim” means a claim against the Seller for breach of a Fundamental Warranty;
“GDPR” means the General Data Protection Regulation (2016/679);
“German NewCo” has the meaning given in Schedule 1;
“German Transfer Agreement” has the meaning given to it in paragraph 2.2.2 of Schedule 5;
“Goodwill” means the goodwill of the Relevant Elephant Entities in relation to the Elephant Hive-Down Business as at the Relevant Hive-Down Completion Date together with the right for the New Entities to represent themselves as carrying on the Elephant Hive-Down Business;
“Grande Bastide Sale Process” means the process in respect of the sale by Compagnie Petrochimique de Berre S.A.S. and Compagnie de Distribution des Hydrocarbures S.A.S. of 230,000 square metres of land at the Berre Site to JMG Partner SAS, pursuant to an

12

agreement between the foregoing parties dated 7 November 2024 and contained in the Data Room at document 7.1.1.4;
“Greenhouse Gas Emissions” means the emissions of greenhouse gases in respect of which the Target Group Companies have an obligation to surrender Emissions Trading Allowances under Environmental Law;
“Hazardous Substance” has the meaning given in paragraph 10 of Schedule 7;
“Hive-Down” means the reorganisation of the Seller’s Group in order to achieve the Hive-Down Objective in accordance with, and subject to, the terms of this Agreement;
“Hive-Down Agreements” means each agreement entered into pursuant to or in connection with this Agreement for the purposes of implementing the Hive-Down or any part of it;
“Hive-Down Completion Date” means the date upon which the transfer of Elephant Hive-Down Business (including Elephant Assets) to a relevant New Entity occurs;
“Hive-Down Objective” means the Elephant Hive-Down Business being in all material respects owned or operated by the New Entities in accordance with, and subject to, the terms of this Agreement;
“Hive-Down Steps Plan” means the steps plan produced by Ernst & Young LLP entitled ‘Project Elephant – Hive-Down Steps Plan’ dated 1 June 2025, a copy of which is set out in document 2.22 of the Data Room, as may be amended from time to time in accordance with Clause 4.2.8;
“Hostalen ACP Licence” has the meaning given in Schedule 13;
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board (IASB), as in effect on the relevant date;
“Indebtedness” means, as of any specified time, without duplication, any obligations for or in respect of:
(i)any borrowed money (but only amounts drawn down under any loan facility, credit agreement, note purchase facility, or similar arrangement);
(ii)any liabilities resulting from factoring arrangements that are with recourse and the Target Group Companies retain the risk of non-payment for the factored receivables (excluding any indebtedness arising out of factoring implemented at the written direction of the Purchaser);
(iii)any deferred purchase price for assets (including any earn-out, deferred consideration, or similar payment obligation), other than trade payables and capital expenditures incurred in the ordinary course of business;
(iv)any liabilities (or assets) arising under derivative contracts, swaps, options or other similar financial instruments;
(v)any (A) accrued interest, or (B) prepayment fees, break costs or penalties, to the extent due and payable, in each case relating to limbs (i) to (iv) (inclusive);
(vi)any declared but unpaid distributions to any member of the Seller’s Group (other than a Target Group Company); and

13

(vii)any tax levied by reference to income, profits, or gains other than taxes which arise (if any) as a result of, out of, or in connection with, the Hive-Down, provided that the following shall be considered as fixed amounts: (a) €150,000,000 for pensions obligations, (b) €14,000,000 for liabilities associated with unused vacation earned in 2022, and (c) €2,629,988 for asset retirement obligations (including cleaning and restoration costs due to the termination of lease contracts);
“Information Technology” means computer systems, communication systems, software and hardware;
“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos and trade dress, rights to sue for passing off and in unfair competition, patents, utility models, rights in inventions, design rights, copyrights and related rights (including rights in computer software), database rights, rights in domain names, URLs and social media accounts, rights in confidential information, trade secrets, and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations;
“Interim Period” means, in respect of any contract or arrangement for the purposes of Schedule 18, the date that is earlier of (i) twelve months following the Closing Date; and (ii) the expiry date of such contract or arrangement;
“Intra-Group Financing Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued and dividends declared or payable but not paid) owed by a Target Group Company to a member of the Seller’s Group (other than to another Target Group Company) as at the Effective Time, but excluding any item which falls to be included in calculating the Target Group Companies’ Cash Balances;
“Intra-Group Financing Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued) owed by a member of the Seller’s Group (other than a Target Group Company) to a Target Group Company as at the Effective Time, but excluding any item which falls to be included in calculating the Target Group Companies’ Cash Balances;
“Intra-Group Trading Payables” means all outstanding or accrued liabilities or obligations in the ordinary and usual course of business, and including interest accrued and VAT on such amounts, owed by a Target Group Company to a member of the Seller’s Group (other than to another Target Group Company) as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them, but excluding any item which falls to be included in calculating the Intra-Group Financing Payables;
“Intra-Group Trading Receivables” means all outstanding or accrued liabilities or obligations in the ordinary and usual course of business, and including interest accrued and VAT on such amounts, owed by a member of the Seller’s Group (other than a Target Group Company) to a Target Group Company as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them, but excluding any item which falls to be included in calculating the Intra-Group Financing Receivables;
“Inventory” means all finished goods held for sale, work-in-progress, raw materials and other supplies to be consumed in the production of goods to be available for sale;

14

“Joint Venture Companies” means the companies listed in paragraph 2 of Schedule 2 and “Joint Venture Company” means any one of them;
“Joint Venture Interests” means the shares held by certain members of the Seller’s Group in the Joint Venture Companies as at the Relevant Hive-Down Completion Date;
“Late Notified Seller Guarantees” has the meaning given in Clause 5.14.4;
“Leakage” has the meaning given in paragraph 1 of Schedule 17;
“Local Bonus Plans” means the cash bonus plans operated by the Seller’s Group at a country-specific level in Italy, Germany, Spain and France (and for the avoidance of doubt does not include the Corporate STI);
“Local Transfer Document” has the meaning given in Clause 2.5;
“Long Stop Date” has the meaning given in Clause 4.3;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;
“LTIP” means the LyondellBasell Industries Long-Term Incentive Plan (as amended and restated 28 May 2021) operated by the Seller’s Parent;
“Moveable Assets” means the plant and machinery, vehicles and other equipment owned by the Relevant Elephant Entities and used exclusively or primarily in relation to the Elephant Hive-Down Business at the Relevant Hive-Down Completion Date;
“Münchsmünster Site” means the Seller’s Group’s site at Münchsmünster, Germany;
“Net Indebtedness” means the aggregate amount as at the Effective Time of all outstanding Indebtedness owed by the Target Group Companies to any third party less any Indebtedness owed by any third party to any Target Group Company (but excluding any item included in respect of any Target Group Companies’ Cash Balances and Working Capital), and, for the purposes of this definition:
(i)“third party” shall include any member of the Seller’s Group (other than the Target Group Companies) but shall exclude any Target Group Company;
(ii)the Intra-Group Financing Payables and Intra-Group Financing Receivables shall only be included as Net Indebtedness if they have not been discharged prior to the Effective Time pursuant to Clause 5.7;
(iii)if all such outstanding amounts owed by the Target Group Companies to any third party are greater than all such outstanding amounts owed by any third party to the Target Group Companies the aggregate amount shall be expressed as a positive number; and
(iv)if all such outstanding amounts owed by the Target Group Companies to any third party are less than all such outstanding amounts owed by any third party to the Target Group Companies the aggregate amount shall be expressed as a negative number;
“New Entities” means the companies and/or partnerships (as applicable) to be established after the Put Option Date in the United Kingdom, Germany, Spain and the Netherlands in relation to the Proposed Transaction, and “New Entity” means any one of them;
“Non-Financial Covenants” has the meaning given in paragraph 1 of Schedule 17;

15

“Non-Financial Covenants Period” has the meaning given in paragraph 1 of Schedule 17;
“Non-Recourse Guarantees” means any guarantees, letters of credit or other security arrangements provided pursuant to a Seller’s Facility;
“Notified Seller Guarantees” means (i) the Seller Guarantees listed in document 2.21 of the Data Room, and (ii) any Seller Guarantee not listed in document 2.21 of the Data Room but notified by the Seller to the Purchaser at least 30 days prior to the Closing Date in accordance with Clause 5.14.2, but excluding any Non-Recourse Guarantees and Late Notified Seller Guarantees;
“Open Roles” means those roles with Target Group Companies marked in the Employee Organisation Overview as being vacant as at the Put Option Date;
“Options” means options over shares in the Seller’s Parent granted under the LTIP;
“Outstanding Claim” means any claim or right of action (whether in contract, tort, debt, equity or otherwise) against a Released Person to the extent it relates to the period prior to Closing (whether or not in existence as of the Closing Date), in each case other than any claim or right of action: (i) in respect of, under or in connection with, any Transaction Document (including for avoidance of doubt, in connection with any claim brought by a third party against any member of the Seller’s Group relating to any liabilities assumed or retained by the Purchaser’s Group on or from Closing under this Agreement); (ii) in connection with any fraud, fraudulent misrepresentation or wilful concealment by the relevant Released Person; (iii) in connection with the breach of any confidentiality obligations owed (whether in respect of the period prior to Closing or otherwise) to any member of the Seller’s Group (whether under employment agreements or otherwise); and/or (iv) in respect of, under or in connection with, the licences of Intellectual Property Rights listed in Schedule 13 and any other arrangements agreed between the Seller and the Purchaser between the Put Option Date and the Closing Date;
“Planned Turnarounds” means:
(i)in respect of the Berre Site, the turnaround due to take place in 2028; and
(ii)in respect of the Münchsmünster Site, the turnaround due to take place in 2027;
“Polymer Sales Contract Assignment” has the meaning given in paragraph 6.1 of Schedule 18;
“Polymer Sales Contracts” means the contracts, undertakings, arrangements and agreements in respect of the sale of polymers by the Elephant Group Business entered into prior to the Relevant Hive-Down Completion Date by or on behalf of the Seller’s Group on the one hand and any of the third parties (or their Affiliates) listed in document 2.20 in the Data Room on the other hand, and in respect of which there are outstanding obligations that remain in effect on and to be performed after the Relevant Hive-Down Completion Date along with such other contracts, undertakings, arrangements or agreements as may be notified by the Seller to the Purchaser in writing following the Put Option Date;
“Proposed Transaction” means the proposed acquisition of the Sale Securities pursuant to, and in accordance with, this Agreement;

16

“Propylene Supply Agreements” means the Propylene Supply Agreement (Ferrara) and the Propylene Supply Agreement (Fos-sur-Mer) (each a “Propylene Supply Agreement”);
“Propylene Supply Agreement (Ferrara)” means the propylene supply agreement relating to the Seller’s Group business at the site in Ferrara, Italy in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the relevant Target Group Companies;
“Propylene Supply Agreement (Fos-sur-Mer)” means the propylene supply agreement relating to the Seller’s Group business at the site in Fos-sur-Mer, France in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the relevant Target Group Companies;
“PSUs” means performance share units over shares in the Seller’s Parent granted under the LTIP;
“Purchaser Announcement” means the announcement to be made by the Purchaser’s Group on or about the Put Option Date;
“Purchaser Contribution” has the meaning given in Clause 8.1.1;
“Purchaser Elephant Group” has the meaning given in paragraph 1 of Schedule 17;
“Purchaser’s Business Plan” means the four-year business plan prepared by the Purchaser in respect of the Purchaser’s operation of the Elephant Group Business as a whole which shall apply with effect from Closing, a copy of which shall be delivered by the Purchaser to the Seller on the Put Option Date;
“Purchaser’s Controlled Group” means the Purchaser and any person from time to time controlled by the Purchaser, under common control with the Purchaser or which controls the Purchaser (defining “control”, “controls”, and “controlled” in accordance with Section 450 CTA 2010), other than the Target Group Companies;
“Purchaser’s Facilities” has the meaning given in Clause 5.14.5;
“Purchaser’s Group” means:
(i)the Purchaser; and
(ii)each of the Purchaser’s Affiliates (including (i) the Target Group Companies, following Closing, (ii) AEQUITA SE & Co. KGaA and (iii) AEQUITA Management SE solely when acting in its capacity as general partner of AEQUITA SE & Co. KGaA), but excluding (A) AEQUITA Management SE when acting in any capacity other than as the general partner of AEQUITA SE & Co. KGaA; and (B) any other portfolio company of the Purchaser or the Purchaser’s Affiliates;
“Purchaser’s Lawyers” means Noerr PartG mbB, Brienner Str. 28, D-80333 Munich, Germany;
“Purchaser’s Relief” means:
(i)any Accounts Relief; or
(ii)any Relief if and to the extent that it arises to a Target Group Company:
(a)in respect of a Tax Period beginning after Closing; or

17

(b)in respect of a Straddle Period if and to the extent that it would be treated as arising after Closing on the basis of the apportionment specified in Clause 1.16; or
(c)in respect of an Arrangement occurring or deemed to have occurred after Closing; or
(iii)any Relief attributable to any member of the Purchaser’s Controlled Group;
“Put Option” means the put option deed entered into between the Seller and the Purchaser on the Put Option Date;
“Put Option Date” means 5 June 2025;
“Put Option Surviving Clauses” means paragraphs 10 (Confidentiality), 11 (References to the provisions of the SPA), 12 (Governing Law and Submission to Jurisdiction) and 13 (Appointment of Process Agent) of the Put Option;
“PwC Reports” means the reports (and any information contained therein) produced by PricewaterhouseCoopers Advisory N.V. in respect of the Proposed Transaction and made available to the Purchaser, any member of the Purchaser’s Group and/or its or their advisers prior to the Put Option Date;
“REACH” means EU Regulation 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (as amended, updated or replaced from time to time);
“REACH Approvals” means any pre-registrations, registrations, approvals, notifications, exemptions and/or authorisations required under REACH and/or UK REACH in connection with the Elephant Group Business or otherwise with the supply, use, transportation, import, manufacture, formulation and placing on the market of the Elephant Group Business’s products;
“Related Persons” has the meaning given in paragraph 1 of Schedule 17;
“Released Person” means the Target Group Companies and the managing directors (or local equivalent), supervisory directors (or local equivalent) and employees of each Target Group Company (in each case, acting in such capacity) as of the Closing Date;
“Relevant Contracts” means the certain contracts, undertakings, arrangements or agreements that relate exclusively to the Elephant Group Business listed in Part 3 of Schedule 14, along with such other contracts, undertakings, arrangements or agreements as may be notified by the Seller to the Purchaser in writing following the Put Option Date;
“Relevant Elephant Entities” means:
(i)Basell Polyolefins UK Limited;
(ii)Basell Poliolefinas Ibérica S.L.;
(iii)Basell Polyolefine GmbH; and
(iv)Basell Sales & Marketing Company B.V. (“BSM”),
and “Relevant Elephant Entity” means any one of them and, in the context of Schedule 7 only, shall be construed as a reference to such entity to the extent of that entity’s ownership, operation or interest in the Elephant Hive-Down Business and/or the Elephant Assets;

18

“Relevant Employer” means the employer of an Employee who is not a Target Group Company Employee;
“Relevant Hive-Down Completion Date” means, in respect of any jurisdiction, the Hive-Down Completion Date on which the relevant transfer of the Elephant Hive-Down Business to the relevant New Entity takes place;
“Relevant Sellers” means each of the entities whose names are set out in column 1 of Schedule 1, each a “Relevant Seller”;
“Relief” includes any right to repayment of Taxation from a Tax Authority (including for these purposes any right to payment of an amount in respect of VAT from a Tax Authority) and any relief, loss, allowance, set-off or credit in respect of Taxation and any deduction in computing or against Taxation or profits for Taxation purposes;
“Reporting Accountants” means Deloitte or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, KPMG or another internationally recognised independent accounting, consulting or valuation firm to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement;
“Representatives” means, with respect to any person, that person’s managing directors (or local equivalent), supervisory directors (or local equivalent), officers, employees and agents acting in such capacity;
“Research and Development Project” means any engineering or process improvement project developed for or applied to the Fixed Assets;
“Restricted Cash” means any cash, cash equivalents or cash deposits of the Target Group Companies (a) required to be held as security, margin or collateral (other than in the ordinary course of business or pursuant to, or in connection with, the terms of any guarantee facility, letter of credit or similar arrangement entered into by or on behalf of any Target Group Company in connection with the release or substitution of any Seller Guarantees under the Seller’s Facilities and/or the Purchaser’s Facility pursuant to Clause 5.14); or (b) held in escrow;
“Retained Business” means the manufacturing of olefins and/or polyolefins (excluding polypropylene compounds) carried on by the Seller’s Group from the following locations, including the sale and marketing of products so manufactured at those locations:
(i)Milton Keynes, UK;
(ii)each of Wesseling, Knapsack, Frankfurt and Ludwigshafen, Germany; and
(iii)Brindisi, Italy;
“Retained Commingled Contracts” means the Commingled Contracts which are not Transferring Commingled Contracts, and “Retained Commingled Contract” means any one of them;
“Retained Distribution Agreements” means the Commingled Contracts listed in Part 4 of Schedule 14 along with such other Commingled Contracts as may be notified by the Seller to the Purchaser in writing following the Put Option Date;
“Retained Polymer Sales Contract” has the meaning given in paragraph 7.1 of Schedule 18;

19

“Retained Seller’s Group Business” means the business and activities of the Seller’s Group but excluding the Elephant Group Business;
“Retained Swap Contracts” means the Commingled Contracts listed in Part 5 of Schedule 14 along with such other Commingled Contracts as may be notified by the Seller to the Purchaser in writing following the Put Option Date;
“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit provided or to be provided in connection with past service, retirement or death of any Target Group Company Employee;
“RSUs” means restricted share units over shares in the Seller’s Parent granted under the LTIP;
“Sale Securities” means all of the Shares;
“Seller Announcement” means the announcement to be made by the Seller’s Group on or about the Put Option Date;
“Seller Guarantees” means the security, guarantees, letters of credit or other credit support given to a third party by or binding upon the Seller or any member of the Seller’s Group in respect of the Assumed Liabilities, the Elephant Hive-Down Business (including the Elephant Assets), the Elephant Group Business or in respect of a liability of the Target Group Companies and which are outstanding from time to time;
“Seller Retirement Benefit Arrangement” has the meaning given in paragraph 1 of Schedule 4;
“Seller’s Facilities” means any facilities obtained by or on behalf of any Target Group Companies from a third party finance provider in accordance with Clause 5.14 for the purpose of the provision of guarantees, letters or credit or any other security arrangement solely for the purpose of releasing the Seller or any member of the Seller’s Group from the Seller Guarantees or in substitution of a Seller Guarantee where a Seller Guarantee has been requested by a third party, and “Seller’s Facility” means any one of them.
“Seller’s Group” means the Seller and its holding companies and subsidiaries and any subsidiary of any such holding company from time to time (but excluding the Target Group Companies from Closing);
“Seller’s Group Incentive Awards” means awards, options or entitlements granted under the Corporate STI, LTIP and/or ESPP;
“Seller’s Group Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group), other than Target Group Insurance Policies, maintained by the Seller’s Group under which, immediately prior to the Closing Date, any Target Group Company is entitled to any benefit, and “Seller’s Group Insurance Policy” means any one of them;
“Seller’s Group IPR Licences” means the licences of Intellectual Property Rights granted, or to be granted, by members of the Seller’s Group to the Elephant Entities in relation to the Elephant Group Business set out in paragraph 1 of Schedule 13, in each case as amended or supplemented by agreement between the Seller and the Purchaser from time to time;
“Seller’s Group Trade Marks” means (i) all trade marks, service marks, rights in trade names, business names, logos, get-up, ‘look and feel’ and trade dress (in each case,

20

whether or not registered) owned by any member of the Seller’s Group as at Closing (including any product names and product grade names) and (ii) any marks, signs, names, logos or trade dress which are confusingly similar thereto or dilutive thereof;
“Seller’s Lawyers” means Linklaters LLP of One Silk Street, London, EC2Y 8HQ;
“Seller’s Parent” means LyondellBasell Industries N.V.;
“Seller’s Pro Rata Share” means the number of days between 1 January and the Closing Date divided by 365;
“Seller’s Shell Contamination Settlement Entitlement” has the meaning given in Clause 9.2.1(v);
“Seller’s Shell Contamination Settlement Percentage” has the meaning given in Clause 9.2.1(vi);
“Seller’s Warranties” means the warranties given by the Warrantor pursuant to Clause 10 and Schedule 7 and “Seller’s Warranty” means any one of them;
“Senior Employee” means any employee listed by role in Schedule 12, the details of the employees who are on the Put Option Date proposed to be appointed to such roles are set out in the Data Room at folder 10.7.7, and includes any employee who may be identified on or prior to Closing to fill any such role which is open or replace an employee who holds any such role;
“Separation Plan Principles” means the principles set out in Schedule 15;
“Shared Copyright” has the meaning given in Clause 8.7.2;
“Shares” means: (i) all the issued shares in the capital of the Target Group Companies; and (ii) any new shares issued by the New Entities in accordance with the Hive-Down;
“Shell Contamination Claim” has the meaning given in Clause 9.2.1;
“Spain NewCo” has the meaning given in Schedule 1;
“Spanish Transfer Deed” has the meaning given in paragraph 2.2.4 of Schedule 5;
“Straddle Period” means any period relevant for Taxation purposes of each Target Group Company commencing on or before the Closing Date but ending after the Closing Date;
“Supply Agreements” means:
(i)the Catalyst Supply Agreement;
(ii)the Crude C4 Supply Agreement;
(iii)the Ethylene Supply Agreement;
(iv)the APS Polymer Supply Agreement; and
(v)the Propylene Supply Agreements;
“Surviving Clauses” means Clauses 1, 4.3.3 to 4.3.5 (inclusive), 6.8, 11, 12, 13, 15.4 to 15.6 (inclusive) and 15.8 to 15.20 (inclusive) and “Surviving Clause” means any one of them;
“Target Group Companies” means:
(i)the New Entities; and

21

(ii)the French Subsidiaries,
and “Target Group Company” means any one of them;
“Target Group Companies’ Cash Balances” means the aggregate amount of the Cash Balances held by or on behalf of the Target Group Companies at the Effective Time;
“Target Group Company Employees” means individuals having a contract of employment with a Target Group Company and “Target Group Company Employee” means any one of them;
“Target Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the Target Group Companies and “Target Group Insurance Policy” means any one of them;
“Target Working Capital” means an amount equal to €297,000,000;
“Tarragona Site” means the Seller’s Group’s site at Tarragona, Spain;
“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and irrespective of the person to whom those amounts are directly or primarily chargeable and all penalties, charges, surcharges, fines and interest relating to those amounts;
“Tax Authority” means any taxing or other government, state or municipality or any local, state, federal or other authority, body or official in any jurisdiction exercising a fiscal, revenue, customs or excise function competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Tax Period” means, in respect of each Target Group Company, any period in respect of which Taxation is assessed or charged on that Target Group Company;
“Technical Services Agreements” means the technical services agreements in the Agreed Terms to be entered into on or around Closing between a member of the Seller’s Group and the Purchaser or the relevant Target Group Companies;
“Third Party Claim” has the meaning given in Clause 12.5;
“Third Party Consents” means all consents and/or waivers from relevant counterparties that the Seller reasonably determines, after consultation with the Purchaser, to be necessary:
(i)for the assignment, transfer or novation of any Relevant Contract to a Target Group Company; and/or
(ii)under any Relevant Contract in relation to the change of control of a Target Group Company arising from the completion of the Proposed Transaction, and “Third Party Consent” means any one of them;
“Third Party IPR Licences” means the licences of Intellectual Property Rights and/or rights to use Intellectual Property Rights granted by third parties to Elephant Entities in

22

relation to the Elephant Group Business set out in paragraph 2 of Schedule 13, in each case as amended or supplemented from time to time;
“Tranche A Earn Out Amount” means the amount (if any) calculated in accordance with Part 1 of Schedule 10 or, if a Seller’s Disagreement Notice has been issued, agreed or determined in accordance with Clause 3.5.4;
“Tranche B Earn Out Amount” means the amount (if any) calculated in accordance with Part 2 of Schedule 10 or, if a Seller’s Disagreement Notice has been issued, agreed or determined in accordance with Clause 3.5.4;
“Transaction Documents” means this Agreement, the Disclosure Letter, the Equity Commitment Letter, the Put Option, the Transitional Services Agreement, the Supply Agreements, the Transitional Trade Mark Licence, the Technical Services Agreements, the A01 Usage and Support Agreement, the Hostalen ACP Licence, and all documents entered into pursuant to this Agreement (including the Hive-Down Agreements and any Local Transfer Documents) and “Transaction Document” means any one of them;
“Transfer Regulations” means: (i) in respect of the UK, the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended); and (ii) for other jurisdictions, the local legislation implementing the terms of the Acquired Rights Directive (Council Directive 2001/23/EC);
“Transfer Tax” means any stamp duty, stamp duty reserve tax, stamp duty land tax, transfer tax, registration tax or any other similar Tax in any jurisdiction;
“Transferring Allowances” means a number of Emissions Trading Allowances equal to:
(i)the actual Greenhouse Gas Emissions of the Elephant Group Business in the year in which Closing occurs up to and including the Closing Date less the Seller’s Pro Rata Share of the number of EU Emissions Trading Allowances and UK Emissions Trading Allowances (as the case may be) that are scheduled to be issued for free to the Target Group Companies in the calendar year in which the Target Group Companies are required to surrender the relevant Emissions Trading Allowances in respect of the year in which Closing occurred; plus
(ii)where Closing occurs between 1 January and the date on which the obligation to surrender Emissions Trading Allowances for the relevant Emissions Trading Scheme is met for the relevant operator holding account, the Greenhouse Gas Emissions of the Elephant Group Business in the calendar year ending prior to the calendar year in which Closing occurs (less 100 per cent. of any Emissions Trading Allowances that are scheduled to be issued for free to the Target Group Companies after the Closing Date in the calendar year in which Closing occurs);
“Transferring Commingled Contracts” means the Commingled Contracts listed in Part 2 of Schedule 14, along with such other Commingled Contracts as may be notified by the Seller to the Purchaser in writing following the Put Option Date, and “Transferring Commingled Contract” means any one of them;
“Transferring Commingled Contract Separation” has the meaning given in paragraph 3.1 of Schedule 18.
“Transitional Services Agreement” means the agreement between the Seller and the Purchaser dated on or about the Put Option Date, in respect of the provision of certain

23

services by the Seller’s Group to the Target Group Companies and by the Target Group Companies to the Seller’s Group;
“Transitional Trade Mark Licence” means the transitional trade mark licence agreement between the Seller and each Target Group Company, in the Agreed Terms, to be entered into at Closing, relating to the Target Group Companies’ limited use of the certain Seller’s Group Trade Marks after Closing;
“Turkish Antitrust Condition” has the meaning given in Clause 4.1.3;
“UK Emissions Trading Allowance” means an “allowance” as defined in the UK Greenhouse Gas Emissions Trading Scheme Order 2020 (SI 2020/1265);
“UK Emissions Trading Registry” means “registry” as defined in the UK Greenhouse Gas Emissions Trading Scheme Order 2020 (SI 2020/1265);
“UK GDPR” means the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018;
“UK NewCo” has the meaning given in Schedule 1;
“UK REACH” means REACH, as retained in UK law by the European Union (Withdrawal) Act 2018 and subsequently amended by statutory instrument (as amended, updated or replaced from time to time);
“VAT” means: (i) within the UK, any value added tax imposed by the VAT Act 1994; (ii) within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC; and (iii) outside the UK and the European Union, any similar Taxation levied by reference to added value or sales;
“Warrantor” means the Seller;
“Warranty Claim” means a claim against the Warrantor for breach of any Seller’s Warranty;
“Working Capital” means the amount of the working capital of the Target Group Companies (excluding Cash Balances and Indebtedness) at the Effective Time as derived in accordance with Schedule 6; and
“Working Capital Adjustment” means the amount to be paid pursuant to Clause 7.3.1.
1.2Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.
1.3References to persons and companies
References to:
1.3.1a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and
1.3.2a company include any company, corporation or body corporate, wherever incorporated.

24

1.4References to subsidiaries and holding companies
The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.
1.5Connected persons
A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 of CTA 2010.
1.6Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.
1.7Reference to documents
References to any document (including this Agreement and any document in the Agreed Terms), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.
1.8Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.
1.9Legal Terms
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
1.10Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.
1.11Meaning of “to the extent that” and similar expressions
In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.
1.12Currency Conversion
Except (i) as otherwise stated in this Agreement and (ii) in relation to Clause 6.3, Clause 7 and Schedule 6, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.12:
“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date that is two Business Days prior to the Relevant Date

25

as quoted by Refinitiv Eikon or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and
“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:
(i)for the purposes of Clause 5, the Put Option Date; and
(ii)for the purposes of the monetary amounts set out in Schedule 7, the Put Option Date.
1.13Time and Date
Any reference to a time or date shall be construed as a reference to the time or date prevailing in London, England.
1.14References to “on an after-Tax basis”
Where any indemnity or other payment obligation (a “Payment”) is expressed to be calculated “on an after-Tax basis”, the Payment shall be calculated in such a manner as will ensure that, after taking into account:
1.14.1the timing of and amount by which any liability to Tax of the recipient of that Payment is actually increased as a result of the receipt of that Payment (or would have been increased but for the use or set-off of a Tax relief that does not result from the matter giving rise to that Payment);
1.14.2the timing and amount of any Relief to the extent resulting from the Payment as such or the matter giving rise to that Payment; and
1.14.3any Tax required to be deducted or withheld from the Payment, the recipient of the Payment is in no better and no worse after-Tax financial position than that in which it would have been if the matter giving rise to the Payment had not occurred (or, in the case of a Payment arising by reference to a matter affecting a member of the Seller’s Group other than the Seller as the recipient of the Payment (or a member of the Purchaser’s Group other than the Purchaser as the recipient of the Payment), the recipient of the Payment and that other person are, taken together, in the same after-Tax financial position as that in which they would have been had the matter giving rise to the Payment not occurred).
1.15References to “indemnify”, “compensate” or “reimburse”
Unless specified to the contrary:
1.15.1references to the Purchaser indemnifying, compensating or reimbursing the Seller shall constitute undertakings by the Purchaser to the Seller for itself and on behalf of the Seller’s Group (including the Relevant Seller); and
1.15.2to the extent that the obligation to indemnify, compensate or reimburse relates to any Sale Securities or other assets or liabilities transferred by a Relevant Seller to the Purchaser pursuant to the Local Transfer Documents: (a) references to the Purchaser indemnifying, compensating or reimbursing the Seller shall constitute undertakings by the Purchaser to pay an amount to the Seller (on behalf of the Relevant Seller) to indemnify, compensate or reimburse the Relevant Seller; and

26

(b) references to the Seller indemnifying, compensating or reimbursing the Purchaser shall constitute undertakings by the Seller to indemnify, compensate or reimburse the Purchaser on behalf of the Relevant Seller.
1.16Closing deemed to be the end of a Tax Period
If there is a dispute between the Seller and the Purchaser about whether the Taxation or Relief arose (i) in respect of an Arrangement occurring or deemed to have occurred before, on or after Closing; or (ii) by reference to profits earned, accrued, received or otherwise recognised before, on or after Closing, then the Seller and the Purchaser agree that, for the purposes of resolving such dispute only, Closing shall be deemed to be the end of a Tax Period, and the matter shall be determined by applying the accounting policies and practices adopted by the Target Group Company concerned which have effect on Closing to the Arrangement or profits in question.
2Sale and Purchase of the Sale Securities
2.1Sale and Purchase of the Sale Securities
2.1.1The Seller shall sell or shall procure the sale of, and the Purchaser shall purchase, the Sale Securities.
2.1.2The Seller shall sell the Sale Securities, or (where relevant) shall procure that the Sale Securities are sold free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).
2.2Employees and the Seller Retirement Benefit Arrangements
2.2.1The provisions of Schedule 11 shall apply in respect of the Employees.
2.2.2The provisions of Schedule 4 shall apply in respect of the Seller Retirement Benefit Arrangements.
2.3Taxation
The provisions of Schedule 9 shall apply in respect of Taxation and take effect from Closing, save if and to the extent that it relates to any document in relation to Tax to be prepared by the Seller in relation to the Hive-Down, in respect of which it shall apply from the date of this Agreement.
2.4Contractual Arrangements
The provisions of Schedule 18 shall apply in respect of the Relevant Contracts, Commingled Contracts, Polymer Sales Contracts, Retained Swap Contracts and Berre Commingled Contracts.
2.5Local Transfer Documents
2.5.1On Closing, the Seller shall execute or procure the execution of and the Purchaser shall execute such agreements, transfers, conveyances and other documents, as may be required pursuant to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser, to implement the transfer of the Sale Securities on Closing (the “Local Transfer Documents” and each, a “Local Transfer Document”). The Seller and the Purchaser do not intend this Agreement

27

to transfer title to any of the Sale Securities. Title shall be transferred by the applicable Local Transfer Document. The Local Transfer Documents shall be in Agreed Terms.
2.5.2If and to the extent that the provisions of a Local Transfer Document are inconsistent with or (except if and to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:
(i)the provisions of this Agreement shall prevail; and
(ii)so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted to the extent necessary to give effect to the provisions of this Agreement.
2.5.3If there is an adjustment to the Consideration under Clause 7.3 of this Agreement which relates to a Target Group Company which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the laws of the relevant jurisdiction, the Seller shall enter or shall procure the entry into of and the Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.
2.5.4Each of the Seller and the Purchaser shall not, and shall procure that the Seller’s Group or the Purchaser’s Group (as relevant) shall not, bring any claim against the other in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Sale Securities in accordance with this Agreement.
2.6French Confirmatory Transfer Agreement
2.6.1Prior to Closing, the Seller and the Purchaser shall agree the form of a confirmatory transfer agreement (acte réitératif) relating to the transfer of the French Shares by the French Seller to the Purchaser for French registration duty purposes (the “French Confirmatory Transfer Agreement”).
2.6.2To the extent there is any conflict between the Local Transfer Document with respect to the French Shares and the French Confirmatory Transfer Agreement, the Local Transfer Document with respect to the French Shares shall prevail.
2.6.3At Closing the Purchaser shall execute three (3) original copies of (or, if agreed by the Parties, electronically sign) of the French Confirmatory Transfer Agreement and shall subsequently perform the registration of the French Confirmatory Transfer Agreement with the French tax authorities and pay French registration duties (droits d’enregistrement) to the French tax authorities in accordance with Clause 15.12.
2.7French CIT Group Exit Agreement
On Closing, the Seller and the Purchaser shall procure the execution the French CIT Group Exit Agreement in the form provided for in Schedule 20 by LyondellBasell Holdings France SAS and each of the French Subsidiaries that is a member of the French CIT Group.

28

3Consideration
3.1Amount
The consideration for the purchase of the Sale Securities under this Agreement and the Local Transfer Documents shall be an amount in Euros equal to:
3.1.1€166,629,996 (the “Base Amount”);
plus
3.1.2the Target Group Companies’ Cash Balances less the Agreed Seller Contribution Amount;
minus
3.1.3the Net Indebtedness;
plus or minus
3.1.4the Working Capital Adjustment;
(the “Initial Consideration”)
plus
3.1.5the Earn Out Amounts,
(together the “Consideration”).
3.2Payment of Consideration
3.2.1The Initial Consideration shall be paid or settled by way of cash payments pursuant to Clauses 5.12, 6.3 and 7.3.
3.2.2The Earn Out Amounts shall be paid by way of cash payments in accordance with Schedule 10.
3.2.3The Seller and the Purchaser agree and acknowledge that, at the time that the Consideration is paid pursuant to this Agreement, the Consideration allocable to the Sale Securities being sold by a particular Relevant Seller (under the relevant Local Transfer Document, as the case may be) may result in the Purchaser, in some cases, owing amounts to the Seller (on behalf of the Relevant Seller), and in other cases the Seller (on behalf of the Relevant Seller) owing amounts to the Purchaser in accordance with the terms of this Agreement. The Seller and the Purchaser intend that such amounts shall be net settled (and, for the avoidance of doubt, without any waiver of any amount owed) such that the Purchaser will pay a net amount to the Seller (on behalf of the Relevant Sellers) or vice versa (as applicable) (“Net Settlement”). To this end, the Seller and the Purchaser shall, and the Seller shall procure that the Relevant Sellers shall, cooperate and use reasonable endeavours between the date of this Agreement and Closing to agree the form of a net settlement agreement to be entered into on or before Closing to effect such Net Settlement (the “Net Settlement Agreement”).
3.2.4For the avoidance of doubt, all payments made by or to the Seller in accordance with this Clauses 3.2, 3.5, 7.3, 7.4, 8.8 and 9.2 are, in accordance with Clause 15.9.1, made or received (as applicable) for and on behalf of each applicable Relevant Seller and shall discharge any corresponding payment obligations of the

29

Relevant Sellers or the Purchaser (as applicable) under the Local Transfer Documents.
3.3Allocation of Consideration
3.3.1The Base Amount shall be allocated to the Sale Securities as set out in Schedule 1.
3.3.2The amount of Initial Consideration allocated to the relevant Sale Securities for each Target Group Company shall be determined by taking the Base Amount allocated to that Target Group Company (in accordance with Clause 3.3.1) and:
(i)adding the Target Group Companies’ Cash Balances attributable to that entity less the amount of the Agreed Seller Contribution Amount allocated to that Target Group Company pursuant to Clause 5.12;
(ii)deducting the Net Indebtedness attributable to that Target Group Company; and
(iii)adding or deducting the Working Capital Adjustment attributable to that Target Group Company.
3.3.3The Earn Out Amounts shall be allocated to the Sale Securities on a just and reasonable basis, taking into account OECD transfer pricing principles.
3.4Treatment of Payments
3.4.1If any payment is made or procured to be made by the Seller or a Relevant Seller to the Purchaser (or vice versa) in respect of any claim for any breach of this Agreement, the Put Option or any Local Transfer Document or pursuant to an indemnity or covenant to pay under this Agreement, the Put Option or any Local Transfer Document (or any agreement entered into under this Agreement, the Put Option or any Local Transfer Document), or pursuant to Clauses 8.8 (Grande Bastide Sale Process) or 9.2 (Shell Contamination Claim) or paragraphs 5.1.3 and 5.1.5 of Schedule 11, the payment shall, if and to the extent permitted by law, be treated as an adjustment of the Consideration paid by the Purchaser for the particular Sale Securities.
3.4.2If:
(i)the payment and/or claim relates to the Sale Securities in more than one Target Group Company, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the Sale Securities in the Target Group Companies concerned by reference to the proportions in which the Consideration is allocated in accordance with Clause 3.3; or
(ii)the payment and/or claim relates to no particular Sale Securities in any Target Group Company, it shall be allocated rateably to the Sale Securities by reference to the proportions in which the Consideration is allocated in accordance with Clause 3.3, and in each case the Consideration shall be deemed to have been reduced by the amount of such payment.

30

3.5Earn Out
3.5.1The Purchaser shall:
(i)no later than 20 days following the date on which the audited group financial statements of the Target Group Companies and the Purchaser for each Earn Out Period are approved:
(a)deliver to the Seller copies of the audited financial statements and the Elephant Group Management Accounts of the Target Group Companies for the relevant Earn Out Period;
(b)prepare and deliver to the Seller the Earn Out Certificate; and
(ii)procure that the Seller, subject to reasonable notice, is given reasonable access to the Target Group Companies senior management and its representatives to discuss the Elephant Group Management Accounts and the Earn Out Certificate.
3.5.2No later than 30 days of the date of receipt of the Earn Out Certificate, the Seller shall serve notice on the Purchaser that either:
(i)the Earn Out Certificate is agreed; or
(ii)the Earn Out Certificate is not agreed, in which case such notice (a “Seller’s Disagreement Notice”) shall set out in reasonable detail:
(a)those amounts with which the Seller disagrees (the “Disputed Items”);
(b)to the extent reasonably possible, the quantum (in the Seller’s reasonable opinion) of such amounts; and
(c)the reasons why the Seller disagrees with those amounts.
3.5.3If the Seller:
(i)notifies the Purchaser in accordance with Clause 3.5.2(i) above that the Earn Out Certificate is agreed; or
(ii)fails to give notice to the Purchaser as required by Clause 3.5.2 above, the Earn Out Certificate shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such notice is served or the next date after the last date on which such notice could be validly served (as appropriate).
3.5.4If the Seller serves a Seller’s Disagreement Notice in accordance with Clause 3.5.2(ii) above, the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Earn Out Certificate and, if they are unable to do so within 20 days of such notification, the Seller or the Purchaser may by notice to the other require that the Earn Out Certificate be referred to a firm of independent accountants as may be agreed between the Purchaser and the Seller (each acting reasonably) in writing or if the Purchaser and the Seller are unable to agree on such appointment within 10 days, such independent firm of chartered accountants as may be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the

31

Purchaser or the Seller and who does not have a conflict of interest involving either the Purchaser or the Seller (the “Expert”).
3.5.5The Expert shall act as an expert and not as an arbitrator and make a determination as soon as is reasonably practicable, and in any event within 40 days after the date of confirmation and acknowledgement by the Expert of its appointment, which shall be final and binding on the parties. The Earn Out Certificate (amended as determined in accordance with this Clause 3.5.5) shall, for the purposes of this Agreement, be treated as determined on the date on which the Expert’s determination is sent to the parties.
3.5.6All fees and expenses of the Expert relating to the work, if any, to be performed by the Expert hereunder shall be borne between the Purchaser, on the one hand, and the Seller, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items not awarded to the Seller and the denominator of which is the aggregate amount of the Disputed Items. For example, if the Seller challenges items underlying the calculations of the Tranche A Earn Out Amount and Tranche B Earn Out Amount in the net amount of €1,000,000, and the Expert determines that the Seller has a valid claim for €400,000 of the €1,000,000, the Seller shall bear 60 per cent. of the fees and expenses of the Expert and the Purchaser shall bear 40 per cent. of the fees and expense of the Expert.
3.5.7The Purchaser shall pay the Tranche A Earn Out Amount and the Tranche B Earn Out Amount, if any, to the Seller in cash within 15 days of the agreement or determination (as the case may be) of the Earn Out Certificate.
Conduct of Business during the Earn Out Period
3.5.8The Purchaser agrees that it will not, and it shall procure that none of the Target Group Companies will, take any action the primary purpose of which is to frustrate the payment of, or which is primarily intended to reduce the amount of, the Tranche A Earn Out Amount or the Tranche B Earn Out Amount (e.g., prepaying any turnaround capex in the 2028 Earn Out Period when not reasonably requested to by the contractor and not in line with past or market practice or changing employees’ compensation structure with the primary intention to increase expenses included in the definition of Adjusted EBITDA).
3.5.9The Purchaser agrees that the Adjusted EBITDA and Annual Free Cash Flow for each Earn Out Period shall exclude the effect of any changes to the accounting policies or standards of any Target Group Company and the consolidation with the Purchaser under IFRS from the accounting policies and standards applied to the Elephant Group Business as at the Closing Date.
3.5.10The Purchaser further agrees to procure that during the Earn Out Periods:
(i)no Target Group Company will take, or omit to take, any action that is intended outside the ordinary course of business to reduce the Adjusted EBITDA; and
(ii)the Elephant Group Management Accounts for each of the Earn Out Periods are properly prepared with reasonable care, attention and accuracy using the same accounting policies and procedures as those adopted in

32

preparing such accounts as of the Closing Date (except for changes in accounting policies required by law).
4Conditions
4.1Conditions Precedent
Closing and the sale and purchase of the Sale Securities is conditional upon satisfaction or waiver of the following conditions:
Brazilian Antitrust Condition
4.1.1any of the following events:
(i)(15) days following the publication of the clearance opinion issued by the General Superintendence of CADE without CADE’s tribunal calling-in such decision for review or a third party appealing from the General Superintendence of CADE’s decision (pursuant to Article 54 (i), Article 57 (l) and Article 65 of the Brazilian Competition Law);
(ii)the publication of the approval of the Proposed Transaction by CADE’s tribunal (pursuant to Article 61 of the Brazilian Competition Law);
(iii)CADE being cleared the Proposed Transaction subject to commitments pursuant to Article 61, paragraphs 1 and 2 of the Brazilian Competition Law; or
(iv)the Proposed Transaction being deemed to be tacitly cleared pursuant to Article 133 of the Internal Regulation of the CADE after expiration of the statutory period set out in Article 88, paragraphs 2 and 9 of the Brazilian Competition Law (the “Brazilian Antitrust Condition”);
EUMR Antitrust Condition
4.1.2if the Proposed Transaction constitutes a concentration with an European Union dimension falling within the scope of Council Regulation (EC) 139/2004 (the “EUMR Regulation”) the European Commission taking a decision (or being deemed to have taken a decision under Article 10(6) of the EUMR Regulation) under Article 6(1)(b), 6(2) of the EUMR Regulation declaring the Proposed Transaction compatible with the internal market (“EUMR Antitrust Condition”);
Turkish Antitrust Condition
4.1.3the Turkish Competition Board (Rekabet Kurulu), the competent decision-making organ of the Turkish Competition Authority (Türk Rekabet Kurumu) having approved the Proposed Transaction pursuant to (i) the Law on the Protection of Competition No. 4054 (4054 sayılı Rekabetin Korunması Hakkında Kanun) (including implicit approval within the meaning of Article 10 of the Law No. 4054 on the Protection of Competition) and (ii) the Competition Board’s Communiqué No. 2010/4 on Mergers and Acquisitions Subject to the Approval of the Competition Board, or having declined jurisdiction over the Proposed Transaction (the “Turkish Antitrust Condition”);

33

French FDI Condition
4.1.4the approval by the French Ministry for the Economy of the consummation of the transactions contemplated by this Agreement pursuant to articles L.151-3 et seq. and R.151-1 et seq. of the French Code Monétaire et Financier or written statement from the French Ministry for the Economy that no such approval is required for the consummation of the transactions contemplated by this Agreement pursuant to article R.151-4 of the French Code Monétaire et Financier having been obtained (the “French FDI Condition”);
FSR Condition
4.1.5if the Proposed Transaction constitutes a notifiable concentration under Article 20 of Regulation (EU) 2022/2560 of the European Parliament and of the Council of 14 December 2022 (the “Foreign Subsidies Regulation”):
(i)the European Commission informing the Purchaser that it has closed the preliminary review adopting a decision under Article 10(4), or making a decision under Article 25(3)(a), pursuant to Article 11(3) (decision with commitments) or under Article 25(3)(b), pursuant to 11(4) (no objection decision) of the Foreign Subsidies Regulation in respect of the Proposed Transaction; or
(ii)the European Commission being deemed to have allowed the parties to implement the Proposed Transaction by failing to initiate an in-depth investigation within the time limit set out in Articles 25(2) and 24(1)(a) of the Foreign Subsidies Regulation (“FSR Condition”);
Hive-Down Condition
4.1.6the Hive-Down Objective having been achieved; and
Dutch Works Council Condition
4.1.7the occurrence of any of the following events in respect of the consultation process with the works council (ondernemingsraad) of the Seller (the “Dutch Works Council”) in respect of the Proposed Transaction in accordance with article 25 of the Dutch Works Councils Act (Wet op de Ondernemingsraden) (the “Dutch Works Council Condition”):
(i)the Seller having received positive or neutral unconditional advice from the Dutch Works Council regarding the Proposed Transaction, and the Seller having shared a decision with the Dutch Works Council thereafter that is consistent with such advice; or
(ii)the Seller having received an unconditional and irrevocable written waiver from the Dutch Works Council in respect of the rendering of advice by the Dutch Works Council in respect of the Proposed Transaction and the Seller having shared a decision with the Dutch Works Council thereafter that is consistent with the proposed resolution for which the advice of the Dutch Works Council was requested; or
(iii)the Seller having received conditional advice from the Dutch Works Council regarding the Proposed Transaction and the Seller, in accordance with

34

Clause 4.2.13, having shared a decision with the Dutch Works Council thereafter that is consistent with such advice; or
(iv)the Seller having received from the Dutch Works Council either (A) negative advice or (B) conditional advice, in each case in respect of the Proposed Transaction, the Seller having shared a decision with the Dutch Works Council that deviates from the advice of the Dutch Works Council and:
(a)the Dutch Works Council having irrevocably waived in writing its rights to initiate legal proceedings pursuant to article 26 of the Dutch Works Councils Act; or
(b)the applicable one month waiting period pursuant to article 25(6) of the Dutch Works Councils Act having lapsed without the Dutch Works Council having initiated legal proceedings pursuant to article 26 of the Dutch Works Councils Act; or
(v)any legal proceedings initiated by the Dutch Works Council pursuant to article 26 of the Dutch Works Councils Act having been dismissed to the effect that no measures obstructing the implementation of the Proposed Transaction are imposed by the Dutch Enterprise Chamber (Ondernemingskamer) and the time period for an appeal (in kracht van gewijsde) against any such dismissal has expired.
4.2Responsibility for Satisfaction
Regulatory Conditions
4.2.1The Purchaser shall have primary responsibility to ensure the satisfaction of the conditions set out in Clauses 4.1.1 to 4.1.5 (inclusive) and the Purchaser shall use best endeavours to satisfy such conditions as soon as reasonably practicable, including offering, agreeing, accepting and implementing any undertakings, commitments, conditions, obligations, measures, undertakings and other steps required to avoid or negate any action (including any order, decision, judgment or injunction) that would otherwise have the effect of preventing conditions set out in Clauses 4.1.1 to 4.1.5 (inclusive) from being satisfied or that would prevent or make illegal completion of the transaction brought about by this Agreement, it being understood and agreed that this obligation of the Purchaser and any actions or omissions taken in relation thereto shall (i) not have any consequence on the Consideration; and (ii) not include any divestment, sale, disposal or other transaction or obligation having the equivalent effect of a divestment, sale or disposal, in each case with respect to any assets, investments, shares and/or businesses of the Target Group Companies and/or the Purchaser and/or its Affiliates.
4.2.2Subject to Clause 4.2.3, the Seller and the Purchaser agree and acknowledge that Clause 4.2.1 shall not require the Purchaser’s Group to accept or implement any undertakings, commitments, conditions or measures that would give rise to a quantifiable financial obligation that is effective prior to Closing and exceeds an aggregate amount of €10,000,000 provided that:
(i)if the Purchaser’s Group is required to accept or implement any undertakings, commitments, conditions or measures that would give rise to

35

a quantifiable financial obligation that is effective prior to Closing for an amount (A) equal to or less than €10,000,000, or (B) in excess of €10,000,000 in circumstances where the Seller has agreed to indemnify the Purchaser’s Group pursuant to Clause 4.2.3, the Purchaser’s Group shall be obliged to accept such commitments, conditions or measures and the Seller and the Purchaser shall discuss in good faith either (x) reducing the Purchaser Contribution by an amount equivalent to such quantifiable financial obligation; and/or (y) delaying the date on which all or part of such Purchaser Contribution is to be made to the Target Group Companies until after the obligation has expired, in each case provided that if, unless otherwise agreed in such good faith discussions, the obligation has been accepted, agreed to and implemented, the Purchaser Contribution shall be reduced by the cost incurred in the period prior to Closing by the Purchaser’s Group in the performance of the relevant undertaking, commitment, condition or measure; and
(ii)nothing in the foregoing shall limit or restrict any undertakings, commitments, conditions or measures to be offered, accepted, agreed to or implemented by the Purchaser’s Group or the Target Group Companies in respect of the acts or omissions of the Purchaser or any Target Group Company in relation to the Elephant Group Business (including, for the avoidance of doubt, where such undertaking, commitment, condition or measure may involve incurring (or procuring that the Purchaser or any Target Group Company incur) any financial obligations or expenditure by the Purchaser or the Target Group Company) following Closing.
4.2.3In the event that in order to satisfy any of the conditions set out in Clauses 4.1.1 to 4.1.5 (inclusive), the Purchaser’s Group would be required to accept or implement any undertakings, commitments, conditions or measures that would give rise to a quantifiable financial obligation in excess of €10,000,000, the Seller and the Purchaser shall discuss in good faith mutually acceptable terms pursuant to which the Purchaser’s Group may accept or implement such undertakings, commitments, conditions or measures, provided that where no such terms are agreed within a reasonable period of time, the Seller may, at its sole discretion, indemnify the Purchaser’s Group for any amounts in excess of €10,000,000 that are paid or assumed by the Purchaser’s Group prior to Closing in relation to such quantifiable financial obligation.
4.2.4Without prejudice to Clause 4.2.1, the Purchaser undertakes to make full, complete, and accurate filings or drafts thereof, as applicable (provided that, particularly for the filings to be made in respect of the EUMR Antitrust Condition and the FSR Condition, the provision of drafts shall be sufficient to satisfy the periods under this Clause 4.2.4)), notices, and requests for authorisations to satisfy the conditions set out in Clauses 4.1.1 to 4.1.5 (inclusive), as soon as reasonably practicable after the Put Option Date and, in any event, (i) in respect of the conditions set out in Clauses 4.1.1 to 4.1.4 (inclusive) within 20 Business Days, and (ii) in respect of the condition set out in Clause 4.1.5, within 25 Business Days, in each case from the Put Option Date or any other shorter term provided for by the relevant and applicable laws, and to supply promptly to any relevant authority any additional information and documentary material that may be reasonably requested by any of the relevant authorities. The Seller shall cooperate in good faith with the

36

Purchaser and promptly provide all the information and documents reasonably requested by the Purchaser for the purpose of making such filings or to respond to any question raised or request made by any regulatory authority or to obtain the clearances set out in Clauses 4.1.1 to 4.1.5 (inclusive).
4.2.5The Purchaser will not make any notification in relation to the conditions set out in Clauses 4.1.1 to 4.1.5 (inclusive) or the transactions contemplated hereunder without first providing the Seller with a copy of such notification in draft form timely in advance and giving the Seller a reasonable opportunity to discuss its content before it is filed with the relevant regulatory authorities. The Seller shall promptly review the relevant draft notification and the Purchaser shall consider in good faith all reasonable and timely comments made by or on behalf of the Seller in this respect, always provided that nothing in this Clause 4.2.5 shall prevent the Purchaser from complying with any of its obligations under Clauses 4.2.1 and 4.2.3.
4.2.6The Purchaser will (to the extent not prohibited by the relevant authority) allow persons nominated by the Seller (including the Seller’s lawyers) to attend all meetings with the relevant authority (including, for the avoidance of doubt, any meetings held by conference call or other means) and, where appropriate, to make oral submissions at such meetings (provided that the Seller shall not be permitted to attend any meeting or any part of a meeting at which any information that the Purchaser (acting reasonably) regards as confidential, subject to legal privilege or commercially sensitive or the disclosure of which is not permitted in accordance with any applicable laws (including antitrust laws) will be discussed). If the Seller is not allowed to attend meetings with the relevant authority due to limitations set out in the preceding sentence of this Clause 4.2.6, and provided the relevant authority permits, the Seller can appoint an outside legal counsel, at the Seller’s cost, to attend such meetings on their behalf, provided always that such outside legal counsel shall not be permitted to share any competitively sensitive information with the Seller. Where participation at such meetings is not permitted or practicable, the Purchaser will provide the Seller with a verbal or written summary of the relevant meeting or discussion as soon as reasonably practicable thereafter.
4.2.7The Purchaser shall bear all costs and expenses incurred in connection with satisfaction of the conditions set out in Clauses 4.1.1 to 4.1.5 (inclusive), except for any costs and expenses of the Seller and its advisers.
Hive-Down Condition
4.2.8The Seller will use all reasonable endeavours, taking all such steps as may be necessary or advisable, to ensure the satisfaction of the condition set out in Clause 4.1.6 in accordance with the Hive-Down Steps Plan as soon as reasonably practicable after the date of this Agreement and in any event before the Long Stop Date. The Seller shall obtain the Purchaser’s prior written consent for any changes to the Hive-Down Steps Plan (such consent not to be unreasonably withheld, conditioned or delayed), provided that the Purchaser shall consent to any changes which cannot reasonably be expected to be detrimental to the Purchaser or a Target Group Company. Any change to the Hive-Down Steps Plan that results in a material increase to the operating costs and/or capital expenditure of the Elephant Hive-Down Business or removes any Elephant Site from or results in the addition of

37

any new operating sites to the scope of the Elephant Group Business shall be considered detrimental.
4.2.9In respect of the condition set out in Clause 4.1.6:
(i)each of the Seller and the Purchaser shall use reasonable endeavours to co-operate with each other as to the implementation of the Hive-Down in accordance with the Hive-Down Steps Plan; and
(ii)the Seller shall consult with, and take into account the reasonable views of, and any reasonable and timely requests made by, the Purchaser in relation to the implementation of the Hive-Down in any jurisdiction, including any proposals to manage the process of novating any Contract to any New Entity, provided that in each case the Seller shall not be required to: (A) unwind any part of the Hive-Down which has already been completed; or (B) take any action which would be likely to (I) materially adversely affect the business of the Seller, any member of the Seller’s Group, any Target Group Company or the Elephant Hive-Down Business, (II) materially adversely affect the relationship of any Target Group Company or the Seller’s Group with any of their customers, suppliers, employees or regulators, or (III) materially delay any Relevant Hive-Down Completion Date.
4.2.10Unless otherwise specifically agreed between the Seller and the Purchaser in the Transaction Documents or otherwise (including but not limited to pursuant to Clause 15.11.4), the Seller shall bear all one-off costs and expenses incurred by any member of the Seller’s Group (including any Target Group Company) in connection with the satisfaction of the condition set out in Clause 4.1.6 and compliance with the Seller’s obligations under Clauses 4.2.8 and 4.2.9, in each case including any costs which relate to an action that would be required to satisfy the condition set out in Clause 4.1.6 but which the Seller and the Purchaser agree in writing shall be undertaken or completed by the Seller following Closing. The Purchaser shall bear its own costs as well as the costs of its advisers in connection with Clauses 4.1.6, 4.2.8 and 4.2.9.
Dutch Works Council Condition
4.2.11The Seller will use reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1.7 before the Long Stop Date and will provide the Purchaser with the draft request for advice intended to be submitted to the Dutch Works Council, give the Purchaser a reasonable opportunity to comment on it and take into account the reasonable comments of the Purchaser in relation to the draft.
4.2.12The Purchaser will, and will instruct all other members of the Purchaser’s Group to, reasonably cooperate with the Seller in connection with the satisfaction of the condition set out in Clause 4.1.7, including by:
(i)as soon as practicable but in any event within five Business Days of receipt by the Purchaser of a reasonable request from the Seller or any member of the Seller’s Group, providing the Seller’s Group with any relevant response, document or information necessary to satisfy the condition set out in Clause 4.1.7, including but not limited to:

38

(a)details of the Purchaser’s ultimate beneficial owners, background, history, portfolio and activities, as well as the structure chart of the Purchaser’s Group, the financing of the Proposed Transaction and its plans for the Target Group Companies, the expected consequences of the Proposed Transaction for the employees of (any of) the Target Group Companies and the measures envisaged by the Purchaser for dealing with such consequences, provided that the Purchaser shall not be required to provide any information the disclosure of which is not permitted under applicable law; and/or
(b)a response, document or information that may be necessary or useful to the Seller’s Group in answering any questions that may be raised by the Dutch Works Council (or by any expert appointed by them).
For the avoidance of doubt, the Seller’s Group may disclose such response, document or information to the Dutch Works Council to the extent reasonably necessary for the satisfaction of the Dutch Works Council Condition; and
(ii)causing any senior representatives of the Purchaser and/or the Purchaser’s Group to attend and participate in meetings with the Dutch Works Council organised by the Seller’s Group (if requested by the Seller or any member of the Seller’s Group).
4.2.13The Seller and the Purchaser acknowledge that in the context of the satisfaction of the Dutch Works Council Condition, the Dutch Works Council may seek certain commitments in writing and/or raise any conditions from any Target Group Company and/or any of the Seller and the Purchaser (or any member of the Seller’s Group and the Purchaser’s Group, as applicable), and:
(i)the Seller shall notify the Purchaser of any material request, commitment or relevant condition raised by the Dutch Works Council; and
(ii)the Seller and the Purchaser shall carefully consider the advice rendered by the Dutch Works Council, and discuss in good faith whether and to what extent the terms of this Agreement should be amended or commitments should be made to accommodate the advice of the Dutch Works Council and/or satisfy the condition set out in Clause 4.1.7, in any event without any binding obligation on the Seller or the Purchaser (or any member of the Seller’s Group or the Purchaser’s Group, as applicable) to agree on any commitments or any amendments to this Agreement (but such agreement not to be unreasonably withheld, conditioned or delayed by either party).
4.2.14In the event that the Dutch Enterprise Chamber in a final order decides in favour of the Dutch Works Council, the Seller shall re-open the consultation with the Dutch Works Council taking the Dutch Enterprise Chamber’s decision into account. The Seller shall discuss in good faith with the Purchaser (without any binding obligation on the Seller or the Purchaser to agree any changes) whether and to what extent the terms of this Agreement should be altered to accommodate the outcome of this second round of the consultation process with the Dutch Works Council and the Dutch Enterprise Chamber’s decision.

39

4.2.15The Purchaser and the Seller shall each bear their own costs and expenses incurred in connection with the satisfaction of the condition set out in Clause 4.1.7.
All conditions
4.2.16The Purchaser shall abstain, and shall procure that the Purchaser’s Group shall abstain, and the Seller shall abstain, and shall procure that the Seller’s Group shall abstain, from any action or omission which would be reasonably likely to, directly or indirectly, have the effect of delaying, impairing or impeding the satisfaction of any of the conditions set out in Clause 4.1, in each case without prejudice to any time periods set out in this Clause 4.2 in relation to the preparation or review of information or notifications in relation to any of the conditions set out in Clause 4.1.
4.2.17The Purchaser and the Seller shall give notice to the other parties of the satisfaction of the relevant conditions as soon as reasonably practicable and in any event within two Business Days of becoming aware of the same.
4.3Non-Satisfaction/Waiver
4.3.1The condition set out in Clause 4.1.6 may only be waived, in whole or in part, by written agreement of the Seller and the Purchaser. The Seller and the Purchaser agree that no other conditions in Clause 4.1 shall be capable of being waived.
4.3.2If any of the conditions in Clause 4.1 is not satisfied or (in the case of the condition set out in Clause 4.1.6) jointly waived by the Seller and the Purchaser by 5pm (London time) on the date that is 18 months from the Put Option Date (or such later date as the Seller and the Purchaser may agree in writing) (the “Long Stop Date”), the Purchaser or the Seller may, in its sole discretion, terminate this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) and no party shall have any claim against any other under it, save for any claim: (i) for a CP Satisfaction Termination Payment (as applicable); and/or (ii) arising from breach of any obligation contained in Clause 4.2 or paragraph 4 of the Put Option. Notwithstanding the foregoing, neither the Seller nor the Purchaser may terminate this Agreement or the Put Option:
(i)after satisfaction or waiver of all the conditions in Clause 4.1, except in accordance with this Agreement or the Put Option (as relevant); or
(ii)if it is the party seeking to terminate this Agreement and it, or any member of the Seller’s Group (if it is the Seller) or the Purchaser’s Group (if it is the Purchaser), has breached any of their obligations in Clause 4.2, where such breach has caused the relevant condition set out in Clause 4.1 not to be satisfied by the Long Stop Date.
4.3.3If:
(i)the Purchaser terminates this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) in accordance with Clause 4.3.2 for the non-satisfaction of any condition in Clause 4.1; and
(ii)the non-satisfaction of such condition arises as a result of the Seller’s or any member of the Seller’s Group’s sustained and uncured breach of any of

40

its or their material obligations in Clause 4.2 and/or paragraph 4 of the Put Option, then the Seller shall pay to the Purchaser, or shall procure the payment to the Purchaser of, an amount equal to €25,000,000 (exclusive of VAT) on or before the date falling ten Business Days following the date of termination of this Agreement and the Put Option (the “Seller CP Satisfaction Termination Payment”), provided that a breach may only be deemed to be sustained and uncured if the Seller has failed to remedy such breach within thirty Business Days of being required in writing by the Purchaser to do so.
4.3.4If:
(i)the Seller terminates this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) in accordance with Clause 4.3.2 for the non-satisfaction of any condition in Clause 4.1; and
(ii)the non-satisfaction of such condition arises as a result of the Purchaser’s or any member of the Purchaser’s Group’s sustained and uncured breach of any of its or their material obligations in Clause 4.2 and/or paragraph 4 of the Put Option, then the Purchaser shall pay to the Seller, or shall procure the payment to the Seller of, an amount equal to €25,000,000 (exclusive of VAT) on or before the date falling ten Business Days following the date of termination of this Agreement and the Put Option (the “Purchaser CP Satisfaction Termination Payment”), provided that a breach may only be deemed to be sustained and uncured if the Purchaser has failed to remedy such breach within thirty Business Days of being required in writing by the Seller to do so.
4.3.5Each of the Seller and the Purchaser agrees that the CP Satisfaction Termination Payments are not intended to be penalties but rather are liquidated damages in a reasonable amount that will compensate the Seller or the Purchaser (as applicable) in the circumstances in which the CP Satisfaction Termination Payment is payable, for costs and expenses incurred and resources utilised by the Seller’s Group or the Purchaser’s Group (as applicable) in connection with the preparation, negotiation, entry into and consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible or extremely difficult to calculate with precision.
5Pre-Closing
5.1The Seller’s Obligations in Relation to the Conduct of Business
5.1.1Subject to Clause 5.2, the Seller undertakes to procure that between the Put Option Date and Closing each Relevant Elephant Entity and Target Group Company (as the case may be) shall carry on the Elephant Group Business as a going concern in the ordinary course and consistent with past practice as carried on prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser in accordance with Clause 5.3.

41

5.1.2Without prejudice to the generality of Clause 5.1.1 and subject to Clause 5.2 and Schedule 9, the Seller shall not, and undertakes to procure that each Relevant Elephant Entity and Target Group Company (as the case may be) shall not and the Seller’s Group shall not (in each case insofar as it relates to the Elephant Group Business), between the Put Option Date and Closing and except as may be required to give effect to and to comply with this Agreement without the prior written consent of the Purchaser in accordance with Clause 5.3:
(i)enter into any agreement or incur any commitment involving any capital expenditure in excess of €2,500,000 per item (other than to the extent (A) related to a capital project provided for in the Capex Budget, and (B) within the amount budgeted for therein) or €10,000,000 in aggregate (in excess of the total amount provided for in the Capex Budget), in each case exclusive of VAT;
(ii)enter into or amend, in any material respect, any material agreement or incur any material commitment which is not capable of being terminated without compensation at any time with 12 months’ notice or less and which involves total annual expenditure in excess of €5,000,000 per item, exclusive of VAT, other than in the ordinary course of business;
(iii)acquire, dispose of or encumber any asset or inventories involving consideration, expenditure or liabilities in excess of €2,500,000 per item or €7,500,000 in aggregate, in each case exclusive of VAT, other than in the ordinary course of business;
(iv)incur any additional borrowings or incur any other indebtedness in the nature of borrowings in excess of €1,500,000 and other than in the ordinary course of business;
(v)materially vary the terms of any existing borrowing facilities;
(vi)create, allot or issue any share capital or other securities of any kind (other than as between Target Group Companies);
(vii)repay, redeem or repurchase any share capital or other securities of any kind (other than as between Target Group Companies);
(viii)make any loan exceeding €1,500,000 (other than the granting of any trade credit in the ordinary course of business) to any person (other than to a Target Group Company);
(ix)give any guarantee, indemnity, surety or similar commitment in relation to the obligations of any other person (other than another Target Group Company) other than in the ordinary course of business;
(x)amend its constitutional documents;
(xi)institute or settle any legal proceedings in relation to claims exceeding €2,000,000 except for debt collection in the ordinary course of business and claims from a Tax Authority;
(xii)take any step to wind-up, strike-off, dissolve, or place into administration, administrative receivership or liquidation of any Target Group Company;
(xiii)save as required by law and/or any collective bargaining agreement:

42

(a)make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Senior Employee (other than in the ordinary course of business);
(b)make any gratuitous payment or provide any non-contractual benefit (other than in accordance with the Seller’s Group’s normal practice) to any Senior Employee save where such payment or benefit is at the expense of the Seller’s Group;
(c)materially increase the overall remuneration or benefits of or make any other material alteration to the terms of employment of any Employees (other than in the ordinary course of business or other changes which apply to all similarly positioned employees of the Seller’s Group and which the Seller shall notify to the Purchaser as soon as reasonably practicable); or
(d)make any material change to any arrangement for the payment of Retirement Benefits to any Employee;
(xiv)engage any new Employee on an annual base salary of €100,000 or more (other than as set out in paragraph 6 of Schedule 11);
(xv)grant any awards and options under any share incentive, share option, profit sharing, bonus or other incentive arrangements to any Senior Employee other than in accordance with the Seller’s Group’s normal practice;
(xvi)change its residence for Tax purposes or establish a permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of incorporation and/or residence for Tax purposes of the relevant Target Group Company;
(xvii)amend, retract or re-submit any material Tax return which has previously been submitted to a Tax Authority, amend, disclaim or revoke any material Relief or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Tax Authority;
(xviii)settle, compromise or negotiate any audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, or consent to any extension or waiver of the limitation period relating to any Tax (except if and to the extent that the settlement, compromise, negotiation, audit, enquiry, assessment, dispute or litigation solely affects the liability to Taxation of a member of the Seller’s Group (other than the Target Group Companies)); or
(xix)agree, undertake or otherwise give any binding undertaking to do any of the actions in Clauses 5.1.2(i) to (xviii).
5.2Exceptions to Seller’s Obligations in Relation to the Conduct of Business
Clause 5.1 shall not operate so as to prevent or restrict:
5.2.1any action or inaction taken at the request of or with the Purchaser’s prior approval (such approval not to be unreasonably delayed, conditioned or withheld);

43

5.2.2any action or inaction taken in accordance with, in response to, or in connection with, the Asbestos ACAATA Appeal, the Grande Bastide Sale Process or the Planned Turnarounds;
5.2.3any action or inaction taken by the Seller’s Group (acting reasonably) in connection with the Shell Contamination Claim (including in relation to a settlement or appeal thereof);
5.2.4any action or inaction taken in accordance with the Hive-Down Steps Plan or to implement the Hive-Down (in a manner consistent with the Purchaser’s rights pursuant to Clauses 4.2.8 and 4.2.9);
5.2.5any action to perform or satisfy any legally binding obligations existing or in effect before the Put Option Date;
5.2.6any action to transfer, dispose of or otherwise monetise any Emissions Trading Allowances;
5.2.7any matter reasonably undertaken by any member of the Seller’s Group or any Target Group Company in an emergency or disaster situation or in the case of urgent need with the intention of minimising any adverse effect of such situation in relation to the Target Group Companies or the Seller’s Group provided that the Seller shall notify the Purchaser as soon as reasonably practicable following any action being taken;
5.2.8any action required to be undertaken to comply with applicable legal, Tax or regulatory requirements (including standards, guidance or industry codes) or any contract, arrangement, licence or consent entered into by or relating to any Target Group Company or any member of the Seller’s Group before the Put Option Date;
5.2.9any matter contemplated by, required to give effect to or comply with the Put Option, this Agreement (including satisfaction of the conditions set out in Clause 4.1, entry into the Seller’s Facilities in accordance with Clause 5.14 and issuance of Non-Recourse Guarantees thereunder), the Transaction Documents, the Separation Plan or the Hive-Down Steps Plan;
5.2.10any action taken (in accordance with applicable law) to maximise the availability of pre-Closing Reliefs (including but not limited to any steps to maximise the availability of pre-Closing Tax losses, impairments or deductions in relation to property, plant and equipment, provided that such actions are not reasonably expected to result in any impairment of the working capital) and their surrender, allocation or reallocation to and/or utilisation by the Seller’s Group (for nil consideration);
5.2.11any action or steps required by any Target Group Company to minimise the Target Group Companies’ Cash Balances on or prior to Closing (whether by distribution, extraction or any other mechanism), provided that the Seller shall use reasonable endeavours to take such steps or actions in a Tax neutral manner for the Target Group Companies; and
5.2.12any action or steps taken in relation to the rationalisation of any indebtedness owed by a French Subsidiary to any member of the Seller’s Group (including by way of distributions, contributions and the repayment or capitalisation of such

44

indebtedness), provided that the Seller shall use reasonable endeavours to take such steps or actions in a Tax neutral manner for the Target Group Companies.
5.3Consent Procedure
5.3.1Any request by the Seller for the consent of the Purchaser pursuant to Clause 5.1.1 or 5.1.2 shall be submitted to the Purchaser by e-mail to [omitted] and [omitted] and otherwise in accordance with Clause 15.15.
5.3.2The Seller shall submit any such request to the Purchaser at least five Business Days before the proposed action or matter or, if it is unable to do so, as soon as reasonably practicable thereafter.
5.3.3The Purchaser shall respond by e-mail to the Seller within three Business Days of receipt (or deemed receipt) of the Seller’s request.
5.3.4If the Purchaser fails to provide its response by e-mail to the Seller within the applicable time period set forth in Clause 5.3.3, the consent of the Purchaser shall be deemed to have been given in relation to the relevant action or matter.
5.4Notification of matters arising prior to Closing
If, at any time prior to Closing, the Seller becomes aware of an event, change or circumstance that has arisen following the date of this Agreement that is not: (i) already in the public domain, and/or (ii) an event, change or circumstances that affects generally companies carrying on similar businesses to the Elephant Group Business, and that the Seller reasonably believes has, or is reasonably likely to have, a material adverse effect on: (A) the business, turnover, profitability, financial and/or trading position of any Target Group Company, or (B) the Elephant Group Business, then the Seller shall: (I) use reasonable endeavours to notify the Purchaser of such event, change or circumstance as soon as reasonably practicable following the Seller becoming so aware; and (II) consult in good faith, and, subject to compliance with applicable antitrust laws, have regard to the reasonable proposals of, the Purchaser in relation to such event, change or circumstance provided that, for the avoidance of doubt, the Seller shall not be required to implement such proposals if to do so would be reasonably likely to have the effect of preventing, impairing, impeding or materially delaying the satisfaction of the condition set out in Clause 4.1.6.
5.5Insurance
Without prejudice to the generality of Clause 5.1.1, between the date of this Agreement and Closing the Seller shall and shall procure that the relevant members of the Seller’s Group shall maintain in force all Target Group Insurance Policies and all Seller’s Group Insurance Policies inter alia for the benefit of the Target Group Companies.
5.6Inspection Rights Prior to Closing
Without prejudice to the generality of Clause 5.1.1, prior to Closing the Seller shall, and shall procure that the relevant Elephant Entities and the Target Group Companies shall, allow the Purchaser and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Elephant Group Business, provided that the obligations of the Seller under this Clause shall not extend to allowing access to information which is (i) legally privileged; (ii) reasonably regarded as confidential to the activities of the Seller’s Group otherwise than in

45

relation to the Elephant Group Business; or (iii) commercially sensitive information of the Seller’s Group if such information cannot be shared with the Purchaser prior to Closing in compliance with applicable law.
5.7Settlement of Intra-Group Financing Payables and Intra-Group Financing Receivables
Prior to Effective Time:
5.7.1the Seller shall procure that each relevant Target Group Company pays to the relevant member of the Seller’s Group an amount equal to any Intra-Group Financing Payables and shall acknowledge on behalf of each relevant Target Group Company the payment of the amount of Intra-Group Financing Receivables in accordance with Clause 5.7.2; and
5.7.2the Seller shall procure that each relevant member of the Seller’s Group pays to the relevant Target Group Company an amount equal to any Intra-Group Financing Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the amount of Intra-Group Financing Payables in accordance with Clause 5.7.1.
5.8Settlement of Intra-Group Trading Payables and Intra-Group Trading Receivables
5.8.1Within 90 days of the Closing Date:
(i)the Seller shall procure that the relevant member of the Seller’s Group repays to the relevant Target Group Company the amount of any outstanding Intra-Group Trading Receivables; and
(ii)the Purchaser shall procure that the relevant Target Group Company repays to the relevant member of the Seller’s Group the amount of any outstanding Intra-Group Trading Payables.
5.8.2Notwithstanding the foregoing, the Seller shall use all reasonable endeavours to procure that all Intra-Group Trading Receivables due from Basell Asia Pacific Ltd and Basell International Trading FZE be paid to the relevant Target Group Companies within 35 days of the Closing Date. In the event that such amounts remain outstanding after such time, the outstanding amounts shall accrue interest at a rate of 6.5 per cent. per annum until such time as they are paid (but for avoidance of doubt, such amounts shall continue to be accounted for in the calculation of Working Capital in accordance with Schedule 6).
5.9Separation Plan
5.9.1The Seller shall, and shall procure that the Seller’s Group shall:
(i)prepare a draft separation plan setting out the steps to be taken to enable the operational separation of the Elephant Group Business from the Retained Business, which shall address and be consistent with the Separation Plan Principles;
(ii)discuss such draft separation plan with the Purchaser and take into account the Purchaser’s reasonable proposals thereon;

46

(iii)following such discussions, issue a revised separation plan (such revised plan, the “Separation Plan”); and
(iv)thereafter use reasonable endeavours to satisfy the Seller Group’s obligations under the Separation Plan.
5.9.2The Purchaser shall, and shall procure that the Purchaser’s Group shall:
(i)provide all reasonable assistance and take all necessary steps as the Seller or any member of the Seller’s Group may reasonably require in order to prepare and implement the Separation Plan; and
(ii)use reasonable endeavours to satisfy the Purchaser Group’s obligations under the Separation Plan.
5.9.3Between the Put Option Date and the Closing Date, the Seller’s Group and the Purchaser’s Group shall consult with and take into account the reasonable input of the other in implementing the Separation Plan. They shall meet (virtually or in person) on no less than a monthly basis to discuss progress of the implementation of the Separation Plan.
5.9.4The Seller shall bear all one-off costs and expenses incurred by the Seller’s Group and the Target Group Companies in connection with the preparation and implementation of the Separation Plan (including with respect to the IT separation) (whether incurred prior to or following the Closing Date), provided that, to the extent not agreed differently between the Seller and the Purchaser, the Seller’s Group shall not be required to bear any:
(i)recurring, operational, business, maintenance and/or agreed upgrade costs incurred by the Purchaser’s Group or any Target Group Company arising in connection with or following the implementation of the Separation Plan (whether arising prior to, on or following Closing);
(ii)costs and expenses which the Purchaser’s Group has agreed to bear under any Transaction Document or the Separation Plan Principles;
(iii)costs and expenses of (A) the Purchaser’s Group incurred in connection with the performance of (x) the Purchaser Group’s obligations under the Separation Plan Principles; and (y) any obligations that are assigned by the Seller to the Purchaser’s Group under the Separation Plan and agreed to by the Purchaser acting in good faith and without delay (it being acknowledged that these obligations shall not be in contravention to the Separation Plan Principles if relevant), in each case, whether incurred prior to or following the Closing Date, and (B) the Purchaser’s advisers incurred in connection with the preparation and/or implementation of the Separation Plan; and
(iv)costs and expenses that are agreed between the Seller and the Purchaser to be borne by the Purchaser’s Group.
5.9.5Prior to the date on which any data in respect of, or relating to, the Elephant Group Business is made available by the Seller, or any member of the Seller’s Group, to the Purchaser, or any member of the Purchaser’s Group, the Seller and the Purchaser shall work together in good faith to agree suitable provisions to ensure

47

that data transfers or disclosures can be made in accordance with applicable law and existing contractual or confidentiality restrictions.
5.10SER Merger Code Requirements
5.10.1The Seller and the Purchaser shall comply with the notification and consultation obligations pursuant to the Dutch SER Merger Code 2015 (SER Fusiegedragsregels 2015) in connection with the Proposed Transaction.
5.10.2The Seller and the Purchaser hereby acknowledge that the Seller (on behalf of itself, members of the Seller’s Group and the Purchaser) has notified (i) the Dutch Social Economic Council (Sociaal-Economische Raad) and (ii) the relevant trade unions in the Netherlands of the Proposed Transaction in accordance with the Dutch SER Merger Code in such form and with such content as the parties have jointly agreed.
5.10.3In the event that, prior to Closing, the Seller receives a written request from the relevant trade unions to discuss the Proposed Transaction notified pursuant to Clause 5.10.2, the Seller and the Purchaser shall (and shall procure the members of the Seller’s Group and the Purchaser’s Group, as relevant to) participate in such meeting as soon as reasonably practicable and in any event prior to Closing.
5.11Contracts between the Seller’s Group and the Target Group Companies
Other than the Transaction Documents, the licences of Intellectual Property Rights listed in Schedule 13 and any other arrangements agreed between the Seller and the Purchaser, the Seller shall procure that all contracts between a member of the Seller’s Group (other than any Target Group Company) on the one hand and a Target Group Company on the other hand are terminated with effect from the Closing Date without any liability remaining with the relevant Target Group Company under or in connection with such contracts (including in respect of any such termination).
5.12Seller Contribution
5.12.1The Seller shall procure that, by no later than the date falling three Business Days prior to Closing, an amount equal to:
(i)€265,000,000 (the “Agreed Seller Contribution Amount”);
minus
(ii)the Estimated Cash;
shall be contributed to the Target Group Companies (such amount being the “Seller Contribution”) in accordance with Clause 5.12.2 or, if no agreement can be reached pursuant to Clause 5.12.2, in such manner as the Seller (acting reasonably) considers appropriate.
5.12.2As soon as reasonably practicable following the Put Option Date, the Seller and the Purchaser shall discuss in good faith and agree the portion of the Agreed Seller Contribution Amount that should be allocated in principle to each Target Group Company at the Effective Time, provided that it is agreed that: (i) not less than €120,000,000 and not more than €145,000,000 of the Agreed Seller Contribution Amount shall be allocated to the French Subsidiaries, (ii) no Seller Contribution shall be made to the German NewCo, the UK NewCo or the ES NewCo, and (iii)

48

the Seller will apply the Seller Contribution in such proportions as it reasonably believes will achieve the allocations agreed pursuant to this Clause 5.12.2.
5.12.3The Seller shall use reasonable endeavours to procure that the Seller Contribution is made by way of capital contribution to the relevant Target Group Companies in a Tax neutral way.
5.12.4The Seller shall provide the Purchaser with evidence of the payment of the Seller Contribution as soon as reasonably practicable thereafter (but in any event no later than one Business Day prior to Closing).
5.13Financing Cooperation
Prior to Closing the Seller shall, and shall procure that the Seller’s Group shall, use its reasonable endeavours to provide the Purchaser with such reasonable information, assistance and cooperation requested by the Purchaser (with reasonable written advance notice) in connection with the Purchaser obtaining certain debt financing arrangements in relation to the Elephant Group Business to take effect on Closing, provided that the foregoing shall not require the Seller or any member of the Seller’s Group to incur any incremental costs or expenses.
5.14Release of Seller Guarantees
Notified Seller Guarantees
5.14.1The Purchaser shall procure by Closing the release (including by providing to the beneficiary an alternative company or bank guarantee or other security arrangement reasonably acceptable to the beneficiary) of the Seller or any member of the Seller’s Group from all the Notified Seller Guarantees. The Purchaser shall keep the Seller reasonably informed on a monthly basis of its progress relating to the release of Notified Seller Guarantees.
5.14.2The Seller shall inform the Purchaser as soon as reasonably practicable following the Seller becoming aware of any Seller Guarantees not listed in document 2.21 of the Data Room.
5.14.3If the Purchaser has not procured the release of the Notified Seller Guarantees in accordance with Clause 5.14.1 by the CP Satisfaction Date, the Seller shall discuss the status of the release of the outstanding Notified Seller Guarantees in good faith with the Purchaser and the Seller shall have the right (but not the obligation) in its sole discretion to defer Closing for such period as the Seller reasonably believes is required in order for the Purchaser to procure the release of the Notified Seller Guarantees in accordance with Clause 5.14.1 (such period, as may be extended by the Seller by written notice to the Purchaser at least 10 Business Days prior to its expiry, the “Delayed Period”), and the Purchaser shall be required to procure the release of the Notified Seller Guarantees during such Delayed Period. The Seller and the Purchaser agree that the Delayed Period shall not extend beyond, and shall end on or prior to, the Long Stop Date.
Late Notified Seller Guarantees
5.14.4In the event that the Seller informs the Purchaser of the existence of any Seller Guarantee less than 30 days prior to the Closing Date (a “Late Notified Seller Guarantee”), the Purchaser shall procure that such Late Notified Seller Guarantee

49

(to the extent not a Non-Recourse Guarantee) is released within 30 days of the date on which the Purchaser was informed by the Seller of the existence of such Late Notified Seller Guarantee. The Purchaser shall provide evidence of the release of such Late Notified Seller Guarantee as soon as reasonably practicable following such release.
Purchaser’s Facility
5.14.5As soon as reasonably practicable following the Put Option Date but in any event prior to 30 November 2025 (or such other date as may be agreed between the Seller and the Purchaser), the Purchaser shall, at its sole cost and expense, obtain, on its own behalf or on behalf of the Target Group Companies, a facility from a third party finance provider for a nominal amount of at least €125,000,000 that is available to be drawn with effect from Closing for the purposes of the provision of guarantees, letters of credit or other security arrangements to release, with effect from Closing, the Seller or any member of the Seller’s Group from the Seller Guarantees in accordance with Clauses 5.14.1, 5.14.3 and 5.14.4 (the “Purchaser’s Facility”).
5.14.6The Purchaser shall provide the Seller updates on a monthly basis and keep the Seller reasonably informed in respect of all steps taken by the Purchaser’s Group in relation to obtaining the Purchaser’s Facility pursuant to Clause 5.14.5, including the proposed quantum and terms of any such Purchaser’s Facility.
5.14.7The Seller shall provide all reasonable assistance as the Purchaser or any member of the Purchaser’s Group may reasonably request in order to obtain a Purchaser’s Facility, including by providing or making available any know your client information reasonably required by a third party finance provider.
Seller’s Facility
5.14.8Following the Put Option Date, the Seller may decide, in its sole discretion and at the sole cost of the Target Group Companies, to obtain one or more Seller’s Facilities and arrange for the issuance of guarantees, letters of credit or other security arrangements to release or replace the Seller Guarantees or in substitution of providing new Seller Guarantees, in each case provided that (i) these shall apply in respect of any Seller Guarantees that remain outstanding at or following such time, being those Seller Guarantees where there is no executed written agreement with the counterparty to the relevant Seller Guarantee to release or replace the Seller Guarantee using the Purchaser’s Facility with effect from Closing; and (ii) such Seller’s Facilities shall come into effect no sooner than 1 December 2025. The Seller shall inform the Purchaser on its progress in obtaining Seller’s Facilities and keep the Purchaser reasonably informed on a monthly basis of its progress relating to obtaining Seller’s Facilities, including the proposed quantum and terms of any such Seller’s Facilities (including the interest and collateral requested for the release and replacement of the Seller Guarantees thereunder).
5.14.9The Seller and Purchaser acknowledge and agree that the Seller’s Facilities:
(i)may require up to 100 per cent. cash collateral or security to be provided for the purpose of obtaining the letters of credit, guarantees or other security arrangements required to release and replace the Seller Guarantees; and

50

(ii)shall, with effect from Closing, provide such third party finance provider with sole recourse to the Target Group Companies (and not to any member of the Seller’s Group, other than the Target Group Companies).
The Seller shall reasonably consult with the Purchaser on the terms offered by the third party finance providers for the Seller’s Facilities and the Purchaser’s Facility, respectively, and shall take into consideration the reasonable views of the Purchaser on how to maximise the benefit of such facilities and the relative terms provided, if such can be achieved without risk of delay to the Closing and will not result in incremental cost to the Seller (in each case as determined by the Seller in its sole discretion).
5.14.10The Purchaser shall provide all reasonable assistance as the Seller or any member of the Seller’s Group may reasonably request in order to obtain a Seller’s Facility, including by providing or making available any know your client information reasonably required by a third party finance provider.
Seller Guarantees – Other Provisions
5.14.11The Seller shall provide the Purchaser with such reasonable information and assistance (including facilitating introductions to the relevant counterparties) as requested by the Purchaser in relation to the release of the Seller Guarantees pursuant to this Clause 5.14 by the Purchaser.
5.14.12The Purchaser shall indemnify the Seller and any member of the Seller’s Group on an after-Tax basis against all amounts paid by any of them pursuant to any Seller Guarantees following Closing.
Seller Termination Right
5.14.13If the Purchaser has not procured the release of the Notified Seller Guarantees in accordance with 5.14.1 and 5.14.3 by the CP Satisfaction Date or the end of the Delayed Period (if the Seller has exercised its right to defer Closing) (as relevant) then the Seller shall be entitled to terminate this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) without liability on its or any member of the Seller’s Group’s part.
5.15Release of Target Group Guarantees
The Seller shall procure by Closing the release of the Target Group Companies from any security, guarantees or indemnities given by or binding upon the Target Group Companies in respect of any liability of the Seller or any member of the Seller’s Group (the “Target Group Guarantees”). The Seller shall indemnify the Purchaser and any member of the Purchaser’s Group, including Target Group Companies, on an after-Tax basis against all amounts paid by any of them pursuant to any such Target Group Guarantees following Closing.
6Closing
6.1Date and Place
6.1.1Subject to Clause 4, Closing shall take place at the offices of the Seller’s Lawyers in London and Amsterdam on:

51

(i)(if the Seller has not exercised its right to defer Closing pursuant to Clause 5.14.3) the first Closing Business Day of the month immediately following the month in which the CP Satisfaction Date occurs, except that, where fewer than 10 Business Days remain between the CP Satisfaction Date and the first Closing Business Day of the following month, Closing shall take place on the first Closing Business Day of the next subsequent month; and
(ii)(if the Seller has exercised its right to defer Closing pursuant to Clause 5.14.3), the first Closing Business Day of the month immediately following expiry of the Delayed Period, except that, where fewer than 10 Business Days remain between the expiry of the Delayed Period and the first Closing Business Day of the following month, Closing shall take place on the first Closing Business Day of the subsequent month.
6.1.2Notwithstanding the foregoing, Closing may also take place at such other location (including by means of electronic exchange of documents) or on such other date as may be agreed between the Purchaser and the Seller.
6.2Closing Events
On the date fixed for Closing in accordance with Clause 6.1, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 5. The Seller may waive some or all of the obligations of the Purchaser as set out in Schedule 5 and the Purchaser may waive some or all of the obligations of the Seller as set out in Schedule 5.
6.3Payment on Closing
On the date fixed for Closing in accordance with Clause 6.1, the Purchaser shall pay (in accordance with Clause 15.9) an amount in cleared funds to the Seller which is equal to €8.00 (being, the Base Amount less the Estimated Net Indebtedness).
6.4When Closing shall have taken place
Closing shall have taken place once all obligations in Clause 6.2 and Clause 6.3 have been fulfilled or, in the case of the obligations in Clause 6.2 only, waived.
6.5Notifications to determine the Seller Contribution
No later than five Business Days prior to Closing, the Seller shall notify the Purchaser of:
6.5.1the Estimated Cash; and
6.5.2the Seller Contribution.
6.6Sale and Purchase of all of the Sale Securities
6.6.1The Purchaser is not obliged to purchase any of the Sale Securities unless the Seller sells, or procures the sale of, all of the Sale Securities simultaneously.
6.6.2The Seller is not obliged to sell, or procure the sale of, any of the Sale Securities unless the Purchaser purchases all of the Sale Securities simultaneously.
6.7Breach of Closing Obligations
If a party fails to comply with any material obligation in Clauses 6.2, 6.3 and/or Schedule 5, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of

52

non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other:
6.7.1to terminate this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) without liability on its part or the part of those on whose behalf such notice is served;
6.7.2to effect Closing so far as practicable having regard to the defaults which have occurred; or
6.7.3to defer Closing until the first Closing Business Day of the subsequent month, in which case the provisions of Schedule 5 shall apply to Closing as so deferred but provided such deferral may only occur once.
6.8Closing Obligation Termination Payments
6.8.1If:
(i)the Seller fails to comply with any material obligation in Clauses 6.2 or 6.3 or Schedule 5 (except the Seller’s obligation to provide evidence of release of Target Group Guarantees pursuant to paragraph 1.1.5 of Schedule 5); and
(ii)the Purchaser exercises its right pursuant to Clause 6.7.1 to terminate this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) as a result of such failure to comply, then the Seller shall pay to the Purchaser, or shall procure the payment to the Purchaser of, an amount equal to €25,000,000 (exclusive of VAT) on or before the date falling ten Business Days following the date of termination of this Agreement and the Put Option (the “Seller Closing Obligation Termination Payment”).
6.8.2If:
(i)the Purchaser fails to comply with any material obligation in Clauses 6.2 or 6.3 or Schedule 5 (except the Purchaser’s obligation to provide evidence of release of Notified Seller Guarantees pursuant to paragraph 1.2.3 of Schedule 5); and
(ii)the Seller exercises its right pursuant to Clause 6.7.1 to terminate this Agreement (other than the Surviving Clauses) and the Put Option (other than the Put Option Surviving Clauses) as a result of such failure to comply, then the Purchaser shall pay to the Seller, or shall procure the payment to the Seller of, an amount equal to €25,000,000 (exclusive of VAT) on or before the date falling ten Business Days following the date of termination of this Agreement and the Put Option (the “Purchaser Closing Obligation Termination Payment”).
6.8.3Each of the Seller and the Purchaser agrees that the Closing Obligation Termination Payments are not intended to be penalties but rather are liquidated damages in a reasonable amount that will compensate the Seller or the Purchaser (as applicable) in the circumstances in which the relevant Closing Obligation Termination Payment is payable, for costs and expenses incurred and resources utilised by the Seller’s Group or the Purchaser’s Group (as applicable) in connection with the preparation, negotiation, entry into and consummation of the

53

transactions contemplated by this Agreement, which amount would otherwise be impossible or extremely difficult to calculate with precision.
6.9Effect of Termination
If this Agreement is terminated in accordance with its terms (and without limiting any party’s rights and remedies, including the right to claim damages), all obligations of the Seller and the Purchaser under this Agreement shall end (other than the Surviving Clauses) but for the avoidance of doubt all rights and liabilities of the Seller and the Purchaser which have accrued before termination shall continue to exist.
7Post-Closing Adjustments
7.1Closing Statement
The Purchaser shall, at its sole cost and expense, procure that there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 6.
7.2Determination of Closing Statement
7.2.1The Draft Closing Statement as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 6:
(i)shall constitute the Closing Statement for the purposes of this Agreement; and
(ii)shall be final and binding on the parties in the absence of manifest error.
7.2.2The (i) Working Capital, (ii) Target Group Companies’ Cash Balances and (iii) Net Indebtedness shall each be derived from the Closing Statement.
7.3Adjustments to Consideration
7.3.1Working Capital Adjustment
(i)If the Working Capital is less than the Target Working Capital, the Seller shall pay to the Purchaser an amount equal to the deficiency; or
(ii)if the Working Capital exceeds the Target Working Capital, the Purchaser shall pay to the Seller an amount equal to the excess.
7.3.2Adjustment for Target Group Companies’ Cash Balances
(i)If (A) the Target Group Companies’ Cash Balances less the Seller Contribution are less than (B) the Estimated Cash, the Seller shall pay to the Purchaser an amount equal to the deficiency; or
(ii)if (A) the Target Group Companies’ Cash Balances less the Seller Contribution exceed (B) the Estimated Cash, the Purchaser shall pay to the Seller an amount equal to the excess.
7.3.3Adjustment for Net Indebtedness
(i)If the Net Indebtedness is greater than the Estimated Net Indebtedness, the Seller shall pay to the Purchaser an amount equal to the excess; or

54

(ii)if the Net Indebtedness is less than the Estimated Net Indebtedness, the Purchaser shall pay to the Seller an amount equal to the deficiency.
7.4Payment and Allocation
7.4.1Any payment pursuant to Clause 7.3 shall be made on or before the Final Payment Date.
7.4.2Where any payment is required to be made pursuant to Clause 7.3:
(i)the payment made on account of the Consideration shall be reduced or increased accordingly; and
(ii)the allocation of the Consideration shall be adjusted pursuant to Clause 3.3.
7.4.3The Seller and the Purchaser agree that any amounts that are paid pursuant to Clause 7.3 by the Seller to the Purchaser shall be contributed by the Purchaser to the Target Group Companies within three Business Days of receipt of such amounts by the Purchaser if and to the extent that the Purchaser does not require such amounts to:
(i)settle any payment obligations that are due to the Seller within the following 30 days; or
(ii)perform or discharge any undertaking, commitment, condition or measure agreed pursuant to Clause 4.2.2(ii) by the Purchaser’s Group, in which case the amount to be contributed by the Purchaser to the Target Group Companies in accordance with this Clause 7.4.3 shall be reduced by such amount as referred to in (i) and (ii) above.
7.4.4The Purchaser shall use reasonable endeavours to procure that any contribution in Clause 7.4.3 is made to the relevant Target Group Companies in a Tax neutral way.
7.4.5The Purchaser shall provide the Seller with evidence of the contribution in Clause 7.4.3 as soon as reasonably practicable thereafter.
8Post-Closing Obligations
8.1Purchaser Contribution
8.1.1
(i)Immediately following Closing, and in any event within one Business Day following the Closing Date, the Purchaser shall procure that an amount equal to €10,000,000 (or such lower amount as determined in accordance with Clause 4.2.2(i)) will be contributed as equity to the Target Group Companies (the “Purchaser Contribution”). The Purchaser Contribution shall be deemed to have been made upon payment by the Purchaser from the Purchaser’s bank account to the bank account(s) of one or more of the Target Group Companies (irrespective of the time of crediting on the Target Group Companies’ bank account(s)) (evidence of which shall be provided to the Seller promptly) and such part (or part of such) payment not being rejected or returned before receipt of the Purchaser Contribution in the Target Group Companies’ bank account. Notwithstanding anything to the contrary, the Purchaser shall ensure that the Purchaser Contribution is

55

received by the Target Group Companies as soon as possible following the Closing Date (and in any event within ten Business Days following the Closing Date).
(ii)The Seller and the Purchaser shall discuss in good faith and agree the quantum of the Purchaser Contribution that shall be received by each Target Group Company pursuant to this Clause 8.1.1.
(iii)The Purchaser shall use reasonable endeavours to procure that the Purchaser Contribution is made by way of capital contribution to the relevant Target Group Companies in a Tax neutral way.
(iv)The Purchaser shall provide the Seller with evidence of the contribution of the Purchaser Contribution as soon as reasonably practicable thereafter (but in any event no later than two Business Days after the Closing Date).
8.1.2If the Purchaser fails to comply with its obligation to contribute the Purchaser Contribution under Clause 8.1.1 then the Purchaser shall pay to the Seller, or shall procure the payment to the Seller of, an amount equal to €25,000,000 (exclusive of VAT) on or before the date falling ten Business Days following the Closing Date (the “Purchaser Contribution Breach Payment”).
8.1.3Each of the Seller and the Purchaser agrees that the Purchaser Contribution Breach Payment is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which the Purchaser Contribution Breach Payment is payable, for costs and expenses incurred and resources utilised by the Seller’s Group in connection with the preparation, negotiation, entry into and consummation of the transactions contemplated by this Agreement including taking into account the payment of the Seller Contribution, which amount would otherwise be impossible or extremely difficult to calculate with precision.
8.2Indemnities
8.2.1Indemnity by the Purchaser against Assumed Liabilities
With effect from Closing, the Purchaser shall indemnify and keep indemnified the Seller (for themselves and on behalf of any member of the Seller’s Group) against:
(i)all Assumed Liabilities;
(ii)any liability incurred by any member of the Seller’s Group arising from the conduct by the Purchaser of the Elephant Hive-Down Business and/or the Elephant Assets after Closing including any such liability which becomes a liability of any member of the Seller’s Group by virtue of any applicable law; and
(iii)any Losses which any member of the Seller’s Group suffers by reason of any member of the Seller’s Group taking any reasonable action to avoid, resist or defend against any liability referred to in Clauses 8.2.1(i) or (ii).
The Purchaser shall not be liable under this Clause 8.2.1 if and to the extent that:
(a)it or a member of the Purchaser’s Group has a claim or right of action against, or a right to indemnification from, the Seller or a member of the

56

Seller’s Group under this Agreement or is otherwise entitled to claim corresponding Losses under a Transaction Document regarding the subject matter of the Seller’s claim;
(b)the liability or Loss in question has arisen as a result of fraud by the Seller’s Group; or
(c)the liability or Loss is (I) a Transfer Tax for which provision is made by Clause 15.11, or in respect of which provision would be made but for an exclusion or limitation therein, (II) VAT or an amount in respect of VAT (which shall be dealt with in accordance with Clause 15.14), or (III) Taxation suffered or incurred by any member of the Seller’s Group on actual net income, profits or gains.
8.2.2Indemnity by the Seller against Excluded Liabilities etc.
With effect from Closing, the Seller shall indemnify and keep indemnified the Purchaser (for themselves and on behalf of any member of the Purchaser’s Group) against:
(i)any Excluded Liability;
(ii)any Losses which the Purchaser or the Target Group Companies suffer by reason of the Purchaser or the Target Group Companies taking any reasonable action to avoid, resist or defend against any Excluded Liability;
(iii)any Losses which the Purchaser or the Target Group Companies suffer in relation to claims (if any) by the buyer against the Purchaser or the Target Group Companies under the Grande Bastide Sale Process; and
(iv)any Losses which the Purchaser or the Target Group Companies suffer in relation to the Asbestos ACAATA Appeal (the “Asbestos ACAATA Indemnity”).
The Seller shall not be liable under this Clause 8.2.2 if and to the extent that:
(A)it or a member of the Seller’s Group has a claim or right of action against, or a right to indemnification from, the Purchaser or a member of the Purchaser’s Group under this Agreement or is otherwise entitled to claim corresponding Losses under a Transaction Document regarding the subject matter of the Purchaser’s claim;
(B)the liability or Loss in question has arisen as a result of fraud by the Purchaser’s Group; or
(C)the liability or Loss is (I) a Transfer Tax for which provision is made by Clause 15.11, or in respect of which provision would be made but for an exclusion or limitation therein; (II) VAT or an amount in respect of VAT (which shall be dealt with in accordance with Clause 15.14); or (III) Taxation suffered or incurred by the Purchaser on actual net income, profits or gains.
8.3Conduct of Claims
8.3.1Assumed Liabilities

57

(i)If the Seller or any member of the Seller’s Group becomes aware after Closing of any claim which constitutes or may constitute an Assumed Liability or which could give rise to a liability for the Seller’s Group in respect of which it is entitled to be indemnified by the Purchaser under Clause 8.2.1, the Seller shall as soon as reasonably practicable give written notice thereof to the Purchaser and shall not, and shall procure that no member of the Seller’s Group shall, admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Purchaser.
(ii)The Seller shall, or shall procure that a member of the Seller’s Group shall, take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to the Seller being indemnified on an after-Tax basis and secured (for themselves and on behalf of the member of the Seller’s Group where applicable) to their reasonable satisfaction by the Purchaser against all Losses which may thereby be incurred. In connection therewith, the Seller shall make or procure to be made available to the Purchaser or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Elephant Group Business which have been retained by any member of the Seller’s Group (and shall permit the Purchaser to take copies thereof) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim.
(iii)Any failure by the Seller to comply with their obligations in this Clause 8.3.1 shall reduce the liability of the Purchaser to indemnify the Seller (for themselves and on behalf of any member of the Seller’s Group) under Clauses 8.2.1(i) or 8.2.1(ii) only if and to the extent the Purchaser demonstrates that it was prejudiced by the failure.
8.3.2Excluded Liabilities etc.
(i)If the Purchaser or any member of the Purchaser’s Group becomes aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchaser’s Group in respect of which it is entitled to be indemnified by the Seller under Clause 8.2.2, the Purchaser shall as soon as reasonably practicable give written notice thereof to the Seller and shall not, and shall procure that no member of the Purchaser’s Group shall, admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Seller. Clause 12.5 shall not apply to any claims which constitute or may constitute Excluded Liabilities.
(ii)The Purchaser shall, and shall procure that members of the Purchaser’s Group shall, take such action the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim: (A) which constitutes or may constitute an Excluded Liability, or (B) in respect of which the Seller has indemnified the Purchaser under Clause 8.2.2, in each case subject to the Purchaser being indemnified on an after-Tax basis and secured (for themselves and on behalf of the member of the Purchaser’s

58

Group where applicable) to their reasonable satisfaction by the Seller against all Losses which may thereby be incurred. In connection therewith the Purchaser shall make or procure to be made available to the Seller or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Elephant Group Business which are in the possession of the Purchaser’s Group (and shall permit the Seller to take copies thereof) for the purposes of enabling the Seller to ascertain or extract any information relevant to the claim.
(iii)Any failure by the Purchaser to comply with their obligations in this Clause 8.3.2 shall reduce the liability of the Seller (for themselves and on behalf of any member of the Purchaser’s Group) to indemnify the Purchaser under Clause 8.2.2 if and to the extent the Seller demonstrates that it was prejudiced by the failure.
8.4The Seller’s Continuing Obligations
8.4.1Following Closing, the Seller shall, or shall procure that any member of the Seller’s Group shall, for a period of six years from Closing, retain the books, records and documents of the Elephant Group Business (including in respect of Tax) if and to the extent they relate to the period prior to Closing (excluding any books, records and documents within any data transferred to the Elephant Group Business and/or the Purchaser (or any member of the Purchaser’s Group) pursuant to the Separation Plan) and, subject to applicable law and compliance with any obligations of confidence, shall (upon reasonable notice by the Purchaser and during normal business hours) allow the Purchaser reasonable access to such books, records and documents, including the right to take copies at the Purchaser’s expense, if and to the extent such access is reasonably required: (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Target Group Companies; or (iii) to enable the Purchaser and the Target Group Companies to comply with their own tax obligations or facilitate the management or settlement of their own tax affairs. The Seller’s Group shall not be required to make such books, records and documents available to the Purchaser if and to the extent that such books, records and documents: (i) are already in the possession of, or accessible by, the Purchaser or any member of the Purchaser’s Group; (ii) are reasonably regarded by the Seller as confidential to the activities of the Seller or any member of the Seller’s Group otherwise than in relation to the Elephant Group Business; (iii) are legally privileged; or (iv) cannot be shared with the Purchaser or any member of the Purchaser’s Group in compliance with applicable law.
8.4.2Following Closing, if it becomes known to the Seller’s Group and/or the Purchaser’s Group that any property, rights, assets or liabilities are owned or incurred by the Seller’s Group but (a) form part of the Elephant Hive-Down Business (other than any Excluded Asset or Excluded Liability), or (b) were exclusively or primarily used or incurred in the conduct of the Elephant Group Business (other than any Excluded Asset or Excluded Liability) or (c) are Intellectual Property Rights (including trade secrets and rights in confidential

59

information) owned by the Seller’s Group that were used by the Elephant Group Business in the twelve months prior to the Closing Date but are not licensed pursuant to the Seller’s Group IPR Licences or this Agreement (but excluding (I) any Seller’s Group Trade Marks (including, for the avoidance of doubt, rights in trade dress, product names and product grade names), (II) any rights in domain names and URLs and (III) any Intellectual Property Rights licensed pursuant to the Transitional Services Agreement) and, in the case of (a) and (b) only, should have been transferred to a Target Group Company at or prior to Closing but have not been so transferred, the Seller shall and shall procure that the Seller’s Group shall:
(i)except in the case of any such Intellectual Property Rights, transfer such property, rights, assets (and any related liabilities which are an Assumed Liability) or liabilities as soon as practicable to the Purchaser or another member of the Purchaser’s Group nominated by the Purchaser reasonably acceptable to the Seller for nil consideration;
(ii)in the case of any such Intellectual Property Rights grant the Purchaser and each of the Target Group Companies, a perpetual, irrevocable, non-exclusive and royalty-free licence to use, develop and exploit such Intellectual Property Rights solely for the purpose of conducting the Elephant Group Business and provided that, in the case of any such Intellectual Property Rights which are copyrights in works which have been made available to customers of the Elephant Group Business or to the public, (A) such licence shall be solely to create derivative works of such copyright works and to use and display such derivative works (and not to use or display such copyright works in unmodified form) and (B) such derivative works shall not have the same trade dress or look or feel as the licensed copyrights and shall not otherwise give the impression to customers of the Target Group Companies or any other third party that the Target Group Companies are associated with the Seller’s Group; and
(iii)indemnify and keep indemnified on an after-Tax basis the Purchaser or any member of the Purchaser’s Group against any Tax suffered on the transfer or licence of any property, rights, assets or liabilities to the Purchaser or member of the Purchaser’s Group under this Clause 8.4.2, save that this Clause 8.4.2 shall not apply to the extent the parties expressly agree in writing prior to the Closing Date (including in this Agreement or the Transaction Documents) that any property, rights, assets, liabilities or Intellectual Property Rights shall be retained by the Seller’s Group following Closing.
8.4.3For a period of two years following the Closing Date, the Seller shall not (and shall procure that no member of the Seller’s Group and its and their Representatives shall) directly or indirectly solicit or induce a person acting in the role of a Senior Employee as at the Closing Date to become employed by a member of the Seller’s Group. For the avoidance of doubt, neither:
(i)the placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agent (provided that no member of the Seller’s Group encourages or advises such agency to approach any such Senior Employee); nor

60

(ii)the recruitment or hiring by the Seller or a member of the Seller’s Group of a Senior Employee who has:
(a)been dismissed following Closing by the Purchaser or a member of the Purchaser’s Group; or
(b)no less than six months prior to the commencement of such recruitment process otherwise terminated their employment with a Target Group Company following Closing (provided also that no member of the Seller’s Group has encouraged or advised such Senior Employee to resign from their employment with the relevant Target Group Company), shall constitute a breach of this Clause 8.4.3.
If the Seller or a member of the Seller’s Group is in breach of the foregoing obligation, the Seller shall pay on an after-Tax basis to the Purchaser, or at the Purchaser’s choice, to the Target Group Companies, liquidated damages in the amount of €50,000 for each breach of the foregoing obligation.
8.5The Purchaser’s Continuing Obligations
8.5.1The Purchaser shall, and shall procure that the Purchaser’s Group and their respective Representatives shall, comply with Schedule 17 with effect from Closing.
8.5.2The Purchaser shall, and shall procure that the relevant Target Group Companies shall, following Closing for a period of six years retain the books, records and documents of the Elephant Group Business if and to the extent they relate to the period prior to Closing and, subject to applicable law and compliance with any obligations of confidence, shall, and shall procure that the relevant Target Group Companies shall (upon reasonable notice by the Seller and during normal business hours), allow the Seller reasonable access to such books, records and documents, including the right to take copies at the Seller’s expense, if and to the extent such access is reasonably required: (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Elephant Group Business; or (iii) to enable the Seller’s Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs. The Purchaser’s Group shall not be required to make such books, records and documents available to the Seller if and to the extent that such books, records and documents: (i) are already in the possession of, or accessible by, the Seller or any member of the Seller’s Group; (ii) are reasonably regarded by the Purchaser as confidential to the activities of the Purchaser or any member of the Purchaser’s Group otherwise than in relation to the Elephant Group Business; (iii) are legally privileged; or (iv) cannot be shared with the Seller or any member of the Seller’s Group in compliance with applicable law.
8.5.3Following Closing, if it becomes known to the Purchaser’s Group and/or the Seller’s Group that any property, rights, assets or liabilities are owned or incurred by the Purchaser’s Group but (a) are an Excluded Asset or an Excluded Liability, or (b) were exclusively or primarily used or incurred in the conduct of the business of

61

the Seller’s Group (other than the Elephant Group Business) and, in each case, should not have been transferred to a Target Group Company at or prior to Closing, but have been so transferred, the Purchaser shall and shall procure that the Purchaser’s Group shall transfer such property, rights, assets or liabilities as soon as practicable to the Seller or another member of the Seller’s Group nominated by the Seller reasonably acceptable to the Purchaser, save that this Clause 8.5.3 shall not apply to the extent the parties expressly agree in writing prior to the Closing Date (including in this Agreement or the Transaction Documents) that any property, rights, assets or liabilities shall be transferred to the Purchaser’s Group or the Target Group Companies (including for the avoidance of doubt the Assumed Liabilities) on or prior to Closing.
8.5.4The Seller shall indemnify on an after-Tax basis and keep indemnified the Purchaser against any Tax suffered on the transfer of any property, rights, assets or liabilities to the Seller or member of the Seller’s Group under Clause 8.5.3.
8.5.5From Closing, the Purchaser shall process any personal data comprised in the Elephant Group Business:
(i)in accordance with Data Protection Legislation; and
(ii)for purposes compatible with the purposes for which it was processed on the Closing Date, save if and to the extent the Purchaser has obtained consent from the relevant individual to the new purpose or it is otherwise compliant with Data Protection Legislation.
8.5.6If following Closing, the Data Protection Legislation requires a fair processing notice to be sent to any individual as a result of the transfer of personal data under this Agreement, the parties agree that the Purchaser shall be responsible for sending that notice promptly and, in any event, within one month of Closing. The Purchaser shall obtain the Seller’s consent to the content of that notice (such consent not to be unreasonably withheld or delayed).
8.5.7The obligations in Clause 8.5.5 shall apply to the Seller in respect of the period prior to Closing.
8.6Use of the Seller’s Trade Marks
Except as otherwise expressly provided in the Transitional Trade Mark Licence, from the Closing Date, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall:
8.6.1use any Seller’s Group Trade Marks on any assets, documents or other materials in the possession or control of any member of the Purchaser’s Group including any business stationery, buildings, plants, fixtures, machinery, equipment, vehicles, displays, signage, signs, products, informational, promotional or marketing materials, websites, email addresses, information technology systems or software; or
8.6.2hold itself out as having any current affiliation with any member of the Seller’s Group.

62

8.7Licensed IPR
8.7.1The Seller hereby grants, and shall procure that each other relevant member of the Seller’s Group grants, to the Purchaser and each of the Target Group Companies, with effect from Closing, a perpetual, irrevocable, non-exclusive and royalty-free licence to use, develop and exploit all Intellectual Property Rights (excluding any Seller’s Group Trade Marks, any other Intellectual Property Rights which are registered or the subject of any application for registrations and all Intellectual Property Rights licensed under the Seller’s Group IPR Licences) owned by any member of the Seller’s Group at Closing that subsist in any improvements, product specifications, quality procedures or operational excellence standards relating to the Intellectual Property Rights licensed under the Seller’s Group IPR Licences or Third Party IPR Licences and which improvements, product specifications, quality procedures or operational excellence standards are used by the Target Group Companies in the conduct of the Elephant Group Business as at Closing. The foregoing licences shall be subject to the terms, conditions and scope of the relevant Seller’s Group IPR Licences or Third Party IPR Licences, including as regards confidentiality. The licence granted under this Clause 8.7.1 excludes any rights to the Seller’s Group Trade Marks (including rights in trade dress, product names and product grade names) and the licence in respect of product specifications shall be limited to the creation of derivative works of such product specifications, which derivative works shall not have the same trade dress or look or feel as the licensed product specifications and, without prejudice to the rights granted under the Transitional Trade Mark Licence, shall not otherwise give the impression to customers of the Target Group Companies or any other third party that the Target Group Companies are associated with the Seller’s Group.
8.7.2The Seller hereby grants, and shall procure that each other relevant member of the Seller’s Group grants, to the Purchaser and each of the Target Group Companies, with effect from Closing, a perpetual, irrevocable, non-exclusive and royalty-free licence in respect of any copyright in any marketing materials or displayed website content which is owned by any member of the Seller’s Group at Closing and which is or has been used in relation to the Elephant Group Business in the period of 12 months prior to Closing (excluding (i) any Seller’s Group Trade Marks (including, for the avoidance of doubt, rights in trade dress, product names and product grade names) and (ii) any rights in domain names and URLs) (“Shared Copyright”) solely to create derivative works of the Shared Copyright and to use and display such derivative works (and not to use or display the Shared Copyright in unmodified form), and provided that (A) such licence shall be limited to use solely for the purpose of conducting the Elephant Group Business and (B) such derivative works shall not have the same trade dress or look or feel as the Shared Copyright and shall not otherwise give the impression to customers of the Target Group Companies or any other third party that the Target Group Companies are associated with the Seller’s Group.
8.7.3The Purchaser hereby grants, and shall procure that each of the French Subsidiaries grants, to each member of the Seller’s Group, with effect from Closing, a perpetual, worldwide, irrevocable, freely assignable, freely sub-licensable, non-exclusive and royalty-free licence to use, develop and exploit all Intellectual Property Rights owned by any of the French Subsidiaries as at Closing (if any) for any purpose.

63

8.8Grande Bastide Sale Process
8.8.1From Closing, the Purchaser shall use reasonable endeavours to satisfy any remaining conditions to, and effect the completion of, the Grande Bastide Sale Process.
8.8.2Following Closing, the Purchaser shall promptly (and in any event within ten Business Days of receipt of the proceeds by the Purchaser’s Group) pay to the Seller, or shall procure the payment to the Seller of, an amount equal to 95 per cent. of (i) the proceeds received by the Purchaser’s Group (including any French Subsidiary) following Closing in respect of the Grande Bastide Sale Process less (ii) any cash Taxes that have been or will be incurred (or that would have been incurred but for the set-off or utilisation of any Relief that would otherwise be utilised, or received in the case of a refund, in the same or next accounting period) by the Purchaser or any member of the Purchaser’s Group and, to the extent incurred following Closing, reasonable external costs and expenses of the Purchaser or any member of the Purchaser’s Group, in each case in relation to the Grande Bastide Sale Process (together, the “Grande Bastide Costs”) (such proceeds, the “Grande Bastide Sale Proceeds”).
8.8.3In the event that, notwithstanding the Purchaser’s use of reasonable endeavours pursuant to Clause 8.8.1, completion of the Grande Bastide Sale Process cannot be achieved in accordance with and pursuant to the terms of the documentation relating to the Grande Bastide Sale Process, the Seller shall reimburse the reasonable external costs and expenses incurred by the Purchaser or any member of the Purchaser’s Group in relation to the Grande Bastide Sale Process following Closing (if and to the extent that such costs have not already been recovered by the Purchaser pursuant to Clause 8.2.2(iii) or otherwise under this Clause 8.8).
8.8.4The Purchaser shall provide to the Seller documentary or other evidence in a form satisfactory to the Seller of any Grande Bastide Costs.
8.8.5The Purchaser and the Seller shall work together in good faith to agree an efficient manner in which the Grande Bastide Sale Proceeds shall be paid to the Seller (or any person so requested by the Seller).
8.9Post-Closing Obligations
As soon as possible following Closing:
Spain
8.9.1the Purchaser, as sole shareholder of Spain NewCo, shall approve and execute the change of the sole shareholder of Spain NewCo; and
France
8.9.2in any event within one month following Closing, the Purchaser shall procure that the reiterative deed (acte réitératif) is filed with the French tax authorities.

64

9Environmental Matters
9.1French Subsidiaries
Subject to Clause 8.2.2(iv) in respect of the Asbestos ACAATA Appeal and the allocation of amounts relating to the Shell Contamination Claim pursuant to Clause 9.2, the Seller and the Purchaser agree and acknowledge that, with effect from Closing, any and all rights, actions and liabilities in connection with the Environment (including any Environmental Contamination) relating to the business of, or the Business Properties owned, occupied and/or used at any time by, the French Subsidiaries shall remain with the French Subsidiaries and be assumed by the Purchaser’s Group.
9.2Shell Environmental Contamination
9.2.1In this Clause 9.2:
(i)“Award” means an amount in respect of a full or partial settlement (whether or not pursuant to an order of a French court) of the Shell Contamination Claim received by the Purchaser’s Group and/or the Seller’s Group (as applicable) including any amount held for its or their benefit (as applicable) in an escrow account or similar arrangement;
(ii)“Aggregate Award” means the sum of the portion of the Award received by the Purchaser’s Group and the portion of the Award received by the Seller’s Group;
(iii)“French Subsidiaries’ Shell Contamination Settlement Entitlement” means the French Subsidiaries’ Shell Contamination Settlement Percentage multiplied by the sum of all Aggregate Awards;
(iv)“French Subsidiaries’ Shell Contamination Settlement Percentage” means 80 per cent.;
(v)“Seller’s Shell Contamination Settlement Entitlement” means the Seller’s Shell Contamination Settlement Percentage multiplied by the sum of all Aggregate Awards;
(vi)“Seller’s Shell Contamination Settlement Percentage” means 20 per cent.; and
(vii)“Shell Contamination Claim” means the claim originally initiated on 2 February 2018 and being brought by the French Seller and the French Subsidiaries against Société des Pétroles SHELL, now SHELL France, before French courts in relation to historical contamination and related remediation actions and related costs at the Berre Site.
9.2.2If, at any time following the Put Option Date, any member of the Seller’s Group (other than a French Subsidiary) receives an Award, the Seller shall procure that an amount equal to the amount by which such Award, in aggregate with each other Award to the extent that the benefit of which has been received and retained by any member of the Seller’s Group (other than the French Subsidiaries) through the application of this Clause 9.2.2 or paragraph 2.18 of Part 1 of Schedule 6, is in excess of the Seller’s Shell Contamination Settlement Entitlement (less the costs and expenses incurred in relation to contamination and remediation at the Berre Site by the Seller’s Group since 30 September 2023), shall be paid to the French

65

Subsidiaries as soon as reasonably practicable and in any event before the date falling ten Business Days following receipt of such Award by the relevant member of the Seller’s Group (or such longer period as is reasonably required to transfer monies from any escrow account or similar arrangement).
9.2.3If, following Closing, any member of the Purchaser’s Group (including a French Subsidiary) receives an Award the Purchaser shall procure that, either as a result of a payment (A) by the Purchaser (or any member of the Purchaser’s Group), or (B) directly from Société des Pétroles SHELL, now SHELL France, to a member of the Seller’s Group, the Seller’s Group shall receive in aggregate with each other Award to the extent that the benefit of which has been received and retained by any member of the Seller’s Group (other than the French Subsidiaries) equal to the Seller’s Shell Contamination Settlement Entitlement (plus the costs and expenses incurred in relation to contamination and remediation at the Berre Site by the Seller’s Group since 30 September 2023) as soon as reasonably practicable and in any event before the date falling ten Business Days following receipt of the Award by the relevant member of the Purchaser’s Group (or such longer period as is reasonably required to transfer monies from any escrow account or similar arrangement).
9.2.4The Purchaser and the Seller shall work together in good faith to agree an efficient manner in which the payments referred to in Clauses 9.2.2 and 9.2.3 shall be paid to the French Subsidiaries or the Seller’s Group (as applicable).
9.2.5Following Closing, the Purchaser shall, and shall procure that the Purchaser’s Group shall, and the Seller shall, and shall procure that the Seller’s Group shall, act in good faith and cooperate with each other to ensure the smooth transition of the conduct of the Shell Contamination Claim to the Purchaser’s Group.
9.2.6Following Closing, the Purchaser shall, and shall procure that the Purchaser’s Group shall, provide the Seller with all reasonable information in relation to the Shell Contamination Claim to enable the Seller to assess whether any amounts received by the Purchaser or any member of the Purchaser’s Group in relation to the Shell Contamination Claim relate to losses incurred by the Seller or any member of the Seller’s Group prior to 30 September 2023 and/or the Closing Date.
9.3Environmental Permits
Notwithstanding Clauses 4.1.6 and 4.2.8, if any transfer to the Target Group Companies of an Environmental Permit that is necessary for the operation of the Elephant Group Business, in particular the Hive-Down (together the “Environmental Permit Transfers”), has not been completed prior to Closing, on and from the Closing Date:
9.3.1to the extent permitted by law, the Seller shall allow the relevant Target Group Company to use such Environmental Permits which are held by the Seller’s Group without charging any fee to the Purchaser’s Group until completion of such Environmental Permit Transfers;
9.3.2where it is not permitted by law for the relevant Target Group Company to use such Environmental Permits which are held by the Seller’s Group, the Seller and the Purchaser shall work together in good faith to agree on a different legally permissible approach to allow the respective Target Group Companies to operate

66

the relevant part of the Elephant Group Business until completion of such Environmental Permit Transfers; and
9.3.3in both cases above, the Purchaser shall, and shall procure that the relevant Target Group Company shall:
(i)operate the relevant part of the Elephant Group Business in accordance with the Environmental Permits and any of their terms and conditions, subject to any such Environmental Permit Transfers occurring thereafter; and
(ii)indemnify and keep indemnified the Seller (for themselves and on behalf of any member of the Seller’s Group) on demand against any Claim or Loss arising in respect of any matter relating to such Environmental Permit pending completion of such Environmental Permit Transfers (except to the extent such Claim or Loss is caused by the Seller).
9.4REACH Approvals
The Seller shall take all necessary steps to register the relevant Target Group Companies with and submit, or procure the submission of, a registration dossier to:
9.4.1the European Chemicals Agency in relation to REACH; and
9.4.2the UK Health and Safety Executive in relation to UK REACH, such that as soon as practicable after the Put Option Date and in any event prior to Closing, it, or the relevant Target Group Companies (as applicable), is able to obtain the REACH Approvals it, or the relevant Target Group Companies (as applicable), requires for the Elephant Group Business.
9.5Emissions Trading Schemes
9.5.1At least 30 days prior to the Closing Date, the Purchaser shall:
(i)supply to the Seller full details of the Purchaser’s account (which in the absence of such notification shall be the Target Group Companies’ operator holding account) in the:
(a)EU Emissions Trading Registry into which the Seller shall be required to transfer the relevant EU Emissions Trading Allowances at Closing; and
(b)UK Emissions Trading Registry into which the Seller shall be required to transfer the relevant UK Emissions Trading Allowances at Closing; and
(ii)procure that such accounts are not blocked or otherwise unable to accept such transfer.
9.5.2The Seller shall instruct the EU Emissions Trading Registry and UK Emissions Trading Registry (as applicable) to transfer:
(i)the Transferring Allowances described in limb (ii) of the definition of “Transferring Allowances” as soon as reasonably practicable following Closing having calculated the relevant Greenhouse Gas Emissions, and in

67

any case prior to the date of the obligation to surrender Emissions Trading Allowances for the relevant Emissions Trading Scheme; and
(ii)the Transferring Allowances in limb (i) of the definition of “Transferring Allowances” as soon as reasonably practicable thereafter, having calculated the relevant Greenhouse Gas Emissions, in each case to the registry account of the Purchaser notified pursuant to Clause 9.5.1, provided that the number of Transferring Allowances shall be reduced by the number of Emissions Trading Allowances held by the Target Group Companies at Closing.
10Warranties
10.1The Seller’s Warranties
10.1.1The parties acknowledge that, under paragraph 7 of the Put Option, the Warrantor warranted to the Purchaser on the Put Option Date that, subject to Clause 10.2, the statements set out in Schedule 7 (other than the statements in paragraph 2 of Schedule 7) were true and accurate as of the Put Option Date.
10.1.2Subject to Clause 10.2, the Warrantor warrants to the Purchaser that the statements set out in paragraph 1.1 of Schedule 7 are true and accurate as of the date of this Agreement.
10.1.3Subject to Clause 10.2, the Warrantor warrants to the Purchaser that the Fundamental Warranties will be true and accurate at Closing as if they had been repeated at Closing.
10.1.4The only Seller’s Warranties given:
(i)in respect of the Environment are those contained in paragraph 10 of Schedule 7 and each of the other Seller’s Warranties shall be deemed not to be given in respect of the Environment; and
(ii)in respect of tax matters are those contained in paragraph 13 of Schedule 7 and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters.
10.1.5Any Seller’s Warranty qualified by the expression “so far as the Warrantor is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of Richard Roudeix, Jean Gadbois, Dario Giudici, James Guilfoyle, Gianluca Brescia and Nathan Buza (with no imputation of the knowledge of any other person) who shall be deemed to have knowledge of such matters as they would have discovered, had they made reasonable enquiries of their direct reports.
10.1.6The Purchaser acknowledges and agrees that the Warrantor does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, targets, projections, statements of intent or statements of opinion or similar provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including any teaser, vendor due diligence report, information memorandum, the Disclosure Documents and the documents provided in the Data Room. The Purchaser also acknowledges and agrees that it has had access to diligence materials provided by the Seller in the

68

Data Room, and used such materials in order to prepare the Purchaser’s Business Plan.
10.1.7Each of the Seller’s Warranties is separate and (unless this Agreement expressly provides otherwise) is not limited by reference to any other Seller’s Warranty.
10.2Seller’s Disclosures
The Seller’s Warranties are subject to any matter which is included or deemed to be included in (i) the Data Room, and/or (ii) the Disclosure Documents, in each case if and to the extent it is Disclosed.
10.3The Purchaser’s Warranties
10.3.1The Purchaser warrants to the Seller that the statements set out in Schedule 8 are true and accurate as of the date of this Agreement.
10.3.2The Purchaser further warrants to the Seller that the statements set out in Schedule 8 will be true and accurate at Closing as if they had been repeated at Closing.
10.3.3Each of the warranties given by the Purchaser pursuant to this Clause 10.3 is separate and (unless this Agreement expressly provides otherwise) is not limited by reference to any other warranty.
11Limitation of Liability
11.1Time Limitation for Claims
11.1.1The Seller shall not be liable for any Claim unless a notice of the Claim is given by the Purchaser to the Seller specifying the matters set out in Clause 12.2:
(i)in the case of any Fundamental Warranty Claim, any Claim under Clause 8.2.2(iv) in respect of the Asbestos ACAATA Indemnity and any Claim under Clauses 15.11.3 and 15.11.4, before the sixth anniversary of the Closing Date;
(ii)in the case of a Claim for breach of Clause 8.4.3 (a “Non-Solicit Claim”), before the third anniversary of the Closing Date; and
(iii)in the case of any other Claim (excluding Fundamental Warranty Claims, any claims under Clause 8.2.2(iv) in respect of the Asbestos ACAATA Indemnity and any Non-Solicit Claim), before the date that is the 18 month anniversary of the Closing Date.
11.2Minimum Claims
11.2.1The Seller shall not be liable for any individual Warranty Claim (or a series of Warranty Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Warranty Claim or series of Warranty Claims does not exceed €50,000.
11.2.2Where the liability agreed or determined in respect of any individual Warranty Claim or series of Warranty Claims arising from substantially identical facts or circumstances exceeds €50,000, subject as provided elsewhere in this Clause 11,

69

the Seller shall be liable for the amount of the Warranty Claim or series of Warranty Claims as agreed or determined and not just the excess.
11.3Aggregate Minimum Claims
11.3.1The Seller shall not be liable for any Claim unless the aggregate amount of all Claims for which the Seller would otherwise be liable exceeds €500,000.
11.3.2Where the liability agreed or determined in respect of all Claims referred to in Clause 11.3.1 exceeds €500,000 subject as provided elsewhere in this Clause 11, the Seller shall be liable for the amount of all such Claims as agreed or determined and not just the excess (no deductible).
11.4Maximum Liability
The aggregate liability of the Seller:
11.4.1for all Warranty Claims (excluding claims for breach of a Fundamental Warranty) shall not exceed €1.00; and
11.4.2without prejudice to Clause 11.4.1, for all Claims (including claims for breach of a Fundamental Warranty but excluding any claims under Clause 8.2.2(iv) in respect of the Asbestos ACAATA Indemnity) shall not exceed €10,000,000.
The aggregate liability of the Seller for the Asbestos ACAATA Indemnity shall not be subject to a cap.
11.5Contingent Liabilities
The Seller shall not be liable for any Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.
11.6Losses
The Seller shall not be liable for any Claim in respect of any loss of profit, loss of goodwill or any indirect or consequential losses.
11.7Provisions
The Seller shall not be liable for any Claim if and to the extent that a specific (i) allowance, (ii) provision or (iii) reserve is made in (A) in respect of Warranty Claims only, the Accounts or the Closing Statement, and (B) in respect of any other Claims, the Closing Statement, in each case for the matter giving rise to the Claim.
11.8Matters Arising Subsequent to this Agreement
The Seller shall not be liable for any Claim if and to the extent that the Claim has arisen as a result of:
11.8.1Agreed Matters
any matter or action done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document, the Separation Plan or the Hive-Down Steps Plan or otherwise at the request in writing or with the approval in writing of the Purchaser;

70

11.8.2Acts of the Purchaser
any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Target Group Companies, or their respective directors, officers, employees or agents, after Closing;
11.8.3Changes in Legislation, Regulation or Practice
(i)the passing of, or any change in, after the Put Option Date, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Put Option Date (including, for the avoidance of doubt, any such change having retrospective effect);
(ii)any change after the Put Option Date of any generally accepted interpretation or application of any legislation (including, for the avoidance of doubt, any such change having retrospective effect); or
(iii)any change after the Put Option Date of any generally accepted accounting principles, procedure or practice (including, for the avoidance of doubt, any such change having retrospective effect); or
11.8.4Accounting and Taxation Policies
any change in accounting or Taxation policy, bases or practice of the Purchaser or the Purchaser’s Group introduced or having effect after the Put Option Date (including, for the avoidance of doubt, any such change having retrospective effect).
11.9Insurance
Without prejudice to Clause 14, the Seller shall not be liable for any Warranty Claim if and to the extent that the Losses in respect of which the Warranty Claim is made: (i) are covered by a policy of insurance; or (ii) would have been covered if the policies of insurance covering the Elephant Group Business or for the benefit of the Target Group Companies in force at the date of Closing had been maintained after Closing on no less favourable terms.
11.10Net Financial Benefit
The Seller shall not be liable for any Warranty Claim in respect of any Losses suffered by any Target Group Company if and to the extent that a member of the Purchaser’s Group receives any corresponding net quantifiable financial benefit arising from such Losses or the facts giving rise to such Losses.
11.11Purchaser’s Actual or Constructive Knowledge
The Seller shall not be liable for any Warranty Claim if and to the extent that the facts, matters or circumstances giving rise to the Warranty Claim were known by the Purchaser or by any of the following persons prior to the Put Option Date: Kolja Hübner, Fabian Müller, Markus Steger and Christian Steigerwald.

71

11.12Understatements/Overstatements
If and to the extent that:
11.12.1the amount of any allowance, provision or reserve (including any allowance, provision or reserve taken into account in calculating the net value of an asset) made in the Accounts and/or Closing Statement or otherwise taken into account or reflected therein (and not released prior to Closing) (other than an allowance, provision or reserve in respect of Taxation) is found to be in excess of, or unnecessary in respect of, the matter for which such allowance, provision or reserve was made or is established to have been excessive or unnecessary;
11.12.2any sum is received by any Target Group Company in respect of any asset which has previously been written off as irrecoverable in the Accounts and/or Closing Statement (other than any asset in respect of Taxation); or
11.12.3the value of any asset in the Accounts and/or Closing Statement (other than any asset in respect of Taxation) is understated or any liability in the Accounts and/or Closing Statement is overstated (other than a liability in respect of Taxation), the amount of such excess, unnecessary allowance, provision or reserve, receipt, understatement or overstatement shall be credited against and applied in relieving the Seller from any liability they would otherwise incur for any Warranty Claim.
11.13Purchaser’s Right to Recover
11.13.1Recovery for Actual Liabilities
The Seller shall not be liable to pay an amount in discharge of any Claim unless and until the liability for which the Claim is made has become due and payable.
11.13.2Prior to Recovery from the Seller etc.
If, before the Seller pays an amount in discharge of any Claim, the Purchaser or any Target Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Target Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, any actual recovery (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery) shall reduce or satisfy, as the case may be, such unsatisfied Claim to the extent of such recovery.
11.13.3Following Recovery from the Seller etc.
If the Seller has paid an amount in discharge of any Claim and the Purchaser or any Target Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Target Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Seller shall be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party or, if subrogation is not possible, the Purchaser shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall, or shall procure that the relevant Target Group Company shall, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses

72

incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of the payment to be made under this Clause 11.13.3 or if less (ii) the amount previously paid by the Seller to the Purchaser. Any payment made by the Purchaser to the Seller under this Clause shall be made by way of further adjustment of the Consideration paid by the Purchaser for the Sale Securities and the provisions of Clause 3.4 shall apply mutatis mutandis.
11.14No Double Recovery and no Double Counting
No party may recover for breach of or under any Transaction Document more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under any Transaction Document, with the intent that there will be no double counting for breach of or under any Transaction Document.
11.15Mitigation of Losses
Each of the Purchaser and the Seller shall and shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim against the other under this Agreement.
11.16Fraud
None of the limitations contained in this Clause 11 shall apply to any claim under or for breach of this Agreement or any Local Transfer Document if and to the extent it arises or is increased as a result of fraud by the Seller.
12Claims
12.1Notification of Potential Claims
Without prejudice to the obligations of the Purchaser under Clause 12.2, if the Purchaser or any member of the Purchaser’s Group becomes aware of any fact, matter or circumstance that could reasonably give rise to a Claim (ignoring for these purposes the application of Clause 11.2 or 11.3), the Purchaser shall as soon as practicable give a notice in writing to the Seller setting out such information as is available to the Purchaser or any member of the Purchaser’s Group as is reasonably necessary to enable the Seller to assess the merits of the potential Claim, to act to preserve evidence and to make such provision as the Seller may consider necessary.
12.2Notification of Claims
Notice of any Claim shall be given by the Purchaser to the Seller as soon as practicable and in any event within the time limits specified in Clause 11.1 and shall specify in reasonable detail the legal and factual basis of the Claim and the evidence on which the Purchaser relies (including, if applicable, evidence of any Third Party Claim), the Purchaser’s estimate of the amount of Losses which is, or is to be, the subject of the Claim (including any Losses which are contingent on the occurrence of any future event). A failure by the Purchaser to provide the information required by this Clause 12.2 shall not

73

render any notice under Clause 12.1 invalid or ineffective but shall be relevant for the purposes of calculating loss.
12.3Commencement of Proceedings
Any Claim notified pursuant to Clause 12.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to Clause 12.2 unless at the relevant time legal proceedings in respect of the Claim have been commenced by being both issued and served.
12.4Investigation by the Seller
In connection with any matter or circumstance that may give rise to a Claim:
12.4.1the Purchaser shall allow, and shall procure that the relevant Target Group Company allows, the Seller or any member of the Seller’s Group and their financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of such Claim; and
12.4.2the Purchaser shall disclose to the Seller all material of which the Purchaser is aware which relates to the Claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such reasonable information and assistance, including (upon reasonable notice by the Seller and during normal business hours) reasonable access to premises and personnel, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or any member of the Seller’s Group or their financial, accounting or legal advisers may reasonably request subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question.
12.5Conduct of Third Party Claims
If the matter or circumstance that may give rise to a Claim is a result of or in connection with a claim by or liability to a third party, whether such claim or liability is actual, alleged, threatened, suspected or potential, and whether relied upon by the Purchaser in bringing or supporting a Claim (a “Third Party Claim”), then:
12.5.1the Purchaser shall consult with the Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Seller before taking any action in relation to the Third Party Claim;
12.5.2no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Seller;
12.5.3subject to the Seller indemnifying the Purchaser or member of the Purchaser’s Group concerned (on an after-Tax basis) against all reasonable costs and expenses (including legal and professional costs and expenses) that may be

74

incurred thereby, the Purchaser shall, or the Purchaser shall procure that the members of the Purchaser’s Group shall, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim;
12.5.4the Seller shall be entitled at its own cost and expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals;
12.5.5if the Seller sends a notice to the Purchaser pursuant to Clause 12.5.4:
(i)the Purchaser shall, and the Purchaser shall procure that any member of the Purchaser’s Group shall:
(a)give, subject to their being paid all reasonable costs and expenses, all such reasonable information and assistance including (upon reasonable notice by the Seller and during normal business hours) reasonable access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions; and
(b)if the Third Party Claim is wholly rejected by the court or arbitrator, indemnify the Seller against all reasonable costs and expenses (including legal and professional costs and expenses) that the Seller incurs as a result of the Seller assuming conduct of the Third Party Claim; and
(ii)the Seller shall consult with the Purchaser and take reasonable account of the views of the Purchaser before taking any action in relation to the Third Party Claim.
13Confidentiality
13.1Announcements
Other than the Seller Announcement and the Purchaser Announcement, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Purchaser’s Group without the prior written consent of the Seller and the Purchaser. This shall not affect any announcement, communication, or circular required by law or any governmental or regulatory body or the rules of any stock exchange but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other parties (or shall procure that its holding company consults with the other parties) insofar as is reasonably practicable before complying with such an obligation.

75

13.2Confidentiality
13.2.1The Confidentiality Agreement shall cease to have any force or effect from the Put Option Date.
13.2.2Subject to Clauses 13.1 and 13.2.3, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(i)the existence and the provisions of the Transaction Documents and of any agreement entered into pursuant to any of the Transaction Documents;
(ii)the negotiations relating to any of the Transaction Documents;
(iii)(in the case of the Seller) any information relating to the Target Group Companies and the Elephant Group Business following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or
(iv)(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Target Group Companies and the Elephant Group Business.
13.2.3Clause 13.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed;
(ii)the disclosure or use is required to vest the full benefit of this Agreement in any party;
(iii)the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;
(iv)the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;
(v)the disclosure is made to a party to whom assignment is permitted under this Agreement on terms that such assignee undertakes to comply with the provisions of Clause 13.2.2 in respect of such information as if it were a party to the Agreement;
(vi)the disclosure is made to professional advisers or actual or potential financiers of any party on a need to know basis and on terms that such professional advisers or actual or potential financiers undertake to comply with the provisions of Clause 13.2.2 in respect of such information as if they were a party to this Agreement;

76

(vii)the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);
(viii)the disclosure is made on a confidential basis to potential purchasers of all or part of the Seller’s Group or the Purchaser’s Group or to their professional advisers or financiers provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase or for the purposes of considering whether to provide finance in relation to the potential purchase;
(ix)the other parties have given prior written approval to the disclosure or use; or
(x)the information is independently developed after Closing, provided that, prior to disclosure or use of any information pursuant to Clause 13.2.3(i), (ii) or (iii), the party concerned shall, where not prohibited by law, promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to give the context of such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
14Insurance
14.1No cover under Seller’s Group Insurance Policies from Closing
The Purchaser acknowledges and agrees that from the Closing Date:
14.1.1it shall not have and shall not be entitled to (in relation to the Elephant Group Business) and no Target Group Company shall have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Target Group Companies and the Elephant Group Business with effect from the Closing Date;
14.1.2neither the Seller nor any member of the Seller’s Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of any Target Group Company or part of the Elephant Group Business; and
14.1.3no Target Group Company shall make or be entitled to make and they shall not make or be entitled to make or notify a claim under any ‘claims made’ Seller’s Group Insurance Policy in respect of any event, act or omission that occurred prior to the Closing.
14.2Existing claims under Seller’s Group Insurance Policies
With respect to any claim made before the Closing Date by or on behalf of any Target Group Company or in relation to the Elephant Group Business under any Seller’s Group Insurance Policy, if and to the extent that:
14.2.1the Target Group Companies or the Purchaser’s Group have not been indemnified prior to the Closing Date in respect of the Losses in respect of which the claim was made; or

77

14.2.2the Losses in respect of which the claim was made have not been taken into account in (i) the Accounts; or (ii) the Closing Statement and reduced the Working Capital accordingly, the Seller shall use reasonable endeavours after the Closing Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Seller’s Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Target Group Company as soon as practicable after receipt.
15Other Provisions
15.1Further Assurances
Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Sale Securities to the Purchaser and to give any party the full benefit of this Agreement and any Local Transfer Document.
15.2Registered holder of Sale Securities
While it (or another member of the Seller’s Group) remains the registered holder of any Sale Securities after Closing, the Seller shall, and shall procure that each relevant member of the Seller’s Group shall: (i) hold those Sale Securities and all distributions of profits or other assets and all rights arising out of or in connection with those Sale Securities on trust for the Purchaser; (ii) deal with those Sale Securities, distributions, assets and rights, and exercise any rights attached to those Sale Securities, as the Purchaser directs; and (iii) deliver to the Purchaser any notice, letter or other document of any nature whatsoever relating to the Sale Securities as soon as reasonably practicable after receiving it.
15.3Release of Outstanding Claims
15.3.1Without prejudice to any matter specifically agreed in the Transaction Documents, to the extent permitted in accordance with applicable laws, at Closing the Seller shall waive, release and discharge, and shall procure that each member of the Seller’s Group waives, releases and discharges, each Released Person from any and all Outstanding Claims arising on or before Closing which the Seller’s Group has or may at any time have had against any such Released Person.
15.3.2Notwithstanding Clause 15.3.1, to the extent any such Outstanding Claim exists or may exist, the Seller shall not make, and shall procure that no member of the Seller’s Group makes, any such claim against any Released Person.
15.4Whole Agreement
15.4.1The Transaction Documents contain the whole agreement between the parties relating to the sale and purchase of the Sale Securities to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the sale and purchase of the Sale Securities.

78

15.4.2The Purchaser agrees and acknowledges that, in entering into the Transaction Documents, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.
15.4.3Other than as specifically set out in this Agreement, each of the Seller and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in or in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents and each of the parties waives all other rights and remedies (including rights and remedies to claim damages in tort or under statute or civil codes, or to (wholly or partly) rescind, nullify or terminate (whether by court or arbitral order or otherwise) the Transaction Documents) in relation to any such representation, warranty or undertaking.
15.4.4Nothing in this Clause 15.2 excludes or limits any liability for fraud.
15.5Assignment
15.5.1Except as expressly permitted by Clause 15.5.2, no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.
15.5.2Subject to Clause 15.5.4, the Seller may, without the consent of the other parties, assign to a member of the Seller’s Group the benefit of the whole or any part of this Agreement provided that, if the assignee ceases to be a member of the Seller’s Group, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to that party or assign the benefit to another member of the Seller’s Group.
15.5.3Subject to Clause 15.5.5, the Purchaser may, without the consent of the other parties, assign to a member of the Purchaser’s Group the benefit of the whole or any part of this Agreement provided that, if the assignee ceases to be a member of the Purchaser’s Group, it shall, before ceasing to be so, assign the benefit, so far as assigned to it, back to that party, or assign the benefit to another member of the Purchaser’s Group.
15.5.4Subject to Clause 15.5.5, the Purchaser may grant security over any of its rights under this Agreement, or assign any of those rights by way of security, provided, in each case that the Seller’s liabilities and obligations under this Agreement and the other Transaction Documents shall not be increased as a result of such assignment, to any financial institution for the purposes of the Purchaser obtaining debt financing in relation to the operation of the Elephant Group Business following Closing.
15.5.5Any assignee pursuant to Clause 15.5.2 and/or Clause 15.5.4 shall not be entitled to receive under this Agreement any greater amount than that to which the assigning party would have been entitled.
15.6Third Party Rights
15.6.1A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except if and to the extent set out in this Clause 15.6.

79

15.6.2An assignee pursuant to Clause 15.5.2 and/or Clause 15.4.4 may enforce and rely on this Agreement as if it were a party.
15.6.3Any Released Person may enforce the provisions of Clause 15.2 if it has first obtained the Purchaser’s written consent to do so.
15.7Effect of Closing
Any provision of this Agreement, if and to the extent that it has not been performed by Closing, shall not be extinguished or affected by Closing.
15.8Variation or waiver
15.8.1No variation of this Agreement shall be effective unless in writing (which, for this purpose, does not include email) and signed by, or on behalf of, each of the parties. The expression ‘variation’ includes any variation, supplement, deletion or replacement however effected.
15.8.2No waiver of any right or remedy provided by this Agreement or by law shall be effective unless it is in writing (which, for this purpose, does not include email) and signed by, or on behalf of, the party granting it.
15.8.3Unless this Agreement expressly provides otherwise, the failure to exercise, or delay in exercising, any right or remedy provided by this Agreement or by applicable law does not:
(i)constitute a waiver of that right or remedy;
(ii)restrict any further exercise of that right or remedy; or
(iii)affect any other rights or remedies.
15.8.4A single or partial exercise of any right or remedy does not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.
15.9Method of Payment and Set Off
15.9.1Except as set out in Clause 15.9.2, payments pursuant to this Agreement and the Local Transfer Documents shall be settled by payments between the Seller, for itself and on behalf of the Relevant Sellers, and the Purchaser.
15.9.2Any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that payments due between the Seller and the Purchaser pursuant to Clause 7.3 may be set off against each other to produce a net sum.
15.9.3Any payments pursuant to this Agreement shall be effected by crediting for same-day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected on or before the due date for payment.
15.9.4Payment of a sum in accordance with this Clause 15.9 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such

80

payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.
15.10Costs
Other than as specifically set out in this Agreement:
15.10.1the Seller shall bear all costs incurred by it in connection with the preparation and negotiation of, and the entry into, this Agreement, the Put Option, the Local Transfer Documents and the sale of the Sale Securities; and
15.10.2the Purchaser shall bear all such costs incurred by it in connection with the preparation and negotiation of, and the entry into, this Agreement, the Put Option, the Local Transfer Documents and the purchase of the Sale Securities.
15.11Notarial Fees, Registration, Stamp, Transfer Taxes and Duties
15.11.1The Purchaser shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement (other than any transfer pursuant to Clause 8.5.3). The Purchaser shall arrange the payment of such fees, taxes and duties, including (subject to Clause 15.11.2) fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment (including but not limited to procuring that German NewCo makes a timely and correct reversal application pursuant to section 16 of the German Real Estate Transfer Tax Act (Grunderwerbssteuergesetz) in respect of Closing).
15.11.2Within 14 days of the German Transfer Agreement having been executed, the Purchaser shall, and the Seller shall procure that the Relevant Sellers shall, each file with the Germany Tax Authority a correct and complete German real estate transfer tax notification notifying the competent tax office of the signing of the German Transfer Agreement. The Seller shall provide all information reasonably required by the Purchaser in order to comply with its obligations under this Clause 15.11.2 and for the Purchaser to arrange (in accordance with Clause 15.11.1) the timely and correct filing by German NewCo after Closing of a reversal pursuant to section 16 of the German Real Estate Transfer Tax Act (Grunderwerbssteuergesetz).
15.11.3Subject to Clause 15.11.4, the Seller shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions in connection with the Hive-Down.
15.11.4The Seller and the Purchaser shall each bear 50 per cent. of any German real estate transfer tax arising in respect of the Hive-Down (the “Shared RETT”) and shall indemnify the other for any Losses incurred by such other party and its Affiliates as a result of the breach of the foregoing. The Seller and the Purchaser shall cooperate in good faith between the date of this Agreement and Closing to ensure that this allocation of liability is reflected in the Hive-Down Agreement in respect of German NewCo and discharged accordingly. Save for Clauses 11.1.1(i), 11.5, 11.6, 11.13.1 and 11.14 to 11.16 (inclusive), Clause 11 shall not apply to Clauses 15.11.3 or 15.11.4.

81

15.11.5The Seller shall be solely responsible for dealing with the German Tax Authorities in all matters relating to the Shared RETT (other than the Purchaser’s obligation to pay or procure the payment of 50 per cent. of the Shared RETT), including, without limitation, any correspondence, enquiry, dispute, audit, negotiation or settlement involving the German Tax Authority in relation to the Shared RETT. The Seller shall use reasonable endeavours to inform the Purchaser regularly about all matters relating to the Shared RETT.
15.12Interest
If a party defaults in the payment when due of any sum payable under this Agreement or the Local Transfer Documents, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 4 per cent. above the Bank of England’s Bank Rate as published by the Bank of England from time to time. Such interest shall accrue from day to day.
15.13Grossing-up
15.13.1All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever, save only as may be permitted by Clause 15.9.2 or required by law. If any deductions or withholdings are required by law, the payer shall account to the relevant Tax Authority for the amount so required to be deducted or withheld and, except:
(i)in the case of the Consideration payable under Clause 3.1 or amounts payable under Clause 8.8.2, in each case where the deduction or withholding is not a Payer-Linked Deduction;
(ii)in the case of any amount payable under Clauses 4.3.3, 4.3.4, 5.12, 6.8.1, 6.8.2, 8.1.2 and 9.2; or
(iii)in the case of interest payable under Clause 15.12,
the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that, if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement, or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated, then the liability of the other party under this Clause 15.13.1 shall be limited to that (if any) which it would have been had no such transfer or change taken place.
For the purposes of this Clause 15.13, a “Payer-Linked Deduction” means any deduction or withholding imposed on the Consideration payable under Clause 3.1 (or any part thereof) which would not have arisen but for a connection of the payer with the jurisdiction imposing it.
15.13.2The recipient or expected recipient of an amount paid under this Agreement (or any affiliate of or person with an interest in such recipient) shall use reasonable endeavours to claim from the appropriate Tax Authority any exemption, rate

82

reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to Clause 15.13.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.
15.13.3If the recipient of a payment made under this Agreement (or any affiliate of or person with an interest in such recipient) obtains a refund of or obtains and utilises a credit for any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid pursuant to Clause 15.13.1 as the recipient of the payment certifies to the payer will leave it (together with any affiliate of or person with an interest in it) (after such reimbursement) in no better and no worse position than would have arisen if the payer had not been required to make such deduction or withholding.
15.13.4Where any payment is made or to be made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (which, for the avoidance of doubt, shall not include Clauses 4.3.3, 4.3.4, 5.12, 6.8.1, 6.8.2, 8.1.2, 8.4.2, 8.5.3 or 9.2, any reimbursement made pursuant to Clause 15.13.3 or any amount by or on behalf of the Seller or the French Seller to the Purchaser in respect of the French Shares), then the sum payable shall be adjusted to such sum as will ensure that, after payment of any Taxation charged on such sum in the hands of the recipient (including any Taxation which would have been charged in the absence of any Reliefs, provided, where the recipient is the Purchaser, such Reliefs are Purchaser’s Reliefs), the recipient is left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation (after giving credit for any Tax relief that is or will be available to the recipient in respect of the matter giving rise to the payment that can be used in the same or next accounting period) provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement, or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated, then the liability of the other party under this Clause 15.13.4 shall be limited to that (if any) which it would have been had no such transfer or change taken place.
15.13.5Clause 15.13.4 shall not apply:
(i)to Taxation attributable to a payment being properly treated as an adjustment to the Consideration for the Sale Securities under the terms of this Agreement; or
(ii)if and to the extent that the amount of the indemnity, compensation or reimbursement payment has already been adjusted to take account of the Taxation that is or will be charged on receipt or relief that is or will be available in respect of the matter giving rise to the payment.
15.13.6Clause 15.13.4 shall apply (for the avoidance of doubt), subject to the exclusions in Clause 15.13.5, to any amount deducted, withheld, set off or counterclaimed as

83

contemplated by Clause 15.13.1 as it applies in respect of sums paid to the person entitled.
15.13.7For the avoidance of doubt, references in this Agreement (other than in Clauses 15.13.1, 15.13.4 and 15.13.5) to the amount of a payment under this Agreement (or any Clause of it) or similar expressions include any amount by which such payment was increased or supplemented pursuant to this Clause 15.13.
15.14VAT
15.14.1Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable.
15.14.2Subject to Clauses 4.3.3, 4.3.4, 6.8.1, 6.8.2 and 8.1.2, if any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i) above, in addition to that payment the payer shall pay to the recipient any VAT due.
15.15Notices
15.15.1Subject to Clause 15.15.7, any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)in writing in English; and
(ii)delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.
15.15.2A Notice to the Seller shall be sent to such party at the following address, or to such other person or address as the Seller may notify to the Purchaser from time to time:
LyondellBasell
2800 Post Oak Boulevard
Suite 5100
Houston, Texas 77056
United States of America
E-mail: [omitted]
Attention: Alex Stein, VP Global Head of M&A
with a copy (which shall not constitute a Notice) to:
Linklaters LLP
One Silk Street, London EC2Y 8HQ
United Kingdom
Attention: Chris Staples, Partner and Namrata Shah, Partner
E-mail: [omitted] and [omitted]

84

15.15.3A Notice to the Purchaser shall be sent to such party at the following address, or to such other person or address as the Purchaser may notify to the Seller from time to time:
Strawinskylaan 1647
WTC, Tower 7, 16th Floor
1077XX Amsterdam
The Netherlands
E-mail: [omitted]
Attention: Ralph Westphal
with a copy (which shall not constitute a Notice) to:
Noerr Partnerschaftsgesellschaft mbB
Brienner Str. 28
80333 Munich
Germany
Attention Dr. Christoph Thiermann, Partner and Daniel Prexler, Associated Partner
E-mail: [omitted] and [omitted]
15.15.4Subject to Clause 15.15.5, a Notice shall be effective upon receipt and shall be deemed to have been received:
(i)at the time recorded by the delivery company, in the case of recorded delivery;
(ii)at the time of delivery, if delivered by hand or by courier; or
(iii)at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.
15.15.5A Notice that is deemed by Clause 15.15.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.
15.15.6For the purposes of this Clause 15.15, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.
15.15.7E-mail is not permitted for any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement or any Local Transfer Document.
15.16Invalidity
15.16.1If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

85

15.16.2If and to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.16.1, then such provision or part of it shall, if and to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.16.1, not be affected.
15.17Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.
15.18Arbitration
Subject to Clause 7, any dispute arising out of or connected with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or this Clause 15.18 or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration with the seat (or legal place) in London conducted in English by three arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”), save that unless the parties agree otherwise:
15.18.1the third arbitrator, who shall act as the presiding arbitrator of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If the third arbitrator is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, the third arbitrator shall be chosen by the LCIA; and
15.18.2no party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute.
15.19Governing Law and Submission to Jurisdiction
15.19.1This Agreement and any non-contractual obligations arising out of it or in connection with it shall be governed by English law.
15.19.2Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 15.18, including if necessary the grant of interlocutory relief pending the outcome of that process.
15.20Appointment of Process Agent
15.20.1The Purchaser hereby irrevocably appoints Noerr Partnerschaftsgesellschaft mbB of Tower 42, Level 40, 25 Old Broad Street, London EC2N 1HQ as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.
15.20.2The Seller hereby irrevocably appoints LyondellBasell Industries N.V. of One Vine Street, 4th Floor, Mayfair, London W1J 0AH, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in

86

connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.
15.20.3The parties shall inform the other party in writing of any change of address of such process agent within 14 days of such change.
15.20.4If such process agent ceases to be able to act as such or to have an address in England, the relevant party irrevocably agrees to appoint a new process agent in England that is acceptable to the other party and to deliver to the other party within 14 days a copy of a written acceptance of appointment by the process agent.
15.20.5Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.
15.21Dutch Notary
The Seller and the Purchaser acknowledge that they are each aware that the Dutch Notary holds office with the Seller’s Lawyers and hereby each acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie) and explicitly agree and acknowledge that:
15.21.1the Seller’s Lawyers may advise and act on behalf of the Seller and the Relevant Sellers with respect to the Transaction Documents and any agreements or any disputes related to or resulting from the transactions described in this Agreement, the Local Transfer Documents (including the Dutch Transfer Deed) and any agreements or any disputes related thereto; and
15.21.2the Dutch Notary shall execute the Dutch Transfer Deed pursuant to which all the issued shares in the capital of the Dutch NewCo will be transferred and the Dutch Notary will act as civil law notary on behalf of the Seller (partijnotaris).

87

This Agreement has been duly entered into on the date shown at the beginning.

SIGNED by Jim Guilfoyle on behalf of LyondellBasell Industries Holdings B.V.:	}	/s/ Jim Guilfoyle
Signature

SIGNED by Ralph Westphal on behalf of AEQ Amethyst B.V.:	}	/s/ Ralph Westphal
Signature

88

Schedule 1
Information about the Sale Securities

[Intentionally Omitted]

89

Schedule 2
The French Subsidiaries and the Joint Ventures

[Intentionally Omitted]

90

Schedule 3
The Business Properties

[Intentionally Omitted]

91

Schedule 4
Seller Retirement Benefit Arrangements
[Intentionally Omitted]

92

Schedule 5
Closing Obligations
[Intentionally Omitted]

93

Schedule 6
Closing Statement
[Intentionally Omitted]

94

Schedule 7
Seller’s Warranties
1General
1.1Authority and Capacity
1.1.1Each of the Seller and each other member of the Seller’s Group who is party to a Transaction Document is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.
1.1.2Each of the Seller and each other member of the Seller’s Group who is party to a Transaction Document has the legal right and full power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by it.
1.1.3The documents referred to in paragraph 1.1.2 above will, when executed, constitute valid and binding obligations on the Seller and the relevant member of the Seller’s Group (as applicable), in accordance with their respective terms.
1.1.4Each of the Seller and each other member of the Seller’s Group who is party to a Transaction Document has taken or will take all corporate action required by it to authorise it to enter into and to perform this Agreement and the other Transaction Documents to be executed by it.
1.1.5So far as the Warrantor is aware, the execution by each of the Seller and the relevant members of the Seller’s Group of their obligations under this Agreement and the other Transaction Documents to be executed by them, and the performance of their obligations under them, will not:
(i)result in a material breach of any provision of their constitutional documents;
(ii)result in a material breach of, or constitute a material default under, any material agreement, licence or other instrument to which they are a party or by which they are bound and where such breach or default is material to their ability to perform under such documents; or
(iii)result in a material breach of any existing order, judgment or decree of any court, governmental agency or regulatory body by which they are bound and where such breach is material to their ability to perform under such documents.
1.2Insolvency etc.
1.2.1No Relevant Seller is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.
1.2.2There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Relevant Seller.
1.2.3So far as the Warrantor is aware, no steps have been taken to enforce any security over any of the Elephant Assets or the assets of the French Subsidiaries or any other assets of the members of the Seller’s Group or the Target Group Companies

95

which may adversely affect the ability of the members of the Seller’s Group or the Target Group Companies to comply with the Transaction Documents.
2The Sale Securities and the Target Group Companies
As at the Closing Date:
2.1the Relevant Sellers directly or indirectly:
2.1.1are the sole legal and beneficial owners of the relevant Sale Securities; and
2.1.2have the right to exercise all voting and other rights over the relevant Sale Securities;
2.2Compagnie de Distribution des Hydrocarbures:
2.2.1is the sole legal and beneficial owner of 30,006 shares in Société des Stockages Petroliers du Rhône S.A. (the “French JV”); and
2.2.2has the right to exercise all voting and other rights over such shares in the French JV;
2.3the New Entities are the legal and beneficial owners of the Joint Venture Interests;
2.4the Shares, directly or indirectly, comprise the whole of the issued and allotted share capital of the New Entities and the French Shares, have been properly and validly issued and allotted and are each fully paid and have not been repaid;
2.5each of the New Entities is validly existing and is duly incorporated under the law of its jurisdiction of incorporation;
2.6no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share capital or any other security giving rise to a right over the capital of any Target Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption);
2.7there are no Encumbrances on the Sale Securities;
2.8the particulars contained in paragraph 1 of Schedule 2 are true and accurate;
2.9other than as set out in Schedule 2, none of the French Subsidiaries, directly or indirectly, holds any shares or partnership interests in any other legal entity; and
2.10so far as the Seller is aware, the particulars contained in paragraph 2 of Schedule 2 are true and accurate.
3Books and Records
3.1The articles of association available at folders 1.2.1.1.2.1, 1.2.1.2.1.1. 1.2.1.3.1.1 and 1.2.1.4.1.1 of the Data Room are true and accurate copies of the articles of association of the French Subsidiaries.
3.2The registers, statutory books, books of account and other records of the Elephant Entities which are required to be maintained under applicable law:
3.2.1are up-to-date;

96

3.2.2are maintained in accordance with applicable law; and
3.2.3contain complete and accurate records of all matters required to be dealt with in such books and records, in each case, in all material respects.
3.3All registers, books and records referred to in paragraph 3.1 above are in the possession (or under the control) of the relevant Elephant Entity and no notice or allegation that any of such registers, books and records is incorrect or should be rectified has been received and not actioned.
4Accounts
4.1Latest Accounts
The Accounts fairly present in all material respects the financial position of the Elephant Hive-Down Business as at the Accounts Date.
4.2French Accounts
The French Accounts:
4.2.1have been prepared in accordance with French GAAP; and
4.2.2fairly present in all material respects the financial position of the French Subsidiaries (as the case may be) as at the French Accounts Date.
5Assets
5.1Real Estate
5.1.1The Business Properties
(i)The Business Properties comprise all of the premises and land owned, controlled, occupied or otherwise used by the Relevant Elephant Entities (in connection with the Elephant Hive-Down Business) and/or the French Subsidiaries (in connection with the business of the French Subsidiaries).
(ii)The information relating to the Business Properties set out in Schedule 3 is true and accurate in all material respects.
5.1.2Title
In relation to each Business Freehold Property, so far as the Warrantor is aware:
(i)the member of the Seller’s Group named in Schedule 3 as owner of the property is the legal and beneficial owner of the whole of the Business Freehold Property;
(ii)there are no subsisting agreements for the transfer or disposal of the Business Freehold Property or any part of it, nor any subsisting options or rights of pre-emption or first refusal affecting the Business Freehold Property or any part of it; and
(iii)there are no mortgages, charges, debentures or other security interests in or over the Business Freehold Property.

97

5.1.3In respect of each Business Leasehold Property:
(i)the requisite details have been completed in Part 2 of Schedule 3; and
(ii)so far as the Warrantor is aware, no member of the Seller’s Group has received any subsisting written notice alleging a material breach on the part of the tenant of any covenants, conditions and agreements contained in the relevant leases.
5.1.4Where any Business Property is subject to any lease or licence for the benefit of any person:
(i)the requisite details have been completed in Part 3 of Schedule 3; and
(ii)so far as the Warrantor is aware, no Elephant Entity has received or served any subsisting written notice alleging a material breach of any covenants, conditions and agreements contained in any such leases or licences.
5.2Ownership of Assets
All of the assets that are material to the Elephant Group Business, other than the Business Properties and Intellectual Property Rights, and excepting rights and retention of title arrangements arising by operation of law in the ordinary course of business:
5.2.1will, on Closing, be legally and beneficially owned by the Target Group Companies; and
5.2.2will, where capable of possession, be in the possession or under the control of the Target Group Companies.
5.3Sufficiency of Assets
So far as the Warrantor is aware, the property, rights and assets (including Intellectual Property Rights) held, owned or to be held or owned by the Target Group Companies on Closing together with the rights and services to be provided in the Transitional Services Agreement, and the licences of Intellectual Property Rights granted under this Agreement and the Transitional Trade Mark Licence, comprise all the material property, rights and assets necessary or convenient for the carrying on of the Elephant Group Business substantially in the manner in, and to the extent to, which it is conducted on the Put Option Date.
6Intellectual Property Rights and Information Technology
6.1Definitions
For the purposes of this paragraph 6:
“Business IT” means all Information Technology which is owned or primarily used by any Elephant Entity (in relation to the Elephant Group Business), other than Information Technology which is immaterial to the business of the Elephant Entities.
6.2Intellectual Property Rights
6.2.1Details of all licences of Intellectual Property Rights granted to or by any French Subsidiary, or which are to be assigned or transferred to a New Entity in connection with the Hive-Down, and that are material to the Elephant Group Business are disclosed in the Data Room, and in respect of each such licence:

98

(i)it is in full force and effect, with no written notice having been given by any party to terminate it; and
(ii)so far as the Warrantor is aware, the obligations of all parties thereto are being complied with in all material respects.
6.2.2No member of the Seller’s Group has, in the two years prior to the Put Option Date, received a written notice alleging that the operations or products or services of the Elephant Group Business infringe or misuse the Intellectual Property Rights of a third party, and, so far as the Warrantor is aware, no current operations or products or services of the Elephant Group Business infringe or misuse any Intellectual Property Rights of any third party.
6.3Information Technology
6.3.1So far as the Warrantor is aware, in the last 12 months, there have been:
(i)no breakdowns of the Business IT; and
(ii)no security breaches affecting any Business IT or any unauthorised disclosures of data, which, in each case, have had a material adverse effect on the business of the Elephant Entities.
6.4Data Protection
6.4.1So far as the Warrantor is aware, in the last 12 months:
(i)each Elephant Entity has complied with all material and applicable requirements of the Data Protection Legislation; and
(ii)no Data Protection Authority has taken enforcement action against any Elephant Entity.
7Contracts
7.1Contracts
None of the Elephant Entities is a party to or subject to any material contract, transaction, arrangement, understanding or obligation (other than in relation to any Business Property, any Intellectual Property Rights, or any contract of employment) that is material to the Elephant Group Business which:
7.1.1is not in the ordinary and usual course of business;
7.1.2is not wholly on an arm’s length basis; and
7.1.3has an unexpired term or likely duration of 5 years or more.
7.2Agreements with Connected Parties
7.2.1In respect of the Elephant Group Business, there are no existing contracts with a value in excess of €1,000,000 per annum between, on the one hand, the Elephant Entities and, on the other hand, any person who is or was a shareholder of the Elephant Entities, other than on normal commercial terms in the ordinary and usual course of business or as contemplated by the Transaction Documents.

99

7.2.2No Elephant Entity is a party to any contract in relation to the Elephant Group Business with a value in excess of €1,000,000 per annum with any Employee or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business or as contemplated by the Transaction Documents.
7.2.3Except for the licences of Intellectual Property Rights listed in Schedule 13 and the agreements listed in Schedule 21, there are no agreements between any of the Target Group Companies or the Joint Venture Companies on the one hand and any member of the Seller’s Group (other than any Target Group Company) on the other hand.
8Employees and Employee Benefits
In this paragraph 8, references to a Senior Employee mean a Senior Employee at the Put Option Date.
8.1Employees and Terms of Employment
8.1.1Folder 10 of the Data Room contains details of:
(i)the total number of Employees;
(ii)the salary and other benefits, period of continuous employment, location, grade and age of each Senior Employee;
(iii)the contract of employment of each Senior Employee; and
(iv)the standard terms and conditions of each grade or category of Employee.
8.1.2Disclosed in the Data Room are copies of the rules relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements, in respect of which any Employees have outstanding interests/entitlements.
8.2Termination of Employment
No Senior Employee has given or received notice to terminate their employment.
8.3Trade Unions, Works Councils and Employee Representative Bodies
Folder 10 of the Data Room contains details of:
8.3.1all works councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and consulted on matters which affect the Employees; and
8.3.2all union recognition agreements, collective agreements, information and consultation agreements, works council and European Works Council agreements (other than national collective bargaining agreements or industry-wide collective agreements) between the Elephant Entities and such bodies (other than national collective bargaining agreements or industry-wide collective agreements) relevant to the Employees.

100

8.4Industrial Disputes
No Elephant Entity is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance to the Elephant Group Business with any trade union or other body representing the Employees.
8.5Pensions
8.5.1Other than any mandatory state arrangements, the Seller Retirement Benefit Arrangements are the only schemes to which the Seller’s Group makes or could become liable to make payments for providing retirement, death, disability or life assurance benefits in respect of the Employees.
8.5.2The Seller Retirement Benefit Arrangements have formal approval or qualification by, and/or due registration with, the appropriate Tax Authorities in the relevant state or jurisdiction in order to obtain Tax exemption (or partial Tax exemption) on contributions, benefits and/or investments.
8.5.3The Data Room contains material particulars of the Seller Retirement Benefit Arrangements.
8.5.4So far as the Warrantor is aware, the Seller Retirement Benefit Arrangements have been managed in compliance with their governing documents and applicable law in all material respects, and each relevant employer has complied with its obligations in relation to the provision of retirement benefits in respect of its Employees.
8.5.5All contributions, premiums and other amounts due and payable from each relevant employer in relation to the Seller Retirement Benefit Arrangements have been paid in full on the due dates for such payments.
8.5.6There are no current disputes concerning the Seller Retirement Benefit Arrangements in respect of Employees.
9Legal Compliance
9.1Licences and Consents
9.1.1All licences, consents and authorisations material to the Elephant Group Business have been obtained, are in force and, so far as the Warrantor is aware, are being complied with in all material respects.
9.1.2No written notification has been received by the Elephant Entities in the past two years that any of such licences, consents or authorisations is likely to be suspended, modified or revoked.
9.1.3So far as the Warrantor is aware, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any licence material to the Elephant Group Business.
9.1.4So far as the Warrantor is aware, none of the licences material to the Elephant Group Business have been breached or are likely to be suspended or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

101

9.2Compliance with Laws
None of the Elephant Entities has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law, bye-law or regulation, or requiring it to take or omit any action which in any case has had a material adverse effect on the Elephant Group Business.
10Environment
10.1For the purposes of this paragraph 10:
“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by any of those media, including man and their property;
“Environmental Authority” means any agency, authority, executive body, commission or government department with authority and/or powers under Environmental Law;
“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions applicable to the Elephant Entities and in force in the relevant jurisdictions on the Put Option Date whose purpose is to protect the Environment or worker health and safety, or prevent pollution of the Environment, or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transportation or handling of Hazardous Substances, and all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith if and to the extent that the same have force of law as at the Put Option Date;
“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law for the relevant Business Property and/or the Elephant Group Business;
“Hazardous Substance” means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment; and
“Relevant Period” means the period commencing two years before, and ending on, the Put Option Date.
10.2So far as the Warrantor is aware, each Elephant Entity is conducting, and during the Relevant Period has conducted, the Elephant Group Business in material compliance with Environmental Law.
10.3All Environmental Permits which are material to the Elephant Group Business as at the Put Option Date:
10.3.1have been obtained;
10.3.2are in force; and

102

10.3.3so far as the Warrantor is aware, have been complied with in all material respects during the Relevant Period.
10.4None of the Elephant Entities have received any written notice during the Relevant Period that either (i) an Environmental Authority is intending to revoke, suspend, materially vary or limit any Environmental Permit material to the Elephant Group Business; or (ii) any material amendment to any Environmental Permit material to the Elephant Group Business is required to enable the continued operation of the Elephant Group Business.
10.5None of the Elephant Entities have received any written notice during the Relevant Period of any material civil, criminal, regulatory or administrative action, claim or investigation, proceeding or suit issued under or relating to Environmental Law or any Environmental Permit required for the Elephant Group Business which has not been discharged, determined, settled or satisfied (as applicable) in all material respects during the Relevant Period.
11Litigation
11.1Current Proceedings
None of the Elephant Entities is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which has a dispute value in excess of €1,000,000.
11.2Pending or Threatened Proceedings
So far as the Warrantor is aware, no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration which has a dispute value in excess of €1,000,000 is pending or threatened by or against any Elephant Entity.
12Insurance
12.1Particulars of Insurances
Summary particulars of the Elephant Entities’ insurance policies material to the Elephant Group Business are disclosed in the Data Room.
12.2Details of Policies
In respect of the insurances referred to in paragraph 12.1 above:
12.2.1all premiums have been duly paid to date; and
12.2.2none of the Elephant Entities has received any notification that such insurances are not valid or enforceable.
12.3Insurance Claims
12.3.1Details of all insurance claims in excess of €1,000,000 made during the past three years are contained in folder 6.2.2 of the Data Room.
12.3.2No insurance claim in excess of €1,000,000 is outstanding.

103

13Tax
13.1Each Target Group Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in relation to Tax.
13.2All material returns, computations, notices, records and information required by law to be kept, made or given by a Target Group Company for any Tax purpose have been kept, made or given within the requisite periods and on a proper basis and are up-to-date and correct.
13.3So far as the Seller is aware, each Target Group Company has duly and punctually paid all material Tax which it has become liable to pay, without incurring any material penalty or interest.
13.4No Target Group Company is involved or, so far as the Seller is aware, is likely to become involved in any investigation or enquiry by or any dispute with any Tax Authority of material importance, nor has been so in the six years prior to the date of this Agreement.
13.5Each Target Group Company has been resident for Tax purposes in its place of incorporation and nowhere else at all times since its incorporation.
13.6No Target Group Company has ever paid Tax on income, profits or gains to any Tax Authority outside its place of incorporation and no Target Group Company has made an election for the profits of any permanent establishment to be outside the scope of tax in its jurisdiction of tax residence.
14Important Business Issues Since the Accounts Date
Since the Accounts Date, there has been no material adverse change in the financial or trading position of the Elephant Group Business (other than any change affecting or likely to affect all companies carrying on business in similar countries in which each of the Elephant Entities carries on business).

104

Schedule 8
Warranties given by the Purchaser
1Authority and Capacity
1.1Incorporation
The Purchaser is validly existing and is a company duly incorporated under the laws of Germany.
1.2Authority to enter into Transaction Documents
1.2.1The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by it.
1.2.2The documents referred to in paragraph 1.2.1 above will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.
1.3Authorisation
The Purchaser has taken all corporate action required by it to authorise it to enter into and perform this Agreement and the other Transaction Documents to be executed by it.
2Financing
At the relevant time for payment, subject to the terms of the Equity Commitment Letter, the Purchaser will be able to pay the Consideration and the Purchaser Contribution from its existing banking facilities and available cash.
3No Breach
The execution by the Purchaser of its obligations under this Agreement and the other Transaction Documents to be executed by it, and the performance of its obligations under them, will not result in a:
3.1.1breach of any provision of its constitutional documents;
3.1.2breach of, or constitute a default under, any agreement, licence or other instrument to which it is a party or by which it is bound and where such breach or default is material to its ability to perform under such documents; or
3.1.3breach of any existing order, judgment or decree of any court, governmental agency or regulatory body by which it is bound and where such breach is material to its ability to perform under such documents.
4Insolvency etc.
4.1.1The Purchaser is not insolvent under the laws of its jurisdiction or unable to pay its debts as they fall due.
4.1.2There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Purchaser’s Group and no events have occurred which, under applicable laws, would justify such proceedings.

105

4.1.3No steps have been taken to enforce any security over any assets of any member of the Purchaser’s Group which may adversely affect the ability of the Purchaser to comply with the Transaction Documents and no event has occurred to give the right to enforce such security.

106

Schedule 9
Tax
[Intentionally Omitted]

107

Schedule 10
Earn Out
Part 1 – Tranche A Earn Out Amount
1Calculation of Tranche A Earn Out Amount
1.1Subject to paragraph 1.2 below, the Tranche A Earn Out Amount (if any) will be calculated for each Earn Out Period in accordance with the following formula:
Tranche A Earn Out Amount = 25 per cent. of any Cumulative EBITDA above the corresponding Cumulative EBITDA Low End Threshold (as indicated in the table in paragraph 1.3 below and subject to the Tranche A Late Closing Adjustment)
provided that where:
1.1.1Closing occurs on or after the first Closing Business Day in February 2026, the Cumulative Free Cash Flow Threshold figure for the 2026 Earn Out Period and the Cumulative EBITDA Low End Threshold figures for each of the Earn Out Periods set out in columns 3 and 5 respectively of the table in paragraph 1.3 below shall be reduced by an amount equal to (being the “Tranche A Late Closing Adjustment”);
(i)in the case of the Cumulative Free Cash Flow Threshold for the 2026 Earn Out Period, the number of whole calendar months elapsed in the year 2026 prior to the Closing Date occurring divided by 12 and multiplied by the Cumulative Free Cash Flow Threshold for the 2026 Earn Out Period set out in the table in paragraph 1.3; and
(ii)in the case of the Cumulative EBITDA Low End Thresholds, the number of whole calendar months elapsed in the year 2026 prior to the Closing Date occurring divided by 12 and multiplied by the Cumulative EBITDA Low End Threshold for the 2026 Earn Out Period set out in the table in paragraph 1.3;
1.1.2the Cumulative Free Cash Flow for the relevant Earn Out Period is less than the Cumulative Free Cash Flow Threshold, the Tranche A Earn Out Payment for that Earn Out Period shall be zero; and
1.1.3the Cumulative EBITDA for the relevant Earn Out Period is more than the corresponding Cumulative EBITDA High End Threshold, the Cumulative EBITDA shall be deemed to be an amount equal to the Cumulative EBITDA High End Threshold for the purposes of the above calculation.
1.2The amount payable by the Purchaser to the Seller in respect of the Tranche A Earn Out Amount shall not exceed:
1.2.1€17,500,000, in respect of the 2026 Earn Out Period;
1.2.2€17,500,000, in respect of the 2027 Earn Out Period; and
1.2.3€50,000,000, in aggregate for the 2026 Earn Out Period, 2027 Earn Out Period and 2028 Earn Out Period.

108

1.3

Earn Out Period EUR (€) (1)	Annual Free Cash Flow Threshold (2)	Cumulative Free Cash Flow Threshold (3)	Annual Adjusted EBITDA Threshold (4)	Cumulative EBITDA Low End Threshold (5)	Cumulative EBITDA High End Threshold (6)
2026 Earn Out Period	0	25,000,000	0	110,000,000	180,000,000
2027 Earn Out Period	0	25,000,000	0	330,000,000	470,000,000
2028 Earn Out Period	0	25,000,000	0	450,000,000	650,000,000

109

Part 2 – Tranche B Earn Out Amount
1Calculation of Tranche B Earn Out Amount
1.1Subject to paragraph 1.2 below, the Tranche B Earn Out Amount (if any) will be calculated for each Earn Out Period in accordance with the following:
Tranche B Earn Out Amount = 25 per cent. of any Cumulative EBITDA above the corresponding Cumulative EBITDA Low End Threshold (as indicated in the table in paragraph 1.3 below and subject to the Tranche B Late Closing Adjustment)
provided that where:
1.1.1Closing occurs on or after the first Closing Business Day in February 2026, the Annual Free Cash Flow Threshold for the 2026 Earn Out Period, the Annual Adjusted EBITDA Threshold for the 2026 Earn Out Period and the Cumulative Free Cash Flow Threshold and the Cumulative EBITDA Low End Threshold figures for each of the Earn Out Periods set out in columns 3 and 5 respectively of the table in paragraph 1.3 below shall be reduced by an amount equal to (being the “Tranche B Late Closing Adjustment”);
(i)in the case of the Annual Free Cash Flow Threshold and the Cumulative Free Cash Flow Thresholds, the number of whole calendar months elapsed in the year 2026 prior to the Closing Date occurring divided by 12 and multiplied by the Annual Free Cash Flow Threshold for the 2026 Earn Out Period set out in the table in paragraph 1.3; and
(ii)in the case of the Annual Adjusted EBITDA Threshold for the 2026 Earn Out Period and the Cumulative EBITDA Low End Thresholds, the number of whole calendar months elapsed in the year 2026 prior to the Closing Date occurring divided by 12 and multiplied by the Annual Adjusted EBITDA Threshold for the 2026 Earn Out Period set out in the table in paragraph 1.3;
1.1.2the Annual Free Cash Flow, Cumulative Free Cash Flow or Annual Adjusted EBITDA for the relevant Earn Out Period is less than the Annual Free Cash Flow Threshold, the Cumulative Free Cash Flow Threshold or Annual Adjusted EBITDA Threshold (respectively), the Tranche B Earn Out Amount for that Earn Out Period shall be zero; and
1.1.3the Cumulative EBITDA for the relevant Earn Out Period is more than the corresponding Cumulative EBITDA High End Threshold, the Cumulative EBITDA shall be deemed to be an amount equal to the Cumulative EBITDA High End Threshold for the purposes of the above calculation.
1.2The amount payable by the Purchaser to the Seller in respect of the Tranche B Earn Out Amount shall not exceed:
1.2.1€17,500,000, in respect of the 2026 Earn Out Period;
1.2.2€17,500,000, in respect of the 2027 Earn Out Period; and
1.2.3€50,000,000, in aggregate for the 2026 Earn Out Period, 2027 Earn Out Period and 2028 Earn Out Period.

110

1.3

Earn Out Period EUR (€) (1)	Annual Free Cash Flow Threshold (2)	Cumulative Free Cash Flow Threshold (3)	Annual Adjusted EBITDA Threshold (4)	Cumulative EBITDA Low End Threshold (5)	Cumulative EBITDA High End Threshold (6)
2026 Earn Out Period	35,000,000	0	110,000,000	110,000,000	180,000,000
2027 Earn Out Period	35,000,000	0	220,000,000	330,000,000	470,000,000
2028 Earn Out Period	0	105,000,000	0	450,000,000	650,000,000

111

Schedule 11
Employees
[Intentionally Omitted]

112

Schedule 12
Senior Employees
[Intentionally Omitted]

113

Schedule 13
IPR Licences
[Intentionally Omitted]

114

Schedule 14
Contracts
[Intentionally Omitted]

115

Schedule 15
Separation Plan Principles
[Intentionally Omitted]

116

Schedule 16
Excluded Moveable Assets

[Intentionally Omitted]

117

Schedule 17
Non-Financial Covenants
1Definitions
“Beneficiary Group” means in respect of actions by:
(i)the Purchaser or any Target Group Company (other than the French Subsidiaries), any member of the Purchaser’s Group (other than the Purchaser Elephant Group) or any of the Purchaser’s Group’s Related Persons; and
(ii)any French Subsidiary, any member of the Purchaser’s Group (including the Purchaser Elephant Group, other than any other French Subsidiary) or any of the Purchaser’s Group’s Related Persons;
“Leakage” means any of the following actions by any of the Purchaser Elephant Group:
(i)any dividend or other distribution (whether in cash or in specie) or any return of capital, including (without limitation) by way of reduction of capital, redemption or repurchase of shares or other securities, or any repayment of share or loan capital, in each case whether declared, accrued, paid or made to or for the benefit of any member of the Beneficiary Group;
(ii)any payments made or accrued in respect of advisory fees, supervisory fees, management fees, monitoring fees, royalties or similar payments to or for the benefit of any member of the Beneficiary Group;
(iii)the waiver, forgiveness, release, deferral, reduction, discharge or discount of any amount, liability or obligation owed by any member of the Beneficiary Group;
(iv)any loan made or accrued to or for the benefit of any member of the Beneficiary Group;
(v)any fees, costs or expenses (including professional advisers, consultancy, brokers or similar fees or expenses) incurred or paid to or for the benefit of any member of the Beneficiary Group;
(vi)any liability or obligations assumed or incurred, any indemnity, guarantee or Encumbrance granted by any member of the Beneficiary Group to, on behalf of, in favour of or for the benefit of the Beneficiary Group;
(vii)any disposal of assets or any repayment of debt or claim by any member of the Purchaser Elephant Group to, on behalf of, in favour of, or for the benefit of, any member of the Beneficiary Group;
(viii)any payment, benefit, advantage, gift or other gratuitous payment made or granted by any member of the Purchaser Elephant Group to, on behalf of, in favour of, or to the benefit of, any member of the Beneficiary Group;
(ix)any agreement, arrangement, commitment or resolution of any member of the Purchaser Elephant Group to do any of the things in paragraphs (i) to (viii) above; and
(x)any Tax arising from, or incurred in respect of, any of the matters referred to in paragraphs (i) to (ix) above, other than VAT that is recovered or recoverable by any of the Target Group Companies or any member of the Purchaser’s Group and other

118

than Tax that is withheld from any of the amounts qualifying as Leakage referred to in paragraphs (i) to (ix) above, shall be deemed to be Leakage for all purposes under this Agreement, in each case to the extent incurred or agreed to be incurred during the Non-Financial Covenants Period, but does not include any Permitted Leakage;
“Non-Financial Covenants” means the covenants set out in paragraph 2 of this Schedule 17;
“Non-Financial Covenants Period” means the period between the Closing Date and the third anniversary of the Closing Date;
“Permitted Leakage” means any of the following actions by any of the Purchaser Elephant Group:
(i)the payment of management or similar fees to members of the Purchaser’s Group up to a maximum aggregate amount of €250,000 per month;
(ii)the payment of arm’s length consulting fees for providing consulting services to the Purchaser Elephant Group up to a maximum aggregate amount of €25,000,000 during the Non-Financial Covenants Period, provided that: (i) the total amount paid in such consulting fees in the twelve-month period following the Closing Date shall not exceed €10,000,000; and (ii) no consulting fees shall be incurred or paid in connection with the preparation of the Draft Closing Statement pursuant to Clause 7.1;
(iii)any action or measure necessary to make a payment of the Earn Out Amounts or other payment under this Agreement to the Seller in accordance with the terms of this Agreement; and
(iv)any payments or measures specifically approved by the Seller in writing;
“Purchaser Elephant Group” means the Purchaser and the Target Group Companies; and
“Related Persons” means in relation to a person:
(i)any immediate family member of that person (including parents, children, stepparents, stepchildren, spouses and civil partners), any family trust or trustees of any family trust;
(ii)any employee, director, officer, adviser, consultant or similar in relation to such person;
(iii)any person whose shares are held by a person referenced under paragraph (i) above;
(iv)any person who has appointed a managing or supervisory director in relation to such person; and
(v)any ultimate beneficial owners of such person.

119

2Non-Financial Covenants
2.1Non-Financial Covenants in relation to the Target Group Companies
2.1.1With effect from Closing, the Purchaser shall, and shall procure that the Purchaser’s Group (including the Target Group Companies) and their respective Representatives shall, comply with each of the Non-Financial Covenants during the Non-Financial Covenants Period.
2.1.2Any deviation from the Non-Financial Covenants will only be permitted with the prior written approval of the Seller.
2.1.3In the event that any member of the Purchaser Elephant Group breaches the Non-Financial Covenant pertaining to Leakage in paragraph 3 of this Schedule 17, the Purchaser shall immediately, without any further action or formality being required:
(i)repay the amount of Leakage (the “Repaid Leakage Amount”) that has occurred to the relevant Target Group Company; and
(ii)pay to the relevant Target Group Company an amount equal to 50 per cent. of the Repaid Leakage Amount, without the relevant Target Group Company having to prove any loss or damage, and without prejudice to the right of the relevant Target Group Company to claim for any loss suffered.
2.2Non-Financial Covenants relating to the operations of the Target Group Companies’ business
During the Non-Financial Covenants Period, the Purchaser shall, and shall procure that the Purchaser’s Group shall, ensure that no action is taken which would result in:
2.2.1the total or partial permanent closure of the plant(s) operated by the Target Group Companies other than where the cost of such total or partial permanent closure and all liabilities arising therefrom will be met in full by financial resources available to the relevant Target Group Company or made available to the relevant Target Group Company by the Purchaser; or
2.2.2the transfer or sale of all or a substantial part of any of the assets and/or business of the Target Group Companies other than pursuant to (i) an ordinary course financing transaction (including a sale and lease back arrangement) for the sole benefit of the Target Group Companies, or (ii) a reorganisation of the Purchaser Elephant Group, provided always that such reorganisation is not undertaken to circumvent (or will have the effect of circumventing) any of the restrictions set out in this Schedule 17.
2.3Non-Financial Covenants relating to ownership of the Shares in any of the Target Group Companies
During the Non-Financial Covenants Period, the Purchaser shall not, and shall procure that the Purchaser’s Group shall not:
2.3.1dispose of any of the shares in the Target Group Companies (or any other securities to be issued by the Target Group Companies), other than:
(i)pursuant to any management incentive plans implemented for the benefit of any member of a Target Group Company’s management team for up to 10 per cent. of each Target Group Company’s shares; or

120

(ii)with the Seller’s prior written consent (such consent not to be unreasonably withheld), the sale of up to an aggregate of 30 per cent. direct or indirect interest in any Target Group Company provided always that: (A) the Purchaser retains control over each of the Target Group Companies, and (B) any proceeds of such sale are received by the Purchaser Elephant Group and are subject to the restrictions in this Schedule 17; or
2.3.2more generally, take, or permit the taking of, any action that would result in a transfer of the operation or Control of the Target Group Companies or the business.
3No Leakage Covenant
The Purchaser undertakes and shall procure that each member of the Purchaser’s Group ensures that no Leakage shall occur during the Non-Financial Covenants Period.
4Right to information
4.1Notification of a breach of the Non-Financial Covenants
The Purchaser shall inform the Seller of (i) any breach of a Non-Financial Covenant referred to in paragraph 2 of this Schedule 17 and (ii) any Leakage as soon as possible after becoming aware of such a breach or Leakage by way of a written notice. Such notice shall specify in reasonable detail the legal and factual basis of the breach and, in case of a Leakage, shall set out the Purchaser’s estimate of the amount of Leakage.
4.2Other information rights regarding the Non-Financial Covenants
4.2.1The Purchaser shall provide the Seller such information as the Seller may from time to time reasonably require as to all matters relating to any Non-Financial Covenant, any breach or potential breach of a Non-Financial Covenant or any Leakage or potential Leakage.
4.2.2For the duration of the Non-Financial Covenants Period, the Purchaser shall procure that the Seller is provided with a copy of (i) the quarterly financial statements, and (ii) the annual financial statements, in each case in respect of the Purchaser Elephant Group and within five Business Days of the date on which such financial statements are made available to the Purchaser, provided that the Purchaser shall use reasonable endeavours to ensure such financial statements are prepared promptly following the end of the period to which they relate.
5Indemnity
With effect from Closing, the Purchaser shall indemnify and keep indemnified the Seller (for themselves and on behalf of any member of the Seller’s Group) against any Losses which any member of the Seller’s Group may suffer as a result of any claim or proceeding brought against the Seller’s Group, its directors, officers and/or employees (including any former directors, officers and/or employees of the Seller’s Group at Closing) (including claims in tort or under statute or civil codes) in relation to its ownership of the Elephant Group Business prior to the Closing Date which arises as a result of, in connection with or following the insolvency (including, in respect of the French Subsidiaries only, sauvegarde, sauvegarde accélérée, redressement judiciaire ou liquidation judiciaire) of any Target Group Company during the Non-Financial Covenants Period.

121

Schedule 18
Third Party Consents

[Intentionally Omitted]

122

Schedule 19
Fixed Assets

[Intentionally Omitted]

123

Schedule 20
Form of French CIT Group Exit Agreement

[Intentionally Omitted]

124

Schedule 21
Agreements with Connected Parties
[Intentionally Omitted]

125